Execution Copy

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

By And Between

CAROLINA FINANCIAL CORPORATION

and

FIRST SOUTH BANCORP, INC.

Dated as of

June 9, 2017

TABLE OF CONTENTS

Page

LIST OF EXHIBITS	iv
RECITALS	1
ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER	1
1.1 Merger	1
1.2 Time and Place of Closing	2
1.3 Effective Time	2
1.4 Restructure of Transaction	2
1.5 Bank Merger; Directors and Officers of the Surviving Bank	2
1.6 Tax Treatment of the Merger.	3
ARTICLE 2 TERMS OF MERGER	3
2.1 Articles of Incorporation	3
2.2 Bylaws	4
2.3 Directors and Officers	4
ARTICLE 3 MANNER OF CONVERTING SHARES	4
3.1 Effect on First South Common Stock	4
3.2 Exchange Procedures	5
3.3 Effect on Carolina Financial Common Stock	7
3.4 First South Options	7
3.5 Rights of Former First South Shareholders	8
3.6 Fractional Shares	8
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF FIRST SOUTH	8
4.1 Organization, Standing, and Power	8
4.2 Authority of First South; No Breach by Agreement	9
4.3 Capital Stock	10
4.4 First South Subsidiaries	10
4.5 Exchange Act Filings; Security Offerings; Financial Statements	10
4.6 Absence of Undisclosed Liabilities	12
4.7 Absence of Certain Changes or Events	12
4.8 Tax Matters	12
4.9 Allowance for Possible Loan Losses; Loan and Investment Portfolio, etc.	15
4.10 Assets	16
4.11 Intellectual Property	17
4.12 Environmental Matters	18
4.13 Compliance with Laws	18
4.14 Labor Relations	19
4.15 Employee Benefit Plans	20
4.16 Material Contracts	24
4.17 Privacy of Customer Information	25
4.18 Legal Proceedings	25

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4.19 Reports	25
4.20 Internal Control	25
4.21 Loans to, and Transactions with, Executive Officers and Directors	25
4.22 Approvals	26
4.23 Brokers and Finders; Opinion of Financial Advisor	26
4.24 Board Recommendation	26
4.25 Statements True and Correct	27
4.26 Delivery of First South Disclosure Memorandum	27
4.27 No Additional Representations.	27
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF CAROLINA FINANCIAL	28
5.1 Organization, Standing, and Power	28
5.2 Authority; No Breach by Agreement	28
5.3 Capital Stock	29
5.4 Carolina Financial Subsidiaries	30
5.5 Exchange Act Filings; Offer and Sale of Securities; Financial Statements	30
5.6 Absence of Undisclosed Liabilities	31
5.7 Absence of Certain Changes or Events	31
5.8 Tax Matters	32
5.9 Compliance with Laws	32
5.10 Legal Proceedings	33
5.11 Reports	33
5.12 Internal Control	34
5.13 Approvals	34
5.14 Brokers and Finders; Opinion of Financial Advisor	34
5.15 Certain Actions	34
5.16 Available Consideration	35
5.17 Statements True and Correct	35
5.18 No Additional Representations	35
ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION	36
6.1 Affirmative Covenants of First South and Carolina Financial	36
6.2 Negative Covenants of First South	36
6.3 Adverse Changes in Condition	39
6.4 Reports	39
6.5 Carolina Financial Use and Disclosure of IIPI	40
ARTICLE 7 ADDITIONAL AGREEMENTS	40
7.1 Shareholder Approvals	40
7.2 Securities Act Compliance	41
7.3 Other Offers, etc.	42
7.4 Consents of Regulatory Authorities	43
7.5 Agreement as to Efforts to Consummate	44
7.6 Investigation and Confidentiality	44
7.7 Press Releases	45
7.8 Charter Provisions	45
7.9 Employee Benefits and Contracts	45
7.10 Section 16 Matters	47

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7.11 Indemnification	48
7.12 Tax Covenants of Carolina Financial.	49
ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE	49
8.1 Conditions to Obligations of Each Party	49
8.2 Conditions to Obligations of Carolina Financial	51
8.3 Conditions to Obligations of First South	52
ARTICLE 9 TERMINATION	53
9.1 Termination.	53
9.2 Effect of Termination	54
9.3 Termination Fee	55
9.4 Non-Survival of Representations and Covenants	55
ARTICLE 10 MISCELLANEOUS	55
10.1 Definitions	55
10.2 Expenses	67
10.3 Brokers and Finders	67
10.4 Entire Agreement	67
10.5 Amendments	67
10.6 Waivers	67
10.7 Assignment	68
10.8 Notices	68
10.9 Governing Law; Jurisdiction	69
10.10 Counterparts	69
10.11 Captions; Articles and Sections	69
10.12 Interpretations	69
10.13 Enforcement of Agreement	69
10.14 Severability	70

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LIST OF EXHIBITS

Exhibit	Description

A	Form of Bank Agreement of Merger

B	Form of Non-Employee Director Non-Competition Agreement

C	Form of Shareholder Support Agreement

D	Form of Claims Letter

E	Form of CresCom Bank Merger / Cash Retention Bonus Agreement

F	Form of CresCom Bank Merger / Cash and Stock Retention Bonus Agreement

G	Form of Stock Option Cash-Out Agreement

H	Form of Employment Agreement for Bruce W. Elder

I	Form of Employment Agreement for Cornelius F. Sullivan

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) dated as of June 9, 2017, is by and between Carolina Financial Corporation, a Delaware corporation (“Carolina Financial”), and First South Bancorp, Inc., a Virginia corporation (“First South”). Except as otherwise set forth herein, capitalized and certain other terms used herein shall have the meanings set forth in Section 10.1 of this Agreement.

RECITALS

WHEREAS, the respective Boards of Directors of Carolina Financial and First South have determined that it is in the best interests of their respective companies and shareholders for Carolina Financial to acquire First South pursuant to the terms of this Agreement and have unanimously approved the merger of First South with and into Carolina Financial, with Carolina Financial being the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of First South Common Stock will be converted into the right to receive the Merger Consideration from Carolina Financial;

WHEREAS, the Board of Directors of Carolina Financial has adopted this Agreement, duly authorized the Merger and the other transactions contemplated hereby, and resolved to recommend that Carolina Financial’s stockholders approve this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of First South has adopted this Agreement, duly authorized the Merger and the other transactions contemplated hereby, and resolved to recommend that First South’s shareholders approve this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, it is intended that, immediately following the Merger, or as soon as is practicable thereafter, First South Bank, a North Carolina bank and wholly-owned subsidiary of First South, will be merged with and into CresCom Bank, a South Carolina banking corporation and wholly-owned subsidiary of Carolina Financial, so that CresCom Bank is the surviving bank;

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, Carolina Financial and First South desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration and the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
TRANSACTIONS AND TERMS OF MERGER

1.1	Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, First South shall be merged with and into Carolina Financial pursuant to and with the effect provided in Section 252 of the DGCL and Section 13.1-716 of the VSCA, and Carolina Financial shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. As of the Effective Time, the separate corporate existence of First South shall cease. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Carolina Financial and First South.

1.2	Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 12:01 A.M. Eastern Time on the date that the Effective Time occurs (the “Effective Date”), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3	Effective Time.

      The Merger shall be consummated by filing a Certificate of Merger reflecting the Merger with the Delaware Secretary of State (the “Certificate of Merger”) and Articles of Merger reflecting the Merger with the Virginia State Corporation Commission (the “Articles of Merger”). The Merger shall become effective (the “Effective Time”) when the Certificate of Merger and Articles of Merger have been filed or at such later time as may be mutually agreed upon by Carolina Financial and First South and specified in the Certificate of Merger and Articles of Merger. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within 10 business days after the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of First South approve this Agreement; and (iii) the date on which the stockholders of Carolina Financial approve this Agreement.

1.4	Restructure of Transaction.

Carolina Financial shall have the right to revise the structure of the Merger contemplated by this Agreement by merging First South with and into a wholly-owned subsidiary of Carolina Financial, provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the holders of shares of First South Common Stock are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Merger, or (iii) imposes any less favorable terms or conditions on First South or First South Bank. In such event, Carolina Financial will give written notice to First South in the manner provided in Section 10.8, which notice shall be in the form of an amendment to this Agreement, in the form of a proposed amendment to this Agreement, or in the form of an Amended and Restated Agreement and Plan of Merger and Reorganization, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change.

1.5	Bank Merger; Directors and Officers of the Surviving Bank.

(a)                Concurrently with or as soon as practicable after the execution and delivery of this Agreement, CresCom Bank and First South Bank shall enter into the Bank Agreement of Merger, in the form attached hereto as Exhibit A, with such changes thereto as Carolina Financial and First South mutually agree to, pursuant to which First South Bank will merge with and into CresCom Bank (the “Bank Merger”), with CresCom Bank as the surviving institution (the “Surviving Bank”). The Parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

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(b)                The Bank Agreement of Merger shall provide that the Articles of Incorporation and Bylaws of the Surviving Bank shall be the Articles of Incorporation and Bylaws of CresCom Bank as in effect immediately prior to the Bank Merger until otherwise duly amended or repealed.

(c)                The Bank Agreement of Merger shall provide that the directors of the Surviving Bank shall be the directors of CresCom Bank serving immediately prior to the Bank Merger from and after the effective time of the Bank Merger, in accordance with the Surviving Bank’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. Prior to the effective time of the Bank Merger, CresCom Bank shall take all action necessary to appoint Bruce W. Elder as a director of the Surviving Bank, to be effective as of 12:01 a.m. on the next business day following the effective time of the Bank Merger, and to cause Mr. Elder to be nominated as a board nominee for re-election by the shareholders at the next annual meeting of shareholders of the Surviving Bank following his appointment to the Board of Directors of the Surviving Bank. It is anticipated that the directors of First South Bank in office immediately prior to the effective time of the Bank Merger, other than Mr. Elder, shall serve as the Surviving Bank’s Eastern North Carolina Advisory Board and shall be entitled to receive a fee of $500.00 for each advisory board meeting attended. The Surviving Bank’s Eastern North Carolina Advisory Board is expected to meet no less than three times per year.

(d)                The Bank Agreement of Merger shall provide that the officers of the Surviving Bank shall be the officers of CresCom Bank serving immediately prior to the Bank Merger, together with such additional persons as may hereafter be appointed, from and after the effective time of the Bank Merger in accordance with the Surviving Bank’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer. Concurrently with or as soon as practicable after the execution and delivery of this Agreement, each of Bruce W. Elder, who shall be the President of North Carolina Banking of the Surviving Bank, and Cornelius F. Sullivan, who shall be the Senior Vice President and Raleigh Area Executive of the Surviving Bank, shall enter into employment agreements in the forms attached hereto as Exhibits H and I, respectively, which shall become effective only upon the Effective Time.

1.6               Tax Treatment of the Merger.

It is intended by the Parties that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). All of the Parties agree to cooperate and use their best efforts in order to qualify the transactions contemplated herein as a reorganization under Section 368(a)(1)(A) of the Code, to not take any action that could reasonably be expected to cause the Merger to fail to so qualify, and to report the Merger for federal, state and any local income Tax purposes in a manner consistent with such characterization.

Article 2
TERMS OF MERGER

2.1	Articles of Incorporation.

The Certificate of Incorporation of Carolina Financial in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until otherwise duly amended or repealed.

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2.2	Bylaws.

The Bylaws of Carolina Financial in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise duly amended or repealed.

2.3	Directors and Officers.

The directors of Carolina Financial in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. Prior to the Effective Time, Carolina Financial shall take all action necessary to appoint a representative of First South’s board of directors, as mutually agreed upon by First South and Carolina Financial, as a Class II director and a representative of First South’s board of directors, as mutually agreed upon by First South and Carolina Financial, as a Class III director of the Board of Directors of the Surviving Corporation , to be effective as of 12:01 a.m. on the next business day following the Effective Time, and to cause such representatives to be nominated as board nominees for election by the stockholders to the Board of Directors of the Surviving Corporation at the next annual meeting of stockholders of the Surviving Corporation at which such director’s class is nominated for re-election following their appointment to the Board of Directors of the Surviving Corporation. The officers of Carolina Financial in office immediately prior to the Effective Time, together with such additional persons as may hereafter be appointed, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

Article 3
MANNER OF CONVERTING SHARES

3.1	Effect on First South Common Stock.

(a)                At the Effective Time, in each case subject to Sections 3.1(b), 3.1(c), 3.1(d) and 3.1(f), by virtue of the Merger and without any action on the part of the Parties, each share of First South Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Extinguished Shares) shall be converted into the right to receive 0.5200 shares (the “Exchange Ratio”) of Carolina Financial Common Stock (the “Merger Consideration”).

(b)                Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Carolina Financial and/or the shareholders of First South, the Exchange Ratio shall be decreased as set forth in Section 3.1(c) if (A) the Carolina Financial Average Closing Price is greater than $35.14, and (B) (x) the number obtained by dividing the Carolina Financial Average Closing Price by the Initial Price (the “Closing Price Change Ratio”) is more than 0.15 greater than (y) the number obtained by dividing the Final Index Price by the Initial Index Price (the “Index Change Ratio”).

(c)                If the conditions of Section 3.1(b) are satisfied, the Exchange Ratio shall become the ratio obtained by multiplying (A) the quotient of the Per Share Purchase Price divided by the Carolina Final Average Closing Price by (B) the sum of the Index Change Ratio plus 0.15.

(d)                At the Effective Time, all shares of First South Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of First South Common Stock (the “Certificates”) and each non-certificated share of First South Common Stock (the “First South Book-Entry Shares”) shall thereafter represent only the right to receive applicable payments as set forth in Section 3.8.

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(e)                If, prior to the Effective Time, the outstanding shares of First South Common Stock, First South Options, or the outstanding shares of Carolina Financial Common Stock or any rights with respect to Carolina Financial Common Stock pursuant to stock options or other equity-based awards granted by Carolina Financial under the Carolina Financial Corporation 2013 Equity Incentive Plan (the “Carolina Financial Awards”) shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Purchase Price. For the avoidance of doubt, Carolina Financial shall have the right to grant additional Carolina Financial Awards prior to the Effective Date under the Carolina Financial Corporation 2013 Equity Incentive Plan without triggering an adjustment to the Per Share Purchase Price under this Section 3.1(e).

(f)                 Each share of First South Common Stock issued and outstanding immediately prior to the Effective Time and owned by either of the Parties or their respective Subsidiaries (in each case other than shares of First South Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor, and shall cease to exist (the “Extinguished Shares”).

3.2	Exchange Procedures.

(a)                   Promptly after the Effective Time, Carolina Financial shall deposit with the Exchange Agent for exchange in accordance with this Section 3.2, the Merger Consideration and cash in an aggregate amount sufficient for payment in lieu of fractional shares of Carolina Financial Common Stock to which holders of First South Common Stock may be entitled pursuant to Section 3.6 (collectively, the “Exchange Fund”). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Carolina Financial shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the Merger Consideration and cash in lieu of any fractional shares of Carolina Financial Common Stock out of the Exchange Fund. Except as contemplated by this Section 3.2 and Section 3.6, the Exchange Fund will not be used for any other purpose.

(b)                   Unless different timing is agreed to by Carolina Financial and First South, as soon as reasonably practicable after the Effective Time, but in any event no more than seven business days after the Effective Time, Carolina Financial shall cause the Exchange Agent to mail to the former shareholders of First South appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or other instruments theretofore representing shares of First South Common Stock shall pass, only upon proper delivery of such Certificates or other instruments to the Exchange Agent). In the event of a transfer of ownership of shares of First South Common Stock represented by one or more Certificates or First South Book-Entry Shares that are not registered in the transfer records of First South, the Merger Consideration payable for such shares as provided in Section 3.1 may be issued to a transferee if the Certificate or Certificates or First South Book-Entry Shares representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid. In the event any Certificate or First South Book-Entry Shares representing First South Common Stock shall have been lost, mutilated, stolen, destroyed or are otherwise missing, upon the making of an affidavit of that fact by the person claiming such Certificate or First South Book-Entry Shares to be lost, stolen, mutilated, destroyed or otherwise missing and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it or Carolina Financial with respect to such Certificate or First South Book-Entry Shares, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed Certificate or First South Book-Entry Shares the Merger Consideration as provided for in Section 3.1. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Carolina Financial shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Merger Consideration as provided in Section 3.1. Carolina Financial or its Exchange Agent will maintain a book entry list of Carolina Financial Common Stock to which each former holder of First South Common Stock is entitled. Certificates evidencing Carolina Financial Common Stock into which First South Common Stock has been converted will not be issued.

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(c)                Unless different timing is agreed to by Carolina Financial and First South, after the Effective Time, each holder of shares of First South Common Stock (other than Extinguished Shares) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates or First South Book-Entry Shares representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, without interest, pursuant to this Section 3.2. The Certificate or Certificates of First South Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Carolina Financial shall not be obligated to deliver the Merger Consideration to which any former holder of First South Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates or First South Book-Entry Shares (or affidavit of loss in lieu thereof as provided in Section 3.2(b)) for exchange as provided in this Section 3.2. Similarly, no dividends or other distributions in respect of the Carolina Financial Common Stock shall be paid to any holder of any unsurrendered Certificate or Certificates or First South Book-Entry Shares until such Certificate or Certificates or First South Book-Entry Shares (or affidavit of loss in lieu thereof as provided in Section 3.2(b)) are surrendered for exchange as provided in this Section 3.2. Any other provision of this Agreement notwithstanding, neither any Carolina Financial Entities, nor any First South Entities, nor the Exchange Agent shall be liable to any holder of First South Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(d)                Each of Carolina Financial and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of First South Common Stock and First South Options such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Taxing Authority or Governmental Authority. To the extent that any amounts are so withheld by Carolina Financial, the Surviving Corporation, or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of First South Common Stock in respect of which such deduction and withholding was made by Carolina Financial, the Surviving Corporation, or the Exchange Agent, as the case may be.

(e)                Any portion of the Merger Consideration and cash delivered to the Exchange Agent by Carolina Financial pursuant to Section 3.2(a) that remains unclaimed by the holder of shares of First South Common Stock for 12 months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Carolina Financial. Any holder of shares of First South Common Stock who has not theretofore complied with Section 3.2(c) shall thereafter look only to Carolina Financial for the consideration deliverable in respect of each share of First South Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of First South Common Stock or First South Book-Entry Shares are not surrendered or the payment for them is not claimed prior to the date on which such shares of Carolina Financial Common Stock and cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Carolina Financial (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate or First South Book-Entry Shares for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar laws. Carolina Financial and the Exchange Agent shall be entitled to rely upon the stock transfer books of First South to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Certificates or First South Book-Entry Shares, Carolina Financial and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

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(f)                 Adoption of this Agreement by the shareholders of First South shall constitute ratification of the appointment of the Exchange Agent.

3.3	Effect on Carolina Financial Common Stock.

At and after the Effective Time, each share of Carolina Financial Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Carolina Financial and shall not be affected by the Merger.

3.4	First South Options and Equity-Based Awards.

(a)                Prior to the Effective Time, First South shall offer to enter into a Stock Option Cash-Out Agreement in the form of Exhibit G with each holder of First South Options having an exercise price per share less than the per share value of the Merger Consideration to cash out their First South Options.

(b)                As of the Effective Time, Carolina Financial shall have the right to (i) either assume any options or other stock-based awards (“First South Options”) substantially in accordance with the terms of the First South Equity Plans and the option grants or other award agreements by which they are evidenced in accordance with the terms of the First South Equity Plans or (ii) replace the First South Options with substantially identical awards under any plans sponsored by Carolina Financial under which options and other stock-based awards are granted, and the award agreements thereunder (each, a “Carolina Financial Stock Plan”), such that after the Merger and without any action on the part of the holders of any First South Options, the First South Options shall be converted into and become rights with respect to Carolina Financial Common Stock. From and after the Effective Time, (A) each First South Option assumed or replaced by Carolina Financial may be exercised solely for shares of Carolina Financial Common Stock, (B) the number of shares of Carolina Financial Common Stock subject to such First South Option shall be equal to the number of shares of First South Common Stock subject to such First South Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), and (C) the per share exercise price under each such First South Option shall be adjusted to reflect the Exchange Ratio (rounded up to the nearest whole cent). It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a “modification” as defined in Section 424 of the Code, as to any stock option which is an “incentive stock option.” Carolina Financial and First South agree to take all steps necessary to effect the provisions of this Section 3.4(b).

(c)                First South’s Board of Directors and its compensation committee shall not make any grants of First South Options following the execution of this Agreement.

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(d)                To the extent permitted under applicable Law and the terms of the First South Bancorp, Inc. 1997 Stock Option Plan, as amended, and the First South Bancorp, Inc. 2008 Equity Incentive Plan (collectively, the “First South Equity Plans”), First South’s Board of Directors or its compensation committee shall make any adjustments and amendments to or make such determinations with respect to the First South Options necessary to effect the foregoing provisions of this Section 3.4.

3.5	Rights of Former First South Shareholders.

At the Effective Time, the stock transfer books of First South shall be closed as to holders of First South Common Stock and no transfer of First South Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.2, each Certificate or First South Book-Entry Shares theretofore representing shares of First South Common Stock (other than Certificates or First South Book-Entry Shares representing Extinguished Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration, without interest, as provided in Article 3.

3.6	Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of First South Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Carolina Financial Common Stock (after taking into account all Certificates or First South Book-Entry Shares delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Carolina Financial Common Stock multiplied by the Carolina Financial Average Closing Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

Article 4
REPRESENTATIONS AND WARRANTIES OF FIRST SOUTH

First South represents and warrants to Carolina Financial, except as set forth on the First South Disclosure Memorandum with respect to each such Section below, as follows:

4.1	Organization, Standing, and Power.

First South is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Virginia and is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the “BHCA”). First South Bank is a North Carolina state bank, duly organized, validly existing and in good standing under the laws of the State of North Carolina. Each of First South and First South Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of First South and First South Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a First South Material Adverse Effect. The minute book and other organizational documents for each of First South and First South Bank have been made available to Carolina Financial for its review and, except as disclosed in Section 4.1 of the First South Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective Board of Directors (including any committees of the Board of Directors) and shareholders thereof. First South Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by First South Bank are insured up to applicable limits by the FDIC’s Deposit Insurance Fund.

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4.2	Authority of First South; No Breach by Agreement.

(a)                First South has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of the Merger, including any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by First South’s shareholders in accordance with Section 8.1(a) of this Agreement and the VSCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of First South, subject to the approval of this Agreement by the holders of more than two-thirds of the outstanding shares of First South Common Stock, which is the only First South shareholder vote required for approval of this Agreement and consummation of the Merger (the “Requisite First South Shareholder Vote”). Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by such Requisite First South Shareholder Vote, this Agreement represents a legal, valid, and binding obligation of First South, enforceable against First South in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)                Except as disclosed in Section 4.2 of the First South Disclosure Memorandum, neither the execution and delivery of this Agreement by First South, nor the consummation by First South and First South Bank of the transactions contemplated hereby, nor compliance by First South and First South Bank with any of the provisions hereof, will (i) assuming the Requisite First South Shareholder Vote, conflict with or result in a breach of any provision of First South’s Articles of Incorporation or Bylaws or the Articles of Incorporation or Bylaws of any First South Subsidiary or any resolution adopted by the Board of Directors or the shareholders of any First South Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any First South Entity under, any material Contract or any material Permit of any First South Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any First South Entity or any of their respective material Assets (including any First South Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any First South Entity being reassessed or revalued by any Regulatory Authority).

(c)                Except for (a) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve, the FDIC, the South Carolina Board of Financial Institutions and North Carolina Commissioner of Banks, (b) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices, (c) the filing with the SEC of a registration statement on Form S-4 (the “Registration Statement”) in which proxy statements relating to First South’s Shareholders’ Meeting and Carolina Financial Shareholders’ Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Joint Proxy Statement/Prospectus”) will be included, and the declaration of effectiveness of the Registration Statement, (d) the filing of the Certificate of Merger and the Articles of Merger, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of the NASDAQ Stock Market, or that are required under consumer finance, mortgage banking and other similar laws, and (f) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by First South of the Merger and the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by First South of this Agreement.

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4.3	Capital Stock.

(a)                The authorized capital stock of First South consists of 25,000,000 shares of First South Common Stock, of which 9,501,016 shares are issued and outstanding as of the date of this Agreement, and 1,000,000 shares of serial preferred stock, $0.01 par value per share, of which no shares are issued and outstanding as of the date of this Agreement. Section 4.3(a) of the First South Disclosure Memorandum lists all issued and outstanding First South Options and First South Stock Awards, which schedule includes the names of the recipients, the date of grant, the exercise prices, the vesting schedules and the expiration dates, to the extent applicable. All of the issued and outstanding shares of capital stock of First South are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of First South has been issued in violation of any preemptive rights of the current or past shareholders of First South.

(b)                Except for the 144,600 shares of First South Common Stock reserved for issuance pursuant to outstanding First South Options and First South Stock Awards, as disclosed in Section 4.3(a) of the First South Disclosure Memorandum, there are no shares of capital stock or other equity securities of First South reserved for issuance and no outstanding Rights relating to the capital stock of First South.

(c)                Except as specifically set forth in this Section 4.3, there are no shares of First South capital stock or other equity securities of First South outstanding and there are no outstanding Rights with respect to any First South securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase from First South of, exchange with First South for, subscription for or issuance of any securities of First South.

4.4	First South Subsidiaries.

First South has no Subsidiaries except as set forth in Section 4.4 of First South Disclosure Memorandum, and First South owns all of the equity interests in each of its Subsidiaries. No capital stock (or other equity interest) of any such Subsidiary is or may become required to be issued (other than to another First South Entity) by reason of any Rights, and there are no Contracts by which any such Subsidiary is bound to issue (other than to another First South Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any First South Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any such Subsidiary (other than to another First South Entity). There are no Contracts relating to the rights of any First South Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any such Subsidiary. All of the shares of capital stock (or other equity interests) of each Subsidiary are fully paid and nonassessable and are owned directly or indirectly by First South free and clear of any Lien.

4.5	Exchange Act Filings; Securities Offerings; Financial Statements.

(a)                First South has timely filed all Exchange Act Documents required to be filed since December 31, 2014 (the “First South Exchange Act Reports”). The First South Exchange Act Reports (i) at the time filed, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such First South Exchange Act Reports or necessary in order to make the statements in such First South Exchange Act Reports, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by First South (x) was either registered under the Securities Act or made pursuant to a valid exemption from registration under the Securities Act, (y) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial “blue sky” filings, including disclosure and broker/dealer registration requirements, and (z) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents, in light of the circumstances under which they were made, not misleading. First South’s principal executive officer and principal financial officer have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to First South Exchange Act Reports to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes–Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither First South nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications. No First South Subsidiary is required to file any Exchange Act Documents.

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(b)                Each of the First South Financial Statements (including, in each case, any related notes) that are contained in First South Exchange Act Reports, including any First South Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the Exchange Act, was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), fairly presented in accordance with GAAP the consolidated financial position of First South and its Subsidiaries as of the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were certified to the extent required by the Sarbanes-Oxley Act.

(c)                First South’s independent registered public accountants, which have expressed their opinion with respect to the First South Financial Statements and its Subsidiaries whether or not included in First South’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (ii) “independent” with respect to First South within the meaning of Regulation S-X, and (iii) with respect to First South, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws. First South’s independent public accountants have audited First South’s year-end financial statements, and have reviewed First South’s interim financial statements, that are included in the First South Financial Statements. Section 4.5(c) of the First South Disclosure Memorandum lists all non-audit services performed by First South’s independent public accountants for First South or First South Bank.

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(d)                First South maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information relating to First South and its Subsidiaries is made known on a timely basis to First South’s principal executive officer and First South’s principal financial officer.

4.6	Absence of Undisclosed Liabilities.

No First South Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a First South Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of First South as of March 31, 2017 as filed with the SEC or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement. Section 4.6 of the First South Disclosure Memorandum lists, and First South has delivered to Carolina Financial copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c)(2) of Regulation S-K of the Exchange Act) effected by First South or its Subsidiaries since December 31, 2016 (or with respect to off-balance sheet arrangements, that remain in effect), other than letters of credit and unfunded loan commitments or credit lines. Except as reflected on First South’s balance sheet at March 31, 2017 as filed with the SEC, no First South Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $25,000 and any amounts, whether or not in excess of $25,000 that, in the aggregate, exceed $50,000. Except (x) as reflected in First South’s balance sheet at March 31, 2017 as filed with the SEC or Liabilities described in any notes thereto (or Liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for Liabilities incurred in the ordinary course of business since March 31, 2017 as filed with the SEC consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither First South nor any of its Subsidiaries has any Material Liabilities or obligations of any nature.

4.7	Absence of Certain Changes or Events.

Except as disclosed in the First South Financial Statements as filed with the SEC, (i) since December 31, 2013, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a First South Material Adverse Effect and (ii) since December 31, 2013, the First South Entities have conducted their respective businesses in the ordinary course of business consistent with past practice. Section 4.7 of the First South Disclosure Memorandum sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of First South and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Effective Time in connection with the merger transaction contemplated by this Agreement.

4.8	Tax Matters.

(a)                Each of the First South Entities has timely filed with the appropriate Taxing Authorities, all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the First South Entities is the beneficiary of any extension of time within which to file any Tax Return. All material Taxes of the First South Entities to the extent due and payable (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable, or for Taxes being contested in good faith for which adequate reserves are established in the First South Financial Statements) filed of record on any of the Assets of any of the First South Entities. No written claim has ever been made by any Taxing Authority in a jurisdiction where any First South Entity does not file a Tax Return that such First South Entity may be subject to Taxes by that jurisdiction.

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(b)                None of the First South Entities has received any written notice of assessment or proposed assessment in connection with any Taxes. There are no ongoing or pending claims, audits, or examinations regarding any Taxes of any First South Entity or the assets of any First South Entity. No officer or employee responsible for Tax matters of any First South Entity expects any Taxing Authority to assess any additional material Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of the First South which, by application of the same or similar principles, could be expected to result in a proposed material deficiency for any subsequent taxable period. None of the First South Entities has waived any statute of limitations in respect of any Taxes that remain in effect or agreed to a Tax assessment or deficiency.

(c)                Each First South Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to Governmental Authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d)                The unpaid Taxes of each First South Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such First South Entity and (ii) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the First South Entities in filing their Tax Returns.

(e)                Except as disclosed in Section 4.8(e) of the First South Disclosure Memorandum, none of the First South Entities is a party to any Tax allocation or sharing agreement and none of the First South Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was First South) or has any Liability for Taxes of any Person (other than First South or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f)                 During the five-year period ending on the date hereof, none of the First South Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g)                None of the First South Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments, for which a deduction could be disallowed under Section 280G or 162(m) of the Code, or that would be subject to withholding under Section 4999 of the Code. None of the First South Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no material taxable income of First South that will be required under applicable tax law to be reported by Carolina Financial for a taxable period beginning after the date of the Effective Time which taxable income was realized prior to the Closing Date. Any net operating losses of the First South Entities disclosed in Section 4.8(g) of the First South Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

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(h)                Each of the First South Entities is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i)                 No First South Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority that is currently applicable.

(j)                 No property owned by any First South Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of IRS Revenue Procedure 76-30, (v) tangible property used predominantly outside the United States, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above in this paragraph.

(k)                No First South Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l)                 First South has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(m)              No First South Entity has participated in any reportable transaction, as defined in Code Section 6707A(c)(1) or Treasury Regulations Section 1.6011-4(b)(1).

(n)                First South has made available to Carolina Financial complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the First South Entities relating to the taxable periods since December 31, 2012, and (ii) any audit report issued by any Taxing Authority since December 31, 2012 relating to any Taxes due from or with respect to the First South Entities.

(o)                No First South Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in former Section 341(f)(4) of the Code) owned by any First South Entities, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the First South Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(p)                No First South Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

(q)                No First South Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code since January 1, 2012.

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For purposes of this Section 4.8, any reference to First South or any First South Entity shall be deemed to include any Person that merged with or was liquidated into or otherwise combined with First South or a First South Entity prior to the Effective Time.

4.9	Allowance for Possible Loan Losses; Loan and Investment Portfolios, etc.

(a)                First South’s allowance for possible loan or lease losses (the “Allowance”) is, and has been since January 1, 2016, in material compliance with First South’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board in all material respects.

(b)                As of the date hereof, all loans, discounts and leases (in which any First South Entity is lessor) reflected on First South’s Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and, to the Knowledge of First South, are the legal and binding obligations of the obligors thereof, (b) evidenced by genuine notes, agreements, or other evidences of indebtedness and (c) to the extent secured, to the Knowledge of First South, have been secured by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts, other real estate owned and financing leases as of June 9, 2017 and on a monthly basis thereafter, and of the investment portfolios of each First South Entity as of such date, have been and will be made available to Carolina Financial concurrently with the First South Disclosure Memorandum. Except as specifically set forth in Section 4.9(b) of the First South Disclosure Memorandum, neither First South nor First South Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) otherwise in material default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by First South or under the standards of any applicable Regulatory Authority, (iv) an obligation of any director, executive officer or 10% shareholder of any First South Entity who is subject to Regulation O of the Federal Reserve (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in material violation of any Law.

(c)                All securities held by First South or First South Bank, as reflected in the consolidated balance sheets of First South included in the First South Financial Statements, are carried in accordance with GAAP, specifically including Accounting Standards Codification Topic 320, Investments – Debt and Equity Securities. Except for pledges to secure public and trust deposits and Federal Home Loan Bank advances, to the Knowledge of First South, none of the securities reflected in the First South Financial Statements as of March 31, 2017, and none of the securities since acquired by First South or First South Bank is subject to any restriction, whether contractual or statutory, which impairs the ability of First South or First South Bank to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

(d)                Section 4.9(d) of the First South Disclosure Memorandum lists all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for First South’s own account, or for the account of First South Bank or its customers, and all such risk management agreements or arrangements were entered into (a) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and (b) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of First South or First South Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither First South nor First South Bank, nor to the First South’s Knowledge, any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

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4.10	Assets.

(a)                Except as disclosed or reserved against in the First South Financial Statements, the First South Entities have good and marketable title, free and clear of all Liens except those permitted in Section 4.10(e), to all of their respective Assets that they own. In addition, to First South’s Knowledge, all tangible properties used in the businesses of the First South Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with First South’s past practices.

(b)                All Assets which are material to First South’s business, held under leases or subleases by any of the First South Entities, are held under valid Contracts enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and to the Knowledge of First South each such Contract is in full force and effect.

(c)                The First South Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility in such amounts as management of First South has reasonably determined to be prudent. None of the First South Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any First South Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any First South Entity will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $50,000 individually or in the aggregate pending under such policies of insurance or bonds, and no written notices of claims in excess of such amounts have been given by any First South Entity under such policies. First South has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.

(d)                The Assets of the First South Entities include all material Assets required by First South Entities to operate the business of the First South Entities as presently conducted. All real and personal property which is material to the business of First South or First South Bank that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought) and, to the Knowledge of First South, such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of the Merger. To the Knowledge of First South, all improved real property owned or leased by First South or First South Bank is in material compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act of 1990.

(e)                Each First South Entity has fee simple title to all the real property assets reflected in the First South Financial Statements as being owned by a First South Entity or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “First South Realty”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property or ad valorem Taxes not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by a First South Entity on the date hereof or otherwise materially impair business operations at such properties, as conducted by a First South Entity on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used on the date hereof.

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(f)                 To the Knowledge of First South, the First South Realty and the real property with respect to which a First South Entity is the lessee (the “First South Leased Real Properties”) are in material compliance with all applicable building, fire, zoning (or are legal nonconforming uses allowed under applicable zoning ordinances) and other applicable laws, ordinances and regulations and with all deed restrictions of record, no written notice of any material violation or material alleged violation thereof has been received in the past three years that has not been resolved, and there are no proposed changes therein that would materially and adversely affect the First South Realty, the First South Leased Real Properties or their uses. First South has no Knowledge of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the First South Realty or the First South Leased Real Properties which may materially and adversely affect the First South Realty or the First South Leased Real Properties or the current use by a First South Entity thereof.

4.11	Intellectual Property.

Each First South Entity owns or has a license to use all of the Intellectual Property used by such First South Entity in the course of its business, including sufficient rights in each copy possessed by each First South Entity. Each First South Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such First South Entity in connection with such First South Entity’s business operations, and such First South Entity has the right to convey by sale or license any Intellectual Property so conveyed. To the Knowledge of First South, no First South Entity is in material Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to First South’s Knowledge threatened, which challenge the rights of any First South Entity with respect to Intellectual Property used, sold, or licensed by such First South Entity in the course of its business, nor has any person claimed or alleged that any First South Entity has misappropriated any rights to such Intellectual Property. To the Knowledge of First South, the conduct of the business of the First South Entities does not infringe any Intellectual Property of any other person. No First South Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property, other than any license or maintenance fees specified in a license agreement with such party. First South does not have any Contracts with its directors, officers, or employees which require such officer, director, or employee to assign any interest in any Intellectual Property to a First South Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a First South Entity, and to First South’s Knowledge, no such officer, director, or employee is party to any Contract with any Person other than a First South Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a First South Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a First South Entity. To First South’s Knowledge, no officer, director, or employee of any First South Entity is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including any First South Entity.

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4.12	Environmental Matters.

(a)                First South has delivered, or caused to be delivered or made available to Carolina Financial, true and complete copies of, all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot or other improvement, and other environmental reports, studies, or non-privileged correspondence in the possession of any First South Entity relating to any property owned, leased or operated by any of the First South Entities. To the Knowledge of First South, there are no material violations of Environmental Laws on properties that secure loans made by First South or First South Bank.

(b)                There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or written notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any material liability or obligation of the First South Entities arising under any Environmental Law pending or, to First South’s Knowledge, threatened against the First South Entities. To First South’s Knowledge, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Authority or any third party that would give rise to any material liability or obligation on the part of the First South Entities. None of the First South Entities is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to any of the foregoing. Each property owned or operated by First South, and, to First South’s Knowledge, any property in which any of the First South Entities holds a security interest, is in material compliance with all Environmental Laws.

(c)                Notwithstanding any other provision herein, the representations and warranties in Subsections 4.12(a) and (b) above constitute First South’s sole representations and warranties with respect to compliance with Environmental Laws or the presence of Hazardous Material.

4.13	Compliance with Laws.

(a)                First South is a bank holding company duly registered and in good standing as such with the Federal Reserve. First South Bank is a state chartered bank in good standing with the North Carolina Commissioner of Banks.

(b)                Compliance with Permits, Laws and Orders.

(i)                 Each of the First South Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and to the Knowledge of First South, there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

(ii)               To the Knowledge of First South, none of the First South Entities is in material Default under any Laws or Orders applicable to its business or employees conducting its business.

(iii)             None of the First South Entities has received any notification or communication from any Governmental Authority (A) asserting that First South or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring First South or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking.

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(iv)              There (A) is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of First South or any of its Subsidiaries, (B) are no written notices or correspondence received by First South with respect to pending formal or informal inquiries of a material nature by, or disagreements or disputes with, any Governmental Authority with respect to First South’s or any of First South’s Subsidiaries’ business, operations, policies, or procedures since its inception, and (C) is not any pending or, to First South’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct, any investigation or review (other than regular or routine examinations or inspections) of it or any of its Subsidiaries.

(v)                None of the First South Entities nor, to the Knowledge of First South, any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (4) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(vi)              Each First South Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each First South Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.

(vii)            Each First South Entity’s collection and use of individually identifiable personal information (“IIPI”) to an identifiable or identified natural person complies in all material respects with the Fair Credit Reporting Act and the Gramm-Leach-Bliley Act.

4.14	Labor Relations.

(a)                No First South Entity is the subject of any Litigation asserting that it or any other First South Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other First South Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any First South Entity party to any collective bargaining agreement or subject to any bargaining order, injunction, or other Order relating to any First South Entity’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout, or other similar job action or labor dispute involving any First South Entity pending or, to the Knowledge of First South, threatened, and there have been no such actions or disputes in the past five years. To First South’s Knowledge, there has not been any attempt by any First South Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any First South Entity.

(b)                Except as disclosed in Section 4.14(b) of the First South Disclosure Memorandum, the employment of each employee and the engagement of each independent contractor of each First South Entity is terminable at will by the relevant First South Entity without (i) any penalty, liability, or severance obligation incurred by any First South Entity, (ii) and in all cases without prior consent by any Governmental Authority. No First South Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments, or severance obligations that have not been properly accrued for or otherwise recorded in the books and records of First South.

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(c)                To First South’s Knowledge, all of the employees employed by First South and First South Bank in the United States are either United States citizens or are legally eligible to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(d)                Within the 90 days prior to the Effective Date, no First South Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting a single site of employment or one or more facilities or operating units within a single site of employment of any First South Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting a single site of employment of any First South Entity; and no First South Entity has been affected by any layoffs or employment losses sufficient in number to trigger application of any similar state or local Law.

(e)                Section 4.14(e) of the First South Disclosure Memorandum contains a list of all individuals who are independent contractors of each First South Entity (separately listed by First South Entity) and each such individual meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws) and no such Person is an employee of any First South Entity under any applicable Law.

4.15	Employee Benefit Plans.

(a)                First South has disclosed in Section 4.15(a) of the First South Disclosure Memorandum, and has delivered or made available to Carolina Financial prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any First South Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, retirees, directors, independent contractors, or their respective dependents, spouses, or other beneficiaries or under which employees, retirees, former employees, directors, independent contractors, or their respective dependents, spouses, or other beneficiaries are eligible to participate (each, a “First South Benefit Plan,” and collectively, the “First South Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above and in connection with which any First South Entity or any ERISA Affiliate thereof has or reasonably could have any obligation or Liability. Any of the First South Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “First South ERISA Plan.”

(b)                First South has delivered or made available to Carolina Financial prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation (“PBGC”) during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2013-12, as modified (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, (v) the most recent summary plan descriptions for each First South Benefit Plan and any material modifications thereto, and (vi) all material correspondence from or to the IRS, DOL, or PBGC regarding any First South Benefit Plan received or sent during this calendar year or any of the preceding three calendar years.

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(c)                Each First South Benefit Plan is in material compliance with the terms of such First South Benefit Plan, in material compliance with the applicable requirements of the Code, in material compliance with the applicable requirements of ERISA, and in material compliance with any and all other applicable Laws. Each First South ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS or, in the alternative, appropriately relies upon a favorable opinion letter or advisory letter issued to a prototype plan or volume submitter under which the First South ERISA Plan has been adopted and First South is not aware of any circumstances likely to result in revocation of any such favorable determination letter. First South has not received any communication (written or unwritten) from any Governmental Authority questioning or challenging the compliance of any First South Benefit Plan with applicable Laws. No First South Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the First South Benefit Plan failed to comply with applicable Laws.

(d)                There has been no material written or, to the First South’s Knowledge, oral representation or communication with respect to any aspect of the First South Benefit Plans made to employees of the First South which is not in all material respects in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither First South nor, to the Knowledge of First South, any administrator or fiduciary of any First South Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject First South or Carolina Financial to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the First South Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any First South Benefit Plan other than routine claims for benefits.

(e)                All First South Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the First South Benefit Plans are correct and complete in all material respects, and to the extent applicable, have been timely filed with the IRS or the DOL, and distributed to participants of the First South Benefit Plans (to the extent required by Law), and there have been no material misstatements or omissions in the information set forth therein.

(f)                 To the First South’s Knowledge, no “Party in Interest” (as defined in ERISA Section 3(14)) or “Disqualified Person” (as defined in Code Section 4975(e)(2)) of any First South Benefit Plan has engaged in any nonexempt “Prohibited Transaction” (described in Code Section 4975(c) or ERISA Section 406).

(g)                No First South Entity nor any of its ERISA Affiliates has, or ever has had, any obligation or Liability in connection with, any plan that is or was subject to Code Section 412 or ERISA Section 302 or Title IV of ERISA.

(h)                No material Liability under Title IV of ERISA has been or is expected to be incurred by any First South Entity or any ERISA Affiliate thereof, and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any First South Entity or any ERISA Affiliate thereof with respect to any ongoing, frozen, terminated, or other single-employer plan of any First South Entity or the single-employer plan of any ERISA Affiliate. Except as may arise in connection with the transactions contemplated by this Agreement, there has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived by any ongoing, frozen, terminated, or other single-employer plan of First South or of an ERISA Affiliate.

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(i)                 Except as required under Part 6 of ERISA or Code Section 4980B, no First South Entity has any material Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the First South Benefit Plans, or other plan or arrangement, and there are no restrictions on the rights of such First South Entity to amend or terminate any and all such retiree or post-termination of employment or services health or benefit plans or arrangements without incurring any Liability. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any First South Benefit Plan, or other plan or arrangement, and no circumstance exists which could give rise to such Taxes.

(j)                 Except as disclosed in Section 4.15(j) of the First South Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment for or related to individual services (including severance, unemployment compensation, “excess parachute payment” as defined under Code Section 280G, or otherwise) becoming due from any First South Entity to any employee, officer, director or independent contractor under any First South Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any First South Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any First South Entity or the rights of any First South Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any First South Entity, or change any rights or obligations of any First South Entity with respect to such insurance.

(k)                Section 4.15(k) of the First South Disclosure Memorandum sets forth preliminary calculations, based on assumptions set forth therein, of the following: (i) the amount of all payments and benefits to which each individual set forth on such First South Disclosure Memorandum is entitled to receive, pursuant to all employment, salary continuation, bonus, change in control, and all other agreements, plans and arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement (for the avoidance of doubt, excluding payments or benefits in respect of vested equity awards) (each such total amount in respect of each such individual, the “Change in Control Benefit”), other than the payment any such individual shall otherwise be entitled to receive as a gross-up payment in respect of any excise tax imposed on the individual pursuant to Section 4999 of the Code as calculated pursuant to the applicable agreement (any each such payment, a “Gross-Up Payment”); (ii) the amount of any Gross-Up Payment payable to each such individual; and (iii) the aggregate amount of all Change in Control Benefits and Gross-Up Payments.

(l)                 No First South Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any First South Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on the First South Financial Statements in all material respects to the extent required by and in accordance with GAAP.

(m)              Each First South Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans or is not required to comply therewith due to its grandfathered status under Section 409A of the Code.

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(n)                All individuals who render services to any First South Entity and who are authorized to participate in a First South Benefit Plan pursuant to the terms of such First South Benefit Plan are in fact eligible to and authorized to participate in such First South Benefit Plan. All First South Entities have, for purposes of the First South Benefit Plans and all other purposes, correctly classified all individuals performing services for such First South Entity as common law employees, independent contractors or agents, as applicable.

(o)                Neither the First South nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)) or any employee pension benefit plan within the meaning of ERISA Section 3(2) that is subject to Section 412 of the Code or Section 302 of ERISA or a multiple employer plan within the meaning of Section 413(c) of the Code or ERISA Sections 4063, 4064 or 4066.

(p)                There are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Successor Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as First South presently holds. Each First South Entity will, upon the execution and delivery of this Agreement, and will continue to have, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

(q)                Each First South ERISA Plan that is intended to qualify under Section 401(a) of the Code so qualifies, and its related trust is tax exempt under Section 501(a) of the Code, and no event has occurred and no condition exists that could reasonably be expected to cause the loss of such qualified or tax exempt status.

(r)                 Each First South Benefit Plan may be amended or terminated by First South without the consent of any Person.

(s)                 Except as disclosed in Section 4.15(t) of the First South Disclosure Memorandum, no First South Benefit Plan that is described in ERISA Section 3(2) is involved or connected with any fund or other investment that has or involves any early termination, market value adjustment or other similar fee, payment requirement, or other charge.

(t)                 Other than agreements identified in Section 4.16(a) of the First South Disclosure Memorandum, no First South Benefit Plan, or other plan or arrangement, is subject to any requirement of Section 409A(a)(2), (3), or (4) of the Code.

(u)                Other than the First South Benefit Plans identified in Section 4.15(a) of the First South Disclosure Memorandum, no First South Benefit Plan provides for the potential issuance of equity compensation.

(v)                No event has occurred or condition exists that could subject the First South or any of its ERISA Affiliates to Liability (whether direct or indirect, contingent or otherwise) on account of a violation of the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980B or 4980D of the Code.

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(w)              Each group health plan sponsored, maintained or contributed to by the First South or any of its ERISA Affiliates (or to which the First South or any of its ERISA Affiliates is obligated to contribute or otherwise has any liability or contingent liability) satisfies the requirements of the Patient Protection and Affordable Care Act and the regulations and guidance issued thereunder (“PPACA”), such that there is no Tax or penalty that could be imposed pursuant to the PPACA that relates to such group health plan. No condition exists that could cause the First South or any of its ERISA Affiliates to incur Liability for any assessable payment under Section 4980H of the Code.

4.16	Material Contracts.

(a)                Except as reflected in the First South Financial Statements, disclosed in First South Exchange Act Reports or otherwise disclosed in Section 4.16(a) of the First South Disclosure Memorandum, as of the date of this Agreement, none of the First South Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, bonus, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, (ii) any Contract relating to the borrowing of money by any First South Entity or the guarantee by any First South Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, endorsements or guarantees in connection with presentation of items for collection, purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of First South’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of First South’s business), (iii) any Contract which prohibits or restricts any First South Entity or any personnel of a First South Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with vendors or customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any First South Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $25,000), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, and (viii) any other Contract that would be required to be filed as an exhibit to a Form 10-K filed by First South as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act (together with all Contracts referred to in Sections 4.11 and 4.15(a), the “First South Contracts”).

(b)                With respect to each First South Contract, (i) the Contract is in full force and effect; (ii) no First South Entity is in material Default thereunder; (iii) no First South Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to First South’s Knowledge, in Default in any respect or has repudiated or waived any material provision thereunder; and (v) no consent which has not been or will not be obtained is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. Section 4.16(b) of the First South Disclosure Memorandum lists every consent required by any Contract involving an amount in excess of $100,000. All of the indebtedness of any First South Entity for money borrowed (other than deposit liabilities, purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of First South’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of First South’s business) is prepayable at any time by such First South Entity without penalty, premium or charge.

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4.17	Privacy of Customer Information.

(a)             For the purposes contemplated by this Agreement, each First South Entity has valid rights to use and transfer to Carolina Financial and to CresCom Bank all IIPI relating to customers, former customers, and prospective customers that will be transferred pursuant to this Agreement.

(b)             Each First South Entity’s collection and use of such IIPI and the transfer of such IIPI to Carolina Financial or CresCom Bank complies in all material respects with First South’s Gramm-Leach-Bliley Act privacy notice, the Gramm-Leach-Bliley Act, and the Fair Credit Reporting Act.

4.18	Legal Proceedings.

Except as disclosed in Section 4.18 of the First South Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of First South, threatened (or unasserted but considered probable of assertion) against any First South Entity, or to First South’s Knowledge, against any director, officer, employee, or agent of any First South Entity in their capacities as such or with respect to any service to or on behalf of any First South Benefit Plan or any other Person at the request of the First South Entity or First South Benefit Plan, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any First South Entity. No claim for indemnity has been made or, to First South’s Knowledge, threatened by any director, officer, employee, independent contractor, or agent to any First South Entity and to the Knowledge of First South, no basis for any such claim exists.

4.19	Reports.

Except for immaterial late filings, since December 31, 2013, each First South Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.20	Internal Control.

First South’s internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of First South’s financial reporting and the preparation of First South financial statements for external purposes in accordance with GAAP. First South’s internal control over financial reporting is effective to provide reasonable assurance (i) regarding the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and disposition of First South’s consolidated Assets; (ii) that transactions are recorded as necessary to permit the preparation of First South’s financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with the authorizations of ’s management and directors; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of First South’s consolidated Assets that could have a material impact on First South’s financial statements.

4.21	Loans to, and Transactions with, Executive Officers and Directors.

No First South Entity has, since December 31, 2013, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of any First South Entity, except as permitted by Section 13(k) of the Exchange Act and Federal Reserve Regulation O. Section 4.21 of the First South Disclosure Memorandum sets forth a list of all Loans as of the date hereof by the First South Entities to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of First South or any First South Entity. There are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market rate for similar loans to similarly situated borrowers at the time the Loan was originated. All such Loans are and were originated in compliance in all material respects with all applicable laws. No director or executive officer of First South or any First South Entity, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of First South or any First South Entity.

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4.22	Approvals.

No First South Entity nor, to the Knowledge of First South, any Affiliate thereof, has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b). No First South Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the First South Disclosure Memorandum, a “First South Regulatory Agreement”), nor are there any pending or, to the Knowledge of First South, threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such First South Regulatory Agreement.

4.23	Brokers and Finders; Opinion of Financial Advisor.

Except for the First South Financial Advisor, neither First South nor any First South Entity, or any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby. Section 4.23 of the First South Disclosure Memorandum lists the fees and expenses that are currently owed to the First South Financial Advisor and that will be owed to the First South Financial Advisor as a result of transactions contemplated by this Agreement. First South has received the written opinion of the First South Financial Advisor, dated as of the date of this Agreement, to the effect that the Exchange Ratio is fair, from a financial point of view, to the holders of First South Common Stock, a signed copy of which has been or will be delivered to Carolina Financial.

4.24	Board Recommendation.

The First South’s Board, at a meeting duly called and held, has by unanimous vote of the directors present (i) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of the First South’s shareholders, and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of First South Common Stock approve this Agreement, the Merger, and the related transactions and to call and hold a meeting of First South’s shareholders at which this Agreement, the Merger, and the related transactions shall be submitted to the holders of the shares of First South Common Stock for approval.

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4.25	Statements True and Correct.

(a)                No statement, certificate, instrument, or other writing furnished or to be furnished by any First South Entity or any Affiliate thereof to Carolina Financial pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                None of the information supplied or to be supplied by any First South Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Carolina Financial with the SEC in connection with the Merger will (after taking into account any supplemental or amended information provided prior to approval), when the Registration Statement is declared effective by the SEC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the First South Entity or any Affiliate thereof for inclusion in any final Joint Proxy Statement/Prospectus to be mailed to the shareholders of First South and the stockholders of Carolina Financial in connection with First South’s Shareholders’ Meeting and Carolina Financial’s Stockholders’ Meeting, and any other documents to be filed by any First South Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, (after taking into account any supplemental or amended information provided prior to filing, mailing, or the date of First South’s Shareholders’ Meeting or the Carolina Financial Stockholders’ Meeting, as applicable) at the respective time such documents are filed, and with respect to any Joint Proxy Statement/Prospectus, when first mailed to the shareholders of First South and the stockholders of Carolina Financial be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of First South’s Shareholders’ Meeting and the Carolina Financial Stockholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxies for each meeting.

(c)                All documents that any First South Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

4.26	Delivery of First South Disclosure Memorandum.

First South has delivered to Carolina Financial a complete First South Disclosure Memorandum.

4.27           No Additional Representations.

Except for the representations and warranties specifically set forth in Article 4 of this Agreement, neither First South nor any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Carolina Financial, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and First South hereby disclaims any such representation or warranty by First South or any of its officers, directors, employees, agents, or representatives, or any other person.

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Article 5
REPRESENTATIONS AND WARRANTIES OF CAROLINA FINANCIAL

Carolina Financial hereby represents and warrants to First South as follows:

5.1	Organization, Standing, and Power.

Carolina Financial is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and is a bank holding company within the meaning of the BHCA. CresCom Bank is a South Carolina state bank, duly organized, validly existing and in good standing under the laws of the State of South Carolina. Each of Carolina Financial and CresCom Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of Carolina Financial and CresCom Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Carolina Financial Material Adverse Effect. The minute book and other organizational documents for each of Carolina Financial and CresCom Bank (including any and all amendments thereto) have been made available to First South for its review and are complete and accurate as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective Board of Directors (including any committees of the Board of Directors) and stockholders thereof. CresCom Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by CresCom Bank are insured up to applicable limits by the FDIC’s Deposit Insurance Fund.

5.2	Authority; No Breach by Agreement.

(a)                Carolina Financial has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement and with respect to the Merger, upon the approval of the Merger, including any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by Carolina Financial’s stockholders in accordance with Section 8.1(a) of this Agreement, the DGCL, and the rules and regulations of the NASDAQ Stock Market, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Carolina Financial, subject to the approval of this Agreement by (i) the holders of a majority of the outstanding shares of Carolina Financial Common Stock entitled to vote thereon of this Agreement and the transactions contemplated hereby, and (ii) the holders of a majority of the total votes cast thereon on the issuance of the Merger Consideration, which are the only Carolina Financial stockholder votes required for approval of this Agreement and consummation of the Merger and the issuance of the Merger Consideration (collectively, the “Requisite Carolina Financial Stockholder Votes”). Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by such Requisite Carolina Financial Stockholder Votes, this Agreement represents a legal, valid, and binding obligation of Carolina Financial, enforceable against Carolina Financial in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

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(b)                Neither the execution and delivery of this Agreement by Carolina Financial, nor the consummation by Carolina Financial and CresCom Bank of the transactions contemplated hereby, nor compliance by Carolina Financial and CresCom Bank with any of the provisions hereof, will (i) assuming the Requisite Carolina Financial Stockholder Votes, conflict with or result in a breach of any provision of Carolina Financial’s Certificate of Incorporation or Bylaws or the Articles of Incorporation or Bylaws of any Carolina Financial Subsidiary or any resolution adopted by the Board of Directors or the shareholders of any Carolina Financial Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any Carolina Financial Entity under, any material Contract or material Permit of any Carolina Financial Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Carolina Financial Entity or any of their respective material Assets (including any Carolina Financial Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any Carolina Financial Entity being reassessed or revalued by any Regulatory Authority).

(c)                Except for (a) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve, the FDIC, the South Carolina Board of Financial Institutions and North Carolina Commissioner of Banks, (b) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices, (c) the filing with the SEC of the Registration Statement in which the Joint Proxy Statement/Prospectus will be included, and the declaration of effectiveness of the Registration Statement, (d) the filing of the Certificate of Merger and the Articles of Merger, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of the NASDAQ Stock Market, or that are required under consumer finance, mortgage banking and other similar laws, and (f) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Carolina Financial of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Carolina Financial of this Agreement.

5.3	Capital Stock.

The authorized capital stock of Carolina Financial consists of 25,000,000 shares of Carolina Financial Common Stock, of which 16,194,786 shares are issued and outstanding as of the date of this Agreement, and 1,000,000 shares of Carolina Financial preferred stock, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Carolina Financial are duly and validly issued and outstanding and are fully paid and nonassessable. Carolina Financial Common Stock is listed for trading and quotation on the Nasdaq Capital Market. None of the outstanding shares of capital stock of Carolina Financial has been issued in violation of any preemptive rights of the current or past stockholders of Carolina Financial. The shares of Carolina Financial Common Stock to be issued in the Merger will be (i) duly authorized, validly issued, fully paid and nonassessable; (ii) registered under the Securities Act; and (iii) listed for trading and quotation on the Nasdaq Capital Market.

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5.4	Carolina Financial Subsidiaries

Carolina Financial has no Subsidiaries except as set forth in the Carolina Financial Exchange Act Reports, and Carolina Financial owns all of the equity interests in each of its Subsidiaries. No capital stock (or other equity interest) of any such Subsidiary is or may become required to be issued (other than to another Carolina Financial Entity) by reason of any Rights, and there are no Contracts by which any such Subsidiary is bound to issue (other than to another Carolina Financial Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any Carolina Financial Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any such Subsidiary (other than to another Carolina Financial Entity). There are no Contracts relating to the rights of any Carolina Financial Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any such Subsidiary. All of the shares of capital stock (or other equity interests) of each Subsidiary are fully paid and nonassessable and are owned directly or indirectly by Carolina Financial free and clear of any Lien.

5.5	Exchange Act Filings; Offer and Sale of Securities; Financial Statements.

(a)                Carolina Financial has timely filed and made available to First South all Exchange Act Documents required to be filed by Carolina Financial since December 31, 2014 (together with all such Exchange Act Documents filed, whether or not required to be filed, the “Carolina Financial Exchange Act Reports”). The Carolina Financial Exchange Act Reports (i) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Carolina Financial Exchange Act Reports or necessary in order to make the statements in such Carolina Financial Exchange Act Reports, in light of the circumstances under which they were made, not misleading. No Carolina Financial Subsidiary is required to file any Exchange Act Documents. Each offering or sale of securities by Carolina Financial (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents, in light of the circumstances under which they were made, not misleading. Carolina Financial’s principal executive officer and principal financial officer have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to the Carolina Financial Exchange Act Reports to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Carolina Financial nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications.

(b)                Each of the Carolina Financial Financial Statements (including, in each case, any related notes) contained in the Carolina Financial Exchange Act Reports, including any Carolina Financial Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the Exchange Act with respect thereto, was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), fairly presented in accordance with GAAP the consolidated financial position of Carolina Financial and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect. The Carolina Financial Financial Statements are certified to the extent required by the Sarbanes-Oxley Act.

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(c)                Carolina Financial’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of Carolina Financial and its Subsidiaries whether or not included in Carolina Financial’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) “independent” with respect to Carolina Financial within the meaning of Regulation S-X and, (z) with respect to Carolina Financial, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws. Carolina Financial’s independent public accountants have audited Carolina Financial’s year-end financial statements, and have reviewed Carolina Financial’s interim financial statements that are included in the Financial Statements of Carolina Financial in accordance with Public Company Accounting Oversight Board Auditing Standard No. 4105.

(d)                Carolina Financial maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Carolina Financial is made known on a timely basis to the individuals responsible for the preparation of Carolina Financial’s Exchange Act Documents.

5.6	Absence of Undisclosed Liabilities.

Neither Carolina Financial nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable, or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Carolina Financial included in its Annual Report on Form 10-K for the year ended December 31, 2016 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2016, or (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby. Neither Carolina Financial nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Carolina Financial and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Carolina Financial or any of its Subsidiaries in Carolina Financial’s or such Subsidiary’s financial statements.

5.7	Absence of Certain Changes or Events.

Since December 31, 2013, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Carolina Financial Material Adverse Effect, (ii) none of the Carolina Financial Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any covenants and agreements of Carolina Financial provided in this Agreement, and (iii) since December 31, 2016, the Carolina Financial Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

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5.8	Tax Matters.

As of the date of this Agreement, it is the present intention, and as of the day of the Effective Time, it will be the present intention, of Carolina Financial to continue, either through Carolina Financial or through a member of Carolina Financial’s “qualified group” within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii) (the “Qualified Group”), at least one significant historic business line of First South, or to use at least a significant portion of First South’s historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d). As of the date of this Agreement and as of the Effective Time, neither Carolina Financial nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Carolina Financial has or will have any plan or intention to redeem or reacquire, either directly or indirectly, any of the Carolina Financial Common Stock issued to the holders of First South Common Stock in connection with the Merger. As of the date of this Agreement and as of the Effective Time, Carolina Financial does not have and will not have any plan or intention to sell or otherwise dispose of any of the assets of First South acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulation Section 1.368-2(k).

5.9	Compliance with Laws.

(a)                Carolina Financial is a bank holding company duly registered and in good standing as such with the Federal Reserve. CresCom Bank is a state chartered bank in good standing with the South Carolina Board of Financial Institutions.

(b)                Compliance with Permits, Laws and Orders.

(i)                 Each of the Carolina Financial Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and to the Knowledge of Carolina Financial, there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

(ii)               To the Knowledge of Carolina Financial, none of the Carolina Financial Entities is in Default under any Laws or Orders applicable to its business or employees conducting its business.

(iii)             None of the Carolina Financial Entities has received any notification or communication from any Governmental Authority (A) asserting that Carolina Financial or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring Carolina Financial or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking.

(iv)              There (A) is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Carolina Financial or any of its Subsidiaries, (B) are no written notices or correspondence received by Carolina Financial with respect to pending formal or informal inquiries of a material nature by, or disagreements or disputes with, any Governmental Authority with respect to Carolina Financial’s or any of Carolina Financial’s Subsidiaries’ business, operations, policies, or procedures since its inception, and (C) is not any pending or, to Carolina Financial’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct, any investigation or review (other than regular or routine examinations or inspections) of it or any of its Subsidiaries.

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(v)                None of the Carolina Financial Entities nor, to the Knowledge of Carolina Financial, any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (4) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(vi)              Each Carolina Financial Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each Carolina Financial Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.

(vii)            Each Carolina Financial Entity’s collection and use of IIPI complies in all material respects with Carolina Financial’s Gramm-Leach-Bliley Act privacy notice, the Gramm-Leach-Bliley Act, and the Fair Credit Reporting Act.

5.10	Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Carolina Financial, threatened (or unasserted but considered probable of assertion) against Carolina Financial, or to Carolina Financial’s Knowledge, against any director, officer, employee, or agent of Carolina Financial in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Carolina Financial or Employee Benefit Plan of Carolina Financial, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against Carolina Financial; and no claim for indemnity has been made or, to Carolina Financial’s Knowledge, threatened by any director, officer, employee, independent contractor, or agent to Carolina Financial and, to the Knowledge of Carolina Financial, no basis for any such claim exists.

5.11	Reports.

Except for immaterial late filings, since December 31, 2013, each Carolina Financial Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective date, such reports and documents did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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5.12	Internal Control.

Carolina Financial’s internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Carolina Financial financial statements for external purposes in accordance with GAAP. Carolina Financial’s internal control over financial reporting is effective to provide reasonable assurance (i) regarding the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and disposition of Carolina Financial’s consolidated Assets; (ii) that transactions are recorded as necessary to permit the preparation of Carolina Financial’s financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with the authorizations of Carolina Financial’s management and directors; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of Carolina Financial’s consolidated Assets that could have a material impact on Carolina Financial’s consolidated financial statements.

5.13	Approvals.

No Carolina Financial Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, a “Carolina Financial Regulatory Agreement”), nor are there any pending or, to the Knowledge of Carolina Financial, threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such Carolina Financial Regulatory Agreement.

5.14	Brokers and Finders; Opinion of Financial Advisor.

Except for the Carolina Financial Financial Advisor, neither Carolina Financial nor any Carolina Financial Entity, or any of their respective officers, directors, employees, or Representatives, has employed any broker, finder or investment banker or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby. The board of directors of Carolina Financial has received the opinion of the Carolina Financial Financial Advisor (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and qualifications contained therein, the Exchange Ratio is fair, from a financial point of view, to Carolina Financial.

5.15	Certain Actions.

No Carolina Financial Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b).

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5.16	Available Consideration.

Carolina Financial has available to it, or as of the Effective Time will have available to it, sufficient shares of authorized and unissued Carolina Financial Common Stock and all funds necessary for the issuance and payment of the Merger Consideration and has funds available to it to satisfy its payment obligations under this Agreement.

5.17	Statements True and Correct.

(a)                No statement, certificate, instrument, or other writing furnished or to be furnished by any Carolina Financial Entity or any Affiliate thereof to First South pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                None of the information supplied or to be supplied by any Carolina Financial Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Carolina Financial with the SEC in connection with the Merger will (after taking into account any supplemental or amended information provided prior to approval), when the Registration Statement is declared effective by the SEC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Carolina Financial Entity or any Affiliate thereof for inclusion in any final Joint Proxy Statement/Prospectus to be mailed to the shareholders of First South and the stockholders of Carolina Financial in connection with First South’s Shareholders’ Meeting and Carolina Financial’s Stockholders’ Meeting, and any other documents to be filed by any Carolina Financial Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, (after taking into account any supplemental or amended information provided prior to filing, mailing, or the date of First South’s Shareholders’ Meeting or the Carolina Financial Stockholders’ Meeting, as applicable) at the respective time such documents are filed, and with respect to any Joint Proxy Statement/Prospectus, when first mailed to the shareholders of First South and the stockholders of Carolina Financial be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of First South’s Shareholders’ Meeting and the Carolina Financial Stockholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxies for each meeting.

(c)                All documents that any Carolina Financial Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.18	No Additional Representations.

Except for the representations and warranties specifically set forth in Article 5 of this Agreement, neither Carolina Financial nor any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to First South, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Carolina Financial hereby disclaims any such representation or warranty by Carolina Financial or any of its officers, directors, employees, agents, or representatives, or any other person.

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Article 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1	Affirmative Covenants of First South and Carolina Financial.

(a)                From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Carolina Financial shall have been obtained, and except as otherwise expressly contemplated herein, First South shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) use best efforts to provide all information requested by Carolina Financial related to loans or other transactions made by First South with a value equal to or exceeding $1,000,000, and (v) take no action which would reasonably be expected to (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b)                From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of First South shall have been obtained, and except as otherwise expressly contemplated herein, Carolina Financial shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(c)                First South and Carolina Financial each shall, and shall cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of such First South and its Subsidiaries requested by Carolina Financial, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.

6.2	Negative Covenants of First South.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Carolina Financial shall have been obtained (not to be unreasonably withheld or delayed), and except as otherwise expressly contemplated herein, First South covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)                amend the Certificate of Incorporation, Bylaws, or other governing instruments of any First South Entity;

(b)                incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $500,000 except in the ordinary course of the business of any First South Entity consistent with past practices and that are pre-payable without penalty, charge, or other payment (which exception shall include, for First South Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank and the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities), or impose, or suffer the imposition, on any Asset of any First South Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business of Subsidiaries that are depository institutions, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the First South Disclosure Memorandum);

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(c)                repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or as required by this Agreement), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any First South Entity, or declare or pay any dividend or make any other distribution in respect of First South’s capital stock;

(d)                except for this Agreement or upon the exercise of First South Options or vesting of First South Stock Awards, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of First South Common Stock, any other capital stock of any First South Entity, or any Right;

(e)                adjust, split, combine, or reclassify any capital stock of any First South Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of First South Common Stock, or sell, lease, mortgage, or otherwise dispose of (i) any shares of capital stock of any First South Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;

(f)                 purchase any securities or make any material investment except in the ordinary course of business consistent with past practice, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned First South Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;

(g)                (i) except as contemplated by this Agreement, grant any bonus in excess of an aggregate of $5,000 or increase in compensation or benefits to the employees, officers or directors of any First South Entity (except in accordance with past practice), (ii) enter into any new commitment or agreement to pay any severance or termination pay, or any stay or other bonus to any First South director, officer or employee (except for payments according to the employment agreements attached hereto as Exhibits H and I) , (iii) enter into or amend any severance agreements with officers, employees, directors, independent contractors, or agents of any First South Entity, (iv) change any fees or other compensation or other benefits to directors of any First South Entity, (v) except as contemplated by this Agreement, waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any Rights or restricted stock, or reprice Rights granted under the outstanding First South Options or authorize cash payments in exchange for any Rights; or (vi) except to the extent required under applicable Law or existing Contracts, accelerate, vest or commit or agree to accelerate or vest any amounts, benefits or rights payable by any First South Entity;

(h)                enter into or amend any employment Contract between any First South Entity and any Person (unless such amendment is required by Law or this Agreement) that the First South Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)                 adopt any new employee benefit plan of any First South Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans of any First South Entity other than any such change that is required by Law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by Law, the terms of such plans or consistent with past practice;

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(j)                 make any change in any Tax or accounting methods, systems of internal accounting controls or schedule of internal audits, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements, or GAAP or at the specific request of Carolina Financial;

(k)                commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any First South Entity for money damages or restrictions upon the operations of any First South Entity;

(l)                 enter into, modify, amend, or terminate any material Contract other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 per annum and other than Contracts covered by Sections 6.2(m) or (n);

(m)              enter into or make any loans or extensions of credit with a value equal to or exceeding $2,500,000, other than residential mortgage loans for which First South has a commitment to buy from a reputable investor (for the avoidance of doubt, such limit shall apply to separate extensions of credit and not to the total credit exposure to any Person), or enter into or make any loans that exceed internal policy or regulatory loan-to-value guidelines;

(n)                except in the ordinary course of business, (i) renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except, with respect to any extension of credit with an unpaid balance of less than $250,000 (for the avoidance of doubt, such limit shall apply to separate extensions of credit and not to the total credit exposure to any Person), in conformity with existing lending policies and practices, (ii) waive, release, compromise, or assign any material rights or claims, or (iii) make any adverse changes in the mix, rates, terms, or maturities of First South’s deposits and other Liabilities.

(o)                except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of First South or First South Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(p)                except in the ordinary course of business, restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(q)                make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures of less than $50,000 and expenditures otherwise necessary to maintain existing assets in good repair or to make payment of necessary Taxes;

(r)                 establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(s)                 take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;

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(t)                 knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(u)                agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 6.2;

(v)                maintain First South Bank’s allowance for loan losses in a manner inconsistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods consistent with past practices of First South Bank; or

(w)              take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of the Merger.

6.3	Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a First South Material Adverse Effect or a Carolina Financial Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

6.4	Reports.

Each of Carolina Financial and its Subsidiaries and First South and the First South Entities shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed. First South and the First South Entities shall also make available to Carolina Financial monthly financial statements, copies of all written materials provided to members of First South’s board of Directors in connection with its regular monthly meetings (other than reports or presentations prepared by the First South Financial Advisor or legal counsel in connection with the Merger or materials containing confidential supervisory information) and quarterly call reports following distribution to First South’s Board of Directors or filing, as applicable. The financial statements of Carolina Financial and First South, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ or stockholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports of Carolina Financial and First South filed under the Exchange Act or with any other Regulatory Authority will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

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6.5	Carolina Financial Use and Disclosure of IIPI.

Carolina Financial acknowledges that IIPI disclosed to Carolina Financial Entities in connection with the Agreement has been and will be disclosed pursuant to 15 U.S.C. 6802(e)(7). Carolina Financial Entities may not use or disclose IIPI, nor permit the use or disclosure of IIPI, other than for the purposes described in 15 U.S.C. § 6802(e)(7).

Article 7

ADDITIONAL AGREEMENTS

7.1	Shareholder Approvals.

(a)                Unless this Agreement has been terminated in accordance with its terms, First South shall submit to its shareholders this Agreement and any other matters required to be approved by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, First South shall take, in accordance with applicable Law and its Certificate of Incorporation and Bylaws, all action necessary to call, give notice of, convene, and hold First South’s Shareholders’ Meeting as soon as reasonably practicable. The First South Board shall recommend that its shareholders approve this Agreement in accordance with the VSCA (the “First South Recommendation”) and shall include such recommendation in the Joint Proxy Statement/Prospectus, except to the extent the First South’s Board has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement. Subject to Section 7.1(b) and 7.3, First South shall solicit and use its commercially reasonable efforts to obtain the Requisite First South Shareholder Vote.

(b)                Neither First South’s Board nor any committee thereof shall, except as expressly permitted by this Section 7.1(b), (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Carolina Financial, the First South Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”). Notwithstanding the foregoing, prior to the Requisite First South Shareholder Vote, the First South’s Board may make an Adverse Recommendation Change if and only if (A) a material development or material change in circumstance occurs, arises or becomes known to First South’s Board after the date of this Agreement unrelated to any potential or actual Acquisition Proposal (such material development or change in circumstances being referred to as an “Intervening Event”) and First South’s Board determines in good faith, after consultation with First South’s outside counsel, that in light of such Intervening Event an Adverse Recommendation Change is required in order for First South’s Board to comply with its fiduciary obligations to First South’s shareholders under applicable Law, or (B):

(i)                 First South’s Board determines in good faith, after consultation with the First South Financial Advisor and outside counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 7.3) that is a Superior Proposal;

(ii)               First South’s Board determines in good faith, after consultation with First South’s outside counsel, that a failure to accept such Superior Proposal would result in First South’s Board breaching its fiduciary duties to First South and its shareholders under applicable Law;

(iii)             First South’s Board provides written notice (a “Notice of Recommendation Change”) to Carolina Financial of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the fifth business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing) and identify the Person or Group making such Superior Proposal (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the five business day period referred to in this clause (iii) and in clauses (iv) and (v) shall be reduced to three business days following the giving of such new Notice of Recommendation Change);

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(iv)              after providing such Notice of Recommendation Change, First South shall negotiate in good faith with Carolina Financial (if requested by Carolina Financial) and provide Carolina Financial reasonable opportunity during the subsequent five business day period to make such adjustments in the terms and conditions of this Agreement as would enable the First South Board to proceed without an Adverse Recommendation Change (provided, however, that Carolina Financial shall not be required to propose any such adjustments); and

(v)                First South’s Board, following such five business day period, again determines in good faith, after consultation with the First South Financial Advisor and outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would violate their fiduciary duties to First South and its shareholders under applicable Law.

(c)                Notwithstanding any other provision of this Agreement, except to the extent prohibited by the VSCA as determined by First South after consultation with First South’s outside counsel, First South shall submit this Agreement to its shareholders at the First South’s Shareholders’ Meeting even if First South’s Board has made an Adverse Recommendation Change, in which case the First South’s Board may communicate the Adverse Recommendation Change and the basis for it to the shareholders of First South in the Joint Proxy Statement/Prospectus or any appropriate amendment or supplement thereto; provided, however, that First South may postpone or adjourn First South’s Shareholders’ Meeting: (i) with the consent of Carolina Financial; (ii) for the absence of a quorum; (iii) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the shareholders of First South within a reasonable period of time in advance of First South’s Shareholders’ Meeting; (iv) to allow reasonable additional time to solicit additional proxies; (v) if required by applicable Law; or (vi) if First South has provided a Notice of Recommendation Change to Carolina Financial pursuant to Section 7.1(b)(iii) and the notice period contemplated by Section 7.1(b)(iii) has not yet expired.

(d)                Carolina Financial shall submit to its stockholders this Agreement and any other matters required to be approved by its stockholders in order to carry out the intentions of this Agreement, including the issuance of the Merger Consideration. In furtherance of that obligation, Carolina Financial shall take, in accordance with applicable Law and its Certificate of Incorporation and Bylaws, all action necessary to call, give notice of, convene, and hold Carolina Financial’s Stockholders’ Meeting as soon as reasonably practicable. The Carolina Financial Board shall recommend that its stockholders approve this Agreement in accordance with the DGCL and approve the issuance of the Merger Consideration in accordance with the rules and regulations of the NASDAQ Stock Market and shall include such recommendations in the Joint Proxy Statement/Prospectus. Carolina Financial shall solicit and use its reasonable best efforts to obtain the Requisite Carolina Financial Stockholder Votes.

7.2	Securities Act Compliance.

(a)                As promptly as reasonably practicable following the date hereof, Carolina Financial shall prepare and file with the SEC the Registration Statement, which shall include the Joint Proxy Statement/Prospectus and constitute the prospectus relating to the shares of Carolina Financial Common Stock to be issued in the Merger. First South will furnish to Carolina Financial the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Carolina Financial on the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. Carolina Financial shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Carolina Financial and First South will use their reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to their respective shareholders or stockholders, as applicable, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Carolina Financial will advise First South, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Carolina Financial Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Carolina Financial or First South, or any of their respective affiliates, officers or directors, should be discovered by Carolina Financial or First South which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Carolina Financial with the SEC and disseminated by First South to its shareholders and by Carolina Financial to its stockholders.

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(b)                Carolina Financial shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of Carolina Financial and First South shall furnish all information concerning it and the holders of First South Common Stock as may be reasonably requested in connection with any such action.

(c)                Prior to the Effective Time, Carolina Financial shall notify the NASDAQ Stock Market of the additional shares of Carolina Financial Common Stock to be issued by Carolina Financial in exchange for the shares of First South Common Stock.

7.3	Other Offers, etc.

(a)                From the date of this Agreement through the first to occur of the Effective Time or termination of this Agreement, each First South Entity shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly (i) solicit or initiate, or knowingly encourage, induce or knowingly facilitate the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal, (ii) participate in any discussions (except to notify a third party of the existence of restrictions provided in this Section 7.3 or to clarify the terms and conditions of an unsolicited Acquisition Proposal) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) (an “Acquisition Agreement”) contemplating or otherwise relating to any Acquisition Transaction, or (iv) propose or agree to do any of the foregoing; provided, however, that prior to the Requisite First South Shareholder Vote, this Section 7.3 shall not prohibit a First South Entity from furnishing nonpublic information regarding any First South Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if and only if: (A) no First South Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 7.3 (other than any breach of such obligation that is unintentional and immaterial and did not result in the submission of such Acquisition Proposal), (B) First South’s Board shall have determined in good faith, after consultation with the First South Financial Advisor and First South’s outside counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, (C) First South’s Board concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to First South and its shareholders, (D) (1) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, First South gives Carolina Financial written notice (which may be by electronic mail) of the identity of such Person or Group and of First South’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) First South receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the confidentiality terms of this Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, First South furnishes such nonpublic information to Carolina Financial (to the extent such nonpublic information has not been previously furnished by First South to Carolina Financial). In addition to the foregoing, First South shall provide Carolina Financial with at least two business days’ prior written notice of a meeting of First South’s Board at which meeting First South’s Board is reasonably expected to resolve to recommend the Acquisition Agreement as a Superior Proposal to its shareholders, and First South shall keep Carolina Financial reasonably informed on a prompt basis, of the status and material terms of such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.

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(b)                In addition to the obligations of First South set forth in this Section 7.3, as promptly as practicable, after any of the directors or executive officers of First South become aware thereof, First South shall advise Carolina Financial of any request received by First South for nonpublic information which First South reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. First South shall keep Carolina Financial informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c)                First South shall, and shall cause its and each First South Entity’s directors, officers, employees, and Representatives to immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use and cause to be used all commercially reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

(d)                Nothing contained in this Agreement shall prevent a Party or its Board of Directors from (i) complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided, however, that such Rule will in no way eliminate or modify the effect that any action pursuant to such Rule would otherwise have under this Agreement; (ii) making any disclosure to First South’s shareholders if First South’s Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law, (iii) informing any Person of the existence of the provisions contained in this Section 7.3 or (iv) making any “stop, look and listen” communication to First South’s shareholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to First South’s shareholders).

7.4	Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

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7.5	Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its commercially reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, however, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

7.6	Investigation and Confidentiality.

(a)                Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily or materially with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, First South shall permit Carolina Financial’s senior officers and independent accountants to meet with the senior officers of First South, including officers responsible for the First South Financial Statements, the internal controls of First South, and the disclosure controls and procedures of First South and First South’s independent public accountants, to discuss such matters as Carolina Financial may deem reasonably necessary or appropriate for Carolina Financial to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act.

(b)                In addition to each Party’s obligations pursuant to Section 7.6(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c)                First South shall use its commercially reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to First South to preserve the confidentiality of the information relating to the First South Entities provided to such Persons and their Affiliates and Representatives.

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(d)                Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a First South Material Adverse Effect or a Carolina Financial Material Adverse Effect, as applicable.

(e)                Each Carolina Financial Entity shall, in accordance with Carolina Financial’s comprehensive written data security program established and maintained pursuant to 15 U.S.C. § 6801 and regulations promulgated thereunder (“Carolina Financial Security Program”), safeguard IIPI disclosed to that Carolina Financial Entity pursuant to this Agreement or in connection with the transactions contemplated hereby. In the event that any Carolina Financial Entity allows a third party to access such IIPI, Carolina Financial shall ensure that the third party safeguards that IIPI in accordance with a data security program substantially equivalent to the Carolina Financial Security Program.

(f)                 Carolina Financial shall notify First South promptly (but in no event more than 24 hours) of any Data Incident. All Carolina Financial Entities shall promptly take all actions that are necessary and advisable to correct, mitigate, and prevent recurrence of the Data Incident. All Carolina Financial Entities shall cooperate fully with First South and its designees in all reasonable efforts to investigate the Data Incident.

(g)                If this Agreement is terminated prior to the Effective Time, each Carolina Financial Entity shall promptly return or dispose of, and certify the return or disposal, of all IIPI received by the Carolina Financial Entity in connection with this Agreement. Any disposal of such IIPI must be performed in a manner that ensures that the IIPI is rendered permanently unreadable and unrecoverable.

7.7	Press Releases.

Prior to the Effective Time, First South and Carolina Financial shall consult with each other as to the form and substance of any press release, communication with First South’s shareholders, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, however, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

7.8	Charter Provisions.

Each First South Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws, or other governing instruments of any First South Entity or restrict or impair the ability of Carolina Financial or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any First South Entity that may be directly or indirectly acquired or controlled by them.

7.9	Employee Benefits and Contracts.

(a)                Except as specifically provided in this Agreement, all persons who are employees of the First South Entities immediately prior to the Effective Time and whose employment is not terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become at-will employees of the Surviving Bank or one of its subsidiaries; provided, however, that in no event shall any of the employees of the First South Entities be officers of the Surviving Corporation or the Surviving Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position by the Board of Directors of the Surviving Corporation or the Surviving Bank and in accordance with the Bylaws of the Surviving Corporation or the Surviving Bank. All of the Continuing Employees shall be employed at the will of the Surviving Bank, and no contractual right to employment shall inure to such employees because of this Agreement except as may be otherwise expressly set forth in this Agreement.

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(b)                As of the Effective Time, each Continuing Employee shall be eligible to participate in each of Carolina Financial’s Employee Benefit Plans with full credit for prior service with First South and any other First South Entity solely for purposes of eligibility and vesting, except that such service shall also be credited for purposes of calculating benefits under Carolina Financial’s standard severance policy. For the avoidance of doubt, each Continuing Employee who is terminated involuntarily other than for cause (as determined by the Carolina Financial) will be eligible to receive severance benefits under Carolina Financial’s standard severance policy for its employees, an accurate and complete description of which has been provided to First South, in addition to outplacement assistance; provided, however, that any Continuing Employees who are eligible to receive severance benefits, change of control benefits or any payments that are enhanced on account of the Merger pursuant to an individual employment arrangement, change of control arrangement or deferred compensation plan other than any Retention Bonus Agreement shall not be eligible to receive severance benefits under Carolina Financial’s standard severance policy.

(c)                As of the Effective Time, Carolina Financial shall make available employer-provided benefits under Carolina Financial Employee Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to Carolina Financial or CresCom Bank employees. With respect to Carolina Financial Employee Benefit Plans providing health coverage, Carolina Financial shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or their covered dependents who were covered under a similar First South plan at the Effective Time of the Merger. In addition, if any such transition occurs during the middle of a plan year, Carolina Financial shall use commercially reasonable efforts to cause any such successor Carolina Financial Employee Benefit Plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding First South Employee Benefit Plan during that plan year prior to the transition effective date.

(d)                First South shall cause each of First South’s directors who are not employees of First South or First South Bank to execute and deliver a Non-Employee Director Non-Competition Agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form attached hereto as Exhibit B

(e)                Except as disclosed in Section 7.9 of the First South Disclosure Memorandum, First South shall cause each of First South’s Executive Officers and directors to execute and deliver a Shareholder Support Agreement dated as of the date hereof in the form attached hereto as Exhibit C pursuant to which he or she will vote his or her shares of First South Common Stock in favor of this Agreement and the transactions contemplated hereby.

(f)                 No officer, employee, or other Person (other than the corporate Parties to this Agreement) shall be deemed a third party or other beneficiary of this Agreement, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as may be expressly set forth in Section 7.11. No provision of this Agreement constitutes or shall be deemed to constitute, an employee benefit plan or other arrangement, an amendment of any employee benefit plan or other arrangement, or any provision of any employee benefit plan or other arrangement.

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(g)                First South shall use its reasonable best efforts to cause the employees designated by Carolina Financial to execute a CresCom Merger / Cash Retention Bonus Agreement in the form attached hereto as Exhibit E.

(h)                Consistent with applicable Law, First South shall notify each holder of First South Options having an exercise price per share less than the per share value of the Merger Consideration of such optionee’s right to enter into a Stock Option Cash-Out Agreement in the form of Exhibit G.

(i)                 Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Bruce W. Elder and Cornelius F. Sullivan shall enter into employment agreements in the forms attached hereto as Exhibits H and I, respectively, which shall become effective only upon the effective time of the Merger.

(j)                 Upon not less than 10 days’ notice prior to the Closing Date from Carolina Financial to First South, First South shall cause the adoption of resolutions (which are acceptable to Carolina Financial) by each applicable First South Entity’s Board of Directors terminating, amending or causing other appropriate modification of each First South Benefit Plan as specified by Carolina Financial in such notice, effective as of the date which immediately precedes the Closing Date or as of the Closing Date (as shall be specified in such notice), provided that (a) First South shall be required to take such action only with respect to First South Benefit Plans that may unilaterally be terminated, amended or modified, as applicable, as requested by Carolina Financial, by a First South Entity in accordance with the terms of the plan and applicable Law, (b) First South shall not be required to take such action if and to the extent it would cause a plan participant to be denied a benefit, or vesting of a benefit, that the participant would have been entitled to under the plan if the plan had not been so terminated, amended or modified at or prior to the Effective Time; and (c) for the avoidance of doubt, any reasonable costs or expenses that are incurred by a First South Entity in connection with such termination, amendment or modification (including without limitation the payment of any benefits or compensation) shall be considered reasonable expenses incurred by a First South Entity in connection with the Merger. Upon such action, participants in such applicable First South Benefit Plans that are First South ERISA Plans shall be 100% vested in their account balances or other applicable plan benefits.

7.10	Section 16 Matters.

Prior to the Effective Time, First South and Carolina Financial shall take all such steps as may be required to cause (in the case of First South) any dispositions of First South Common Stock (including derivative securities with respect to First South Common Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to First South (“First South Insiders”) or (in the case of Carolina Financial) any acquisitions of Carolina Financial Common Stock (including derivative securities with respect to Carolina Financial Common Stock) by any First South Insiders who, immediately following the Merger, will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Carolina Financial, in each case resulting from the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 promulgated under the Exchange Act to the fullest extent permitted by applicable law. First South agrees to promptly furnish Carolina Financial with all requisite information necessary for Carolina Financial to take the actions contemplated by this Section 7.10.

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7.11	Indemnification.

(a)                Carolina Financial shall indemnify, defend, and hold harmless the present and former directors and executive officers of the First South Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of a First South Entity or, at First South’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including service in connection with the transactions contemplated by this Agreement) to the fullest extent permitted under the DGCL, the VSCA, Section 402 of the Sarbanes-Oxley Act, the Securities Laws and FDIC Regulations Part 359, and by the Certificate of Incorporation and Bylaws of First South and any other First South Entity as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any First South Entity is insured against any such matter.

(b)                Prior to the Effective Time, Carolina Financial shall purchase, or shall direct First South to purchase, an extended reporting period endorsement under First South’s existing directors’ and officers’ liability insurance coverage (“First South Entities’ D&O Policies”) for acts or omissions occurring prior to the Effective Time by such directors and officers currently covered by First South Entities’ D&O Policies. The directors and officers of First South shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement. Such endorsement shall provide such directors and officers with coverage (including bankers’ professional liability, cyber and employment practices coverage) following the Effective Time for six years or such lesser period of time as can be purchased for an aggregate amount equal to 200% of the current annual premiums for the First South Entities’ D&O Policies (the “Premium Multiple”). If Carolina Financial is unable to obtain or maintain the insurance coverage called for in this Section 7.11(b), then Carolina Financial shall obtain the most advantageous coverage that can be purchased for the Premium Multiple.

(c)                Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.11, upon learning of any such Liability or Litigation, shall promptly notify Carolina Financial and the Surviving Corporation thereof in writing. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Carolina Financial or the Surviving Corporation shall have the right to assume the defense thereof and neither Carolina Financial nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Carolina Financial or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Carolina Financial or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Carolina Financial or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Carolina Financial and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) neither Carolina Financial nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all Carolina Financial’s Entities and their respective directors, officers, and controlling persons, employees, agents, and Representatives; and provided, further, that neither Carolina Financial nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

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(d)                If Carolina Financial or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Carolina Financial or the Surviving Corporation shall assume the obligations set forth in this Section 7.11.

(e)                The provisions of this Section 7.11 are intended to be for the benefit of, shall be enforceable by, and may not be modified without the prior written consent of each Indemnified Party and their respective heirs and legal and personal representatives.

7.12           Tax Covenants of Carolina Financial.

At and after the Effective Time, Carolina Financial covenants and agrees that it:

(a)                will not take any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a)(1)(A) of the Code;

(b)                will maintain all books and records and prepare and file all federal, state and local income Tax Returns and schedules thereto of Carolina Financial, First South and all Affiliates thereof in a manner consistent with the Merger’s being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local Tax Laws);

(c)                will, either directly or through a member of Carolina Financial’s Qualified Group, continue at least one significant historic business line of First South, or use at least a significant portion of the historic business assets of First South in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d);

(d)                in connection with the Merger, will not reacquire, and will not permit any Person that is a “related person” (as defined in Treasury Regulation Section 1.368-1(e)(4)) to Carolina Financial to acquire, any of the Carolina Financial Common Stock issued in connection with the Merger; and

(e)                will not sell or otherwise dispose of any of First South’s assets acquired in the Merger, and will not cause or permit CresCom Bank to sell or otherwise dispose of any of the Bank’s assets acquired in the Bank Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulation Section 1.368-2(k).

Article 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1	Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)                Shareholder Approvals. The shareholders of First South shall have approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, by the Requisite First South Shareholder Vote, as and to the extent required by Law and by the provisions of First South’s Articles of Incorporation and Bylaws. The stockholders of Carolina Financial shall have approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the issuance of the Merger Consideration, by the Requisite Carolina Financial Stockholder Votes, as and to the extent required by Law and by the provisions of Carolina Financial’s Certificate of Incorporation and Bylaws.

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(b)                Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Carolina Financial would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Carolina Financial would not, in its reasonable judgment, have entered into this Agreement.

(c)                Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a First South Material Adverse Effect or a Carolina Financial Material Adverse Effect, as applicable. First South shall have obtained the Consents listed in Section 8.1(c) of the First South Disclosure Memorandum, including Consents from the lessors of each office leased by First South, if any. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Carolina Financial would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Carolina Financial would not, in its reasonable judgment, have entered into this Agreement.

(d)                Registration Statement. The Registration Statement shall have been declared effective by the SEC, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.

(e)                Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

(f)                 Exchange Listing. Carolina Financial shall have filed with the NASDAQ Stock Market a notification form for the listing of all shares of Carolina Financial Common Stock to be delivered as Merger Consideration, and the NASDAQ Stock Market shall not have objected to the listing of such shares of Carolina Financial Common Stock.

(g)                Tax Opinion. Carolina Financial and First South shall have received the opinion of Carolina Financial’s legal counsel, dated as of the Closing, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Carolina Financial and First South will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion may be based on, in addition to the review of such matters of fact and Law as the opinion given considers appropriate, representations contained in certificates of officers of Carolina Financial and First South.

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8.2	Conditions to Obligations of Carolina Financial.

The obligations of Carolina Financial to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Carolina Financial pursuant to Section 10.6(a):

(a)                Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of First South set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of First South set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a First South Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)                Performance of Agreements and Covenants. Each and all of the agreements and covenants of First South to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)                Officers’ Certificate. First South shall have delivered to Carolina Financial (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to First South and in Sections 8.2(a), 8.2(b), and 8.2(f) have been satisfied.

(d)                Secretary’s Certificate. First South and First South Bank shall have delivered a certificate of the secretary of First South and First South Bank, dated as of the Closing Date, certifying as to (i) the incumbency of officers of First South and First South Bank executing documents executed and delivered in connection herewith, (ii) a copy of the Articles of Incorporation of First South as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not more than 10 days prior to the Closing Date) of the Virginia State Corporation Commission as to the good standing of First South; (iii) a copy of the Bylaws of the First South as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the consent or resolutions of First South’s Board of Directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve (dated not more than 10 days prior to the Closing Date) certifying that the First South is a registered bank holding company, (vi) a copy of the Articles of Incorporation of First South Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the Bylaws of First South Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the North Carolina Commissioner of Banks (dated not more than 10 days prior to the Closing Date) as to the good standing of First South Bank, and (ix) a certificate of the FDIC (dated not more than 10 days prior to the Closing Date) certifying that First South Bank is an insured depository institution.

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(e)                Non-Competition Agreements; Shareholder Support Agreements; Claims Letters; Stock Option Cash-Out Agreements; Employment Agreements. The Non-Employee Director Non-Competition Agreements in the form attached hereto as Exhibit B shall have been executed by the members of the First South’s Board of Directors who are not employed by First South or First South Bank and delivered to Carolina Financial, in each case other than by those members of First South’s Board of Directors who will serve, as of the Effective Time, as members of the Board of Directors of Carolina Financial. The Shareholder Support Agreements in the form attached hereto as Exhibit C shall have been executed by each of the directors and Executive Officers and delivered to Carolina Financial. Each of the directors and Executive Officers shall have executed claims letters in the form attached hereto as Exhibit D and delivered the same to Carolina Financial. First South shall have complied in all material respects with its obligation pursuant to Section 7.9(h). The employment agreements in the forms attached hereto as Exhibits H and I shall have been executed by Bruce W. Elder and Cornelius F. Sullivan, respectively, and CresCom Bank (and such parties shall not have advised Carolina Financial that they intend to breach any such agreements) and delivered to Carolina Financial.

(f)                 No Material Adverse Effect. There shall not have occurred any First South Material Adverse Effect from the March 31, 2017 balance sheet to the Effective Time with respect to First South or First South Bank.

(g)                Bank Merger. The Parties shall stand ready to consummate the Bank Merger immediately after the Merger.

8.3	Conditions to Obligations of First South.

The obligations of First South to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by First South pursuant to Section 10.6(b):

(a)                Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Carolina Financial set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)(i), and 5.5 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Carolina Financial set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)(i), and 5.5) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Carolina Financial Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)                Performance of Agreements and Covenants. Each and all of the agreements and covenants of Carolina Financial to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)                Officers’ Certificate. Carolina Financial shall have delivered to the First South a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as they relate to Carolina Financial and in Sections 8.3(a), 8.3(b), and 8.3(f) have been satisfied.

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(d)                Secretary’s Certificate. Carolina Financial and CresCom Bank shall have delivered a certificate of the secretary of Carolina Financial and CresCom Bank, dated as of the Closing Date, certifying as to (i) the incumbency of officers of Carolina Financial and CresCom Bank executing documents executed and delivered in connection herewith, (ii) a copy of the Certificate of Incorporation of the Carolina Financial as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not more than 10 days prior to the Closing Date) of the Secretary of State of the State of Delaware as to the good standing of the Carolina Financial; (iii) a copy of the Bylaws of the Carolina Financial as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the consent or resolutions of Carolina Financial’s Board of Directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve (dated not more than 10 days prior to the Closing Date) certifying that the Carolina Financial is a registered bank holding company, (vi) a copy of the Articles of Incorporation of CresCom Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the Bylaws of CresCom Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the South Carolina Board of Financial Institutions (dated not more than 10 days prior to the Closing Date) as to the good standing of CresCom Bank, and (ix) a certificate of the FDIC (dated not more than 10 days prior to the Closing Date) certifying that CresCom Bank is an insured depository institution.

(e)                Payment of Merger Consideration. Carolina Financial shall have executed and delivered an agreement with the Exchange Agent obligating Carolina Financial to deliver the Merger Consideration and cash in an aggregate amount sufficient for payment in lieu of fractional shares of Carolina Financial Common Stock to which holders of First South Common Stock may be entitled to the Exchange Agent within five Business Days of the Effective Time.

(f)                 No Material Adverse Effect. There shall not have occurred any Carolina Financial Material Adverse Effect from the March 31, 2017 balance sheet to the Effective Time with respect to Carolina Financial.

Article 9
TERMINATION

9.1	Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of First South or the stockholders of Carolina Financial, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)                By mutual written agreement of Carolina Financial and First South; or

(b)                By Carolina Financial or First South (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2 or 8.3 as applicable; or

(c)                By Carolina Financial or First South in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, (iii) the Requisite First South Shareholder Vote is not obtained at First South’s Shareholders’ Meeting or (iv) the Requisite Carolina Financial Stockholder Votes are not obtained at Carolina Financial’s Stockholders’ Meeting; or

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(d)                By Carolina Financial or First South in the event that the Merger shall not have been consummated by March 31, 2018, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(d); or

(e)                By Carolina Financial (provided, that Carolina Financial is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) First South’s Board shall have made an Adverse Recommendation Change relating to an Acquisition Proposal; (ii) First South’s Board shall have failed to reaffirm the First South Recommendation within 10 business days after Carolina Financial requests such at any time following the public announcement of an Acquisition Proposal, provided, however, that any actions taken by First South pursuant to Section 7.3 of this Agreement shall not be considered a failure to reaffirm the First South Recommendation, or (iii) First South shall have failed to comply in all material respects with its obligations under Section 7.1 or 7.3; or

(f)                 By First South, if (i) First South’s Shareholders’ Meeting has been held, (ii) the Requisite First South Shareholder Vote has not been obtained, (iii) prior to First South’s Shareholders’ Meeting, First South has received a Superior Proposal which did not result from a breach of Section 7.3, and (iv) First South Board’s has determined to enter into a definitive agreement providing for such Superior Proposal upon termination of this Agreement in accordance with this Section 9.1(f) and enters into such agreement concurrently with such termination; provided, that First South shall pay Carolina Financial the Termination Fee pursuant to Section 9.3(a) concurrently with and as a condition to the effectiveness of such termination; or

(g)                (i)      by First South, upon written notice to Carolina Financial on the business day immediately following the Measurement Date, if (A) the Carolina Financial Average Closing Price is less than $25.98 and (B) (x) the Closing Price Change Ratio is 0.15 less than (y) the Index Change Ratio. If First South elects to exercise its termination right pursuant to this Section 9.1(g)(i), the provisions of Section 9.1(g)(ii) shall apply.

(ii)       A termination by First South pursuant to Section 9.1(g)(i) shall have no force or effect if Carolina Financial agrees in writing within two business days after receipt of written notice of such termination to (A) increase the Exchange Ratio to the ratio obtained by multiplying (x) the quotient of the Per Share Purchase Price divided by the Carolina Final Average Closing Price by (y) the sum of the Index Change Ratio minus 0.15 or (B) add a cash component to the Merger Consideration in an amount per share equivalent to the Exchange Ratio adjustment described in clause (A); or

(h)                by First South, at any time prior to the Requisite First South Shareholder Vote, if the First South Board shall have effected an Adverse Recommendation Change in response to, or as a result of, an Intervening Event.

9.2	Effect of Termination.

In the event of the termination and abandonment of this Agreement by either Carolina Financial or First South pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 7.6, 9.2, 9.3, 10.2, and 10.3 shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

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9.3	Termination Fee.

(a)                If Carolina Financial terminates this Agreement pursuant to Section 9.1(e) of this Agreement or First South terminates this Agreement pursuant to Section 9.1(f) of this Agreement, then First South shall pay to Carolina Financial the sum of Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000) (the “Termination Fee”) within three business days of the termination date, except as required by Section 9.1(f). The Termination Fee shall be paid to Carolina Financial in same day funds. First South hereby waives any right to set-off or counterclaim against such amount.

(b)                In the event that, (i) before the termination of this Agreement, an Acquisition Proposal with respect to First South shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of First South, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to First South, in either case after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by First South or Carolina Financial pursuant to Section 9.1(d) (if the Requisite First South Shareholder Vote has not theretofore been obtained), (B) by Carolina Financial pursuant to Section 9.1(b), or (C) by First South or Carolina Financial pursuant to Section 9.1(c)(iii), and (iii) prior to the date that is 12 months after the date of such termination, First South consummates, or enters into a definitive agreement to consummate, an Acquisition Transaction in which, as applicable, the acquirer acquires a majority of the total outstanding voting securities of First South or First South Bank, the shareholders of First South immediately preceding the transaction hold less than a majority of the equity interests of the surviving or resulting entity or the acquirer acquires more than 50% of the assets of First South, then First South shall on the earlier of the date such Acquisition Transaction is consummated or such definitive agreement is entered into, as applicable, pay Carolina Financial a fee equal to the Termination Fee in same day funds. First South hereby waives any right to set-off or counterclaim against such amount.

(c)                The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if First South fails to pay promptly any fee payable by it pursuant to this Section 9.3, then First South shall pay to Carolina Financial its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus 2% as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

9.4	Non-Survival of Representations and Covenants.

Except for Article 2, Sections 7.6(b), 7.8, 7.9, 7.11, and 7.12 and this Article 9, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

Article 10
MISCELLANEOUS

10.1	Definitions.

(a)                Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” shall have the meaning as set forth in Section 7.3 of the Agreement.

“Acquisition Proposal” means any proposal that is communicated to First South’s chief executive officer, chief financial officer or Board of Directors or publicly announced to First South’s shareholders by any Person (other than Carolina Financial or any of its Affiliates) for an Acquisition Transaction involving First South or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute 5% or more of the consolidated assets of First South as reflected on First South’s consolidated statement of condition prepared in accordance with GAAP.

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“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from First South by any Person or Group (other than Carolina Financial or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of First South or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Carolina Financial or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of First South or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving First South pursuant to which the shareholders of First South immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of First South; or (iii) any liquidation or dissolution of First South.

“Adverse Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall have the meaning as set forth in the introduction of the Agreement.

“Allowance” shall have the meaning as set forth in Section 4.9(a) of the Agreement.

“Articles of Merger” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Bank Agreement of Merger” shall have the meaning as set forth in Section 1.5 of the Agreement, and the form attached hereto as Exhibit A.

“Bank Merger” shall have the meaning as set forth in Section 1.5 of the Agreement.

“BHCA” shall have the meaning as set forth in Section 4.1 of the Agreement.

“Carolina Financial” shall have the meaning as set forth in the introduction of the Agreement.

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“Carolina Financial Average Closing Price” means the volume-weighted average of the closing prices (rounded to the nearest full cent) of Carolina Financial Common Stock on the NASDAQ for the 20 trading days immediately preceding the Measurement Date (as such price is appropriately adjusted for any stock split, reverse stock split, recapitalization, reclassification, or similar transaction with respect to the then outstanding shares of Carolina Financial Common Stock declared or effected after the date hereof and prior to the tenth day immediately preceding the Closing Date).

“Carolina Financial Awards” shall have the meaning as set forth in Section 3.1(e) of the Agreement.

“Carolina Financial Common Stock” means the common stock, par value $0.01 per share, of Carolina Financial.

“Carolina Financial Entities” means, collectively, Carolina Financial and all Carolina Financial Subsidiaries.

“Carolina Financial Exchange Act Reports” shall have the meaning as set forth in the Section 5.4(a) of the Agreement.

“Carolina Financial Financial Advisor” shall mean Keefe, Bruyette & Woods, Inc., a subsidiary of Stifel Financial Corp.

“Carolina Financial Financial Statements” means (i) the consolidated balance sheets of Carolina Financial as of March 31, 2017, and the related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended March 31, 2017, and for each of the three fiscal years ended December 31, 2016, as filed in amended form by Carolina Financial in Exchange Act Documents, and (ii) the consolidated balance sheets of Carolina Financial (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to March 31, 2017.

“Carolina Financial Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of Carolina Financial and its Subsidiaries, taken as a whole, or (ii) the ability of Carolina Financial to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Carolina Financial Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Carolina Financial (or any of its Subsidiaries) taken with the prior written Consent of First South in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent Carolina Financial is materially and adversely affected in a disproportionate manner as compared to other community banks and their holding companies in the Southeastern United States, (E) changes resulting from the announcement or pendency of the transactions contemplated by this Agreement, or (F) the direct effects of negotiating, entering into, and compliance with this Agreement on the operating performance of Carolina Financial. “Carolina Financial Material Adverse Effect” shall not be deemed to include any failure to meet analyst projections, in and of itself, or, in and of itself, or the trading price of Carolina Financial Common Stock (it being understood that the facts or occurrences giving rise or contributing to any such effect, change or development which affects or otherwise relates to the failure to meet analyst financial forecasts or the trading price, as the case may be, may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Carolina Material Adverse Effect).

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“Carolina Financial Security Program” shall have the meaning as set forth in Section 7.6(e) of the Agreement.

“Carolina Financial’s Stockholders’ Meeting” means the meeting of Carolina Financial’s stockholders to be held pursuant to Section 7.1(d), including any postponements or adjournments thereof.

“Carolina Financial Subsidiaries” means the Subsidiaries of Carolina Financial, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Carolina Financial in the future and held as a Subsidiary by Carolina Financial at the Effective Time.

“Certificate of Merger” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Certificates” shall have the meaning as set forth in Section 3.1(d) of the Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” means the date on which the Closing occurs.

“Closing Price Change Ratio” shall have the meaning as set forth in Section 3.1(b) of the Agreement.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Continuing Employee” shall have the meaning as set forth in Section 7.9(a) of the Agreement.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Data Incident” means any actual or reasonably suspected unauthorized access to or acquisition, disclosure, use, or loss of IIPI disclosed to any Carolina Financial Entity in connection with this Agreement (including hard copies) or breach or compromise of Carolina Financial’s Security Program that presents a viable threat to any such IIPI or any First South Entity’s systems.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

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“DGCL” means the Delaware General Corporation Law.

“Director Non-Competition Agreement” shall have the meaning as set forth in Section 7.9(e) of the Agreement.

“Disqualified Person” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“DOL” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Effective Date” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, synthetic equity incentive, phantom stock, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any existing amendments to the statues, laws or ordinances listed in parts (i) - (vi) of this subparagraph, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended through the date of this Agreement.

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“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a First South Entity would be treated as a single employer under Code Section 414 or would be deemed a single employer within the meaning of Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exchange Agent” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Exchange Fund” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Executive Officers” means the President and Chief Executive Officer and the EVP/Chief Financial Officer of First South and First South Bank, and the EVP/Chief Banking Officer, EVP/Chief Credit Officer, EVP/Director of Bank Operations, and EVP/Mortgage Lending of First South Bank.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“Extinguished Shares” shall have the meaning as set forth in Section 3.1(f) of the Agreement.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond, as applicable.

“Final Index Price” means the average of the closing price of the Nasdaq Bank Index for the 20 trading days immediately preceding the Measurement Date.

“First South” shall have the meaning as set forth in the introduction of the Agreement.

“First South Benefit Plan(s)” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“First South’s Board” means the Board of Directors of First South.

“First South Book-Entry Shares” shall have the meaning set forth in Section 3.1(d) of the Agreement.

“First South Common Stock” means the $0.01 par value common stock of First South.

“First South Contracts” shall have the meaning as set forth in Section 4.16(a) of the Agreement.

“First South Disclosure Memorandum” means the written information entitled “First South Disclosure Memorandum” delivered with this Agreement, it being understood that a disclosure in any section of the First South Disclosure Memorandum shall be deemed to have been set forth in all other applicable sections of the First South Disclosure Memorandum where it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other sections of the First South Disclosure Memorandum, notwithstanding the omission of any cross-reference to such other section, and it being understood further that the inclusion of any disclosure on the First South Disclosure Memorandum does not make such disclosure a material disclosure.

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“First South Entities” means, collectively, First South and all First South Subsidiaries.

“First South Entities’ D&O Policies” shall have the meaning as set forth in Section 7.11(b) of the Agreement.

“First South Equity Plans” means the First South Bancorp, Inc. 1997 Stock Option Plan and the First South Bancorp, Inc. 2008 Equity Incentive Plan.

“First South ERISA Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“First South Financial Advisor” means Raymond James & Associates, Inc.

“First South Financial Statements” means (i) the consolidated balance sheets of First South as of March 31, 2017, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the quarter ended March 31, 2017, and for each of the three fiscal years ended December 31, 2016, as filed by First South with the SEC on its Quarterly Report on Form 10-Q for the quarter then ended, and (ii) the consolidated balance sheets of First South (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) as filed by First South with the SEC on its Annual Report on Form 10-K for the year then ended.

“First South Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of First South and its Subsidiaries, taken as a whole, or (ii) the ability of First South to perform its material obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “First South Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of First South (or any of its Subsidiaries) taken with the prior written consent of Carolina Financial in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent First South is materially and adversely affected in a disproportionate manner as compared to other community banks and their holding companies in the Southeastern United States, (E) changes resulting from the announcement or pendency of the transactions contemplated by this Agreement, or (F) the direct effects of negotiating, entering into, and compliance with this Agreement on the operating performance of First South. “First South Material Adverse Effect” shall not be deemed to include any failure to meet analyst projections, in and of itself, or, in and of itself, or the trading price of the First South Common Stock (it being understood that the facts or occurrences giving rise or contributing to any such effect, change or development which affects or otherwise relates to the failure to meet analyst financial forecasts or the trading price, as the case may be, may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a First South Material Adverse Effect).

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“First South Options” shall have the meaning as set forth in Section 3.4(b) of the Agreement.

“First South Recommendation” shall have the meaning as set forth in Section 7.1(a) of the Agreement.

“First South Realty” shall have the meaning as set forth in Section 4.10(e) of the Agreement.

“First South’s Shareholders’ Meeting” means the meeting of First South’s shareholders to be held pursuant to Section 7.1(a), including any postponements or adjournments thereof.

“First South Stock Award” means a restricted stock award granted under a First South Equity Plan.

“First South Subsidiaries” means the Subsidiaries of First South and First South Bank. As of the date of this Agreement, the First South Subsidiaries are First South Bank, and First South Preferred Trust I. The First South Bank Subsidiaries are DTFS, Inc., First South Insurance LLC, First South Investments, Inc. and First South Leasing, LLC.

“GAAP” means generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” means any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Group” shall have the meaning as set forth in Section 13(d) of the Exchange Act.

“Hazardous Material” means any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“IIPI” shall have the meaning as set forth in Section 4.13(b)(vii) of the Agreement.

“Indemnified Party” shall have the meaning as set forth in Section 7.11(a) of the Agreement.

“Index Change Ratio” shall have the meaning as set forth in Section 3.1(b) of the Agreement.

“Individually Identifiable Personal Information” or “IIPI” shall have the meaning as set forth in Section 4.17(a) of the Agreement.

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“Initial Index Price” $3,898.34.

“Initial Price” means $30.63.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Joint Proxy Statement/Prospectus” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known, or should reasonably have been known after reasonable inquiry of the records and employees of such Person, by the chief executive officer or chief financial officer of such Person without any further investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” or “Liabilities” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys’ fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan” means all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to the First South Entities.

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“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Measurement Date” means the date which is five business days immediately prior to the date on which the Effective Time is to occur.

“Merger” shall have the meaning as set forth in the Recitals of the Agreement.

“Merger Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Notice of Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“Off-Balance Sheet Arrangements” shall have the meaning as set forth in Section 4.6 of the Agreement.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Party” means First South or Carolina Financial, as applicable, and “Parties” means First South and Carolina Financial.

“Party in Interest” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a default under would constitute a Carolina Financial Material Adverse Effect or First South Adverse Effect, as the case may be.

“Per Share Purchase Price” means $15.78.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“PPACA” shall have the meaning as set forth in Section 4.15(x) of the Agreement.

“Premium Multiple” shall have the meaning as set forth in Section 7.11(b) of the Agreement.

“Prohibited Transaction” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Qualified Group” shall have the meaning set forth in Section 5.7 of the Agreement.

“RCRA” shall have the meaning as set forth in the definition of “Environmental Laws” set forth above.

“Registration Statement” shall have the meaning set forth in Section 4.2(c) of the Agreement.

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“Regulatory Authorities” means, collectively, the SEC, the NASDAQ Stock Market, the Financial Industry Regulatory Authority, Inc., the North Carolina Commissioner of Banks, the North Carolina Banking Commission, the South Carolina Board of Financial Institutions, the FDIC, the Department of Justice, and the Federal Reserve and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.

“Replacement Stock Award” shall have the meaning as set forth in Section 3.4(c) of the Agreement.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Requisite First South Shareholder Vote” shall have the meaning as set forth in Section 4.2(a) of the Agreement.

“Requisite Carolina Financial Stockholder Votes” shall have the meaning as set forth in Section 5.2(a) of the Agreement.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SCBCA” means the South Carolina Business Corporation Act of 1988.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Shareholder Support Agreements” shall have the meaning as set forth in Section 7.9(e) of the Agreement.

“Subsidiaries” means all those corporations, banks associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

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“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of First South Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the First South which the First South’s Board (after consultation with the First South Financial Advisor and the First South’s outside counsel) determines (taking into account all financial, legal, regulatory, and other aspects of such proposal and the third party making the proposal) in good faith to be (i) more favorable to the First South’s Shareholders from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Carolina Financial in response to such offer or otherwise)), and (ii) reasonably capable of being completed.

“Surviving Corporation” means Carolina Financial as the surviving corporation resulting from the Merger as set forth in Section 1.1 of the Agreement.

“Surviving Bank” means CresCom Bank as the surviving bank resulting from the Bank Merger as set forth in Section 1.5 of the Agreement.

“Tax” or “Taxes” means any and all taxes and charges, fees, levies, imposts, duties, or assessments in the nature of a tax, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, that, in any case, are imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Termination Fee” shall have the meaning as set forth in Section 9.3(a) of the Agreement.

“Treasury Regulations” means the final regulations promulgated under the Code by the United States Department of the Treasury.

“VSCA” means the Virginia Stock Corporation Act.

“WARN Act” shall have the meaning as set forth in Section 4.14(d) of the Agreement.

(b)                Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.

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10.2	Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of First South, shall be paid at or prior to Closing and prior to the Effective Time.

10.3	Brokers and Finders.

Except for the First South Financial Advisor as to First South and the Carolina Financial Financial Advisor as to Carolina Financial, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by First South or Carolina Financial, each of First South or Carolina Financial, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim. First South has provided a copy of the First South Financial Advisor’s engagement letter and expected fee for its services as disclosed in Section 10.3 of the First South Disclosure Memorandum and shall pay all amounts due thereunder at Closing and prior to the Effective Time.

10.4	Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.9 and 7.11.

10.5	Amendments.

To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the Requisite First South Shareholder Vote and the Requisite Carolina Financial Stockholder Votes of this Agreement have been obtained; provided, that after any such approval by the holders of First South Common Stock, there shall be made no amendment that (a) reduces or modifies in any respect the consideration to be received by holders of First South Common Stock or (b) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of First South Common Stock.

10.6	Waivers.

(a)                Prior to or at the Effective Time, Carolina Financial, acting through its Board of Directors, chief executive officer, or other authorized officers, shall have the right to waive any Default in the performance of any term of this Agreement by First South, to waive or extend the time for the compliance or fulfillment by First South of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Carolina Financial under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Carolina Financial.

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(b)                Prior to or at the Effective Time, First South, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Carolina Financial, to waive or extend the time for the compliance or fulfillment by Carolina Financial of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of First South under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of First South.

(c)                The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7	Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8	Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or email (with, in the case of email, confirmation of date and time by the transmitting equipment) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Carolina Financial:	Carolina Financial Corporation
288 Meeting Street
Charleston, SC 29401
Attention: Jerold L. Rexroad

Copy to Counsel:	Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, Suite 900
104 South Main Street
Greenville, SC 29601
Attention: Neil E. Grayson

First South:	First South Bancorp, Inc.
1311 Carolina Avenue
Washington, NC 27889
Attention: Bruce W. Elder

Copy to Counsel:	Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Attention: Todd H. Eveson

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10.9	Governing Law; Jurisdiction.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of South Carolina. The Parties agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Charleston, South Carolina. Each of the Parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10.10	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.11	Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12	Interpretations.

(a)                Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

(b)                No disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Authority by any Party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

(c)        Any reference contained in this Agreement to specific statutory or regulatory provisions or to specific Governmental Authorities includes any successor statute or regulation, or Governmental Authority, as the case may be. Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement.

10.13	Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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10.14	Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signature page follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

CAROLINA FINANCIAL CORPORATION
(CAROLINA FINANCIAL)

By:	/s/ Jerold L. Rexroad
Jerold L. Rexroad
President and Chief Executive Officer

FIRST SOUTH BANCORP, INC.
(FIRST SOuth)

By:	/s/ Bruce W. Elder
Bruce W. Elder
President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger and Reorganization]

Exhibit A

Form of Bank Agreement of Merger

AGREEMENT OF MERGER

OF

FIRST SOUTH BANK

WITH AND INTO

CRESCOM BANK

THIS AGREEMENT AND PLAN OF MERGER, dated as of __________________, 2017 (this “Agreement”), is made and entered into between CresCom Bank, a South Carolina state bank (“CresCom”), and First South Bank, a North Carolina state bank (“First South”).

WITNESSETH:

WHEREAS, CresCom, a banking corporation duly organized and existing under the laws of the State of South Carolina with its main office located at 288 Meeting Street, Charleston, South Carolina, has authorized capital stock consisting of 2,800,000 shares of common stock, par value $0.01 per share, of which 618,500 shares of common stock are issued and outstanding as of the date hereof, and 200,000 shares of preferred stock, par value $0.01 per share, of which no shares of preferred stock are issued and outstanding as of the date hereof;

WHEREAS, First South, a bank duly organized and existing under the laws of the State of North Carolina with its main office located at 1311 Carolina Avenue, Washington, North Carolina, has authorized capital stock consisting of 5,000,000 shares of common stock, par value $10.00 per share, of which __________ shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Carolina Financial Corporation, the holding company of CresCom (“CresCom Parent”), and First South Bancorp, Inc., the holding company of First South (“First South Parent”), are parties to that certain Agreement and Plan of Merger and Reorganization, dated as of ______________, 2017 (the “Parent Merger Agreement”), pursuant to which, subject to the terms and conditions of the Parent Merger Agreement, First South Parent shall merge with and into CresCom Parent (the “Parent Merger”), whereby CresCom Parent shall be the surviving corporation;

WHEREAS, the respective boards of directors of CresCom and First South, acting pursuant to resolutions duly adopted pursuant to the authority given by, and in accordance with, applicable law, have approved this Agreement and authorized the execution hereof.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

THE MERGER

1.1        Merger; Surviving Bank

Subject to the terms and conditions of this Agreement, as the Effective Time (as hereinafter defined), First South shall be merged with and into CresCom, pursuant to the provisions of, and with the effect provided in, applicable law (said transaction, the “Merger”) and the corporate existence of First South shall cease. CresCom shall continue its corporate existence under the laws of the State of South Carolina and shall be the entity surviving the Merger (the “Surviving Bank”). The parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

A-1

1.2        Articles of Incorporation and Bylaws

From and after the Effective Time (as defined in Section 1.3 below), the Articles of Incorporation of CresCom, attached hereto as Exhibit A, shall be the Articles of Incorporation of the Surviving Bank until thereafter amended in accordance with applicable law. From and after the Effective Time, the Bylaws of CresCom, attached hereto as Exhibit B, shall be the Bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

1.3        Effective Time of Merger

The Merger shall become effective at such time and date as are agreed to by CresCom and First South, subject to the approval of the Federal Deposit Insurance Corporation (the “FDIC”) and the South Carolina Board of Financial Institutions, or such other time and date as shall be provided by applicable law or regulation. The date and time of such effectiveness is referred to as the “Effective Time.”

1.4        Effect of Merger

All assets as they exist at the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of the merging institutions existing as of the Effective Time of the Merger.

1.5        Business of Surviving Bank

The business of the Surviving Bank after the Merger shall continue to be that of a South Carolina banking corporation and shall be conducted at its main office, which shall be located at 288 Meeting Street, Charleston, South Carolina, and at legally established branches.

1.6        Directors

Upon consummation of the Merger, the directors of the Surviving Bank shall be the persons serving as directors of CresCom immediately prior to the Effective Time. Directors of the Surviving Bank shall serve for such terms in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank. Prior to the Effective Time, CresCom shall take all action necessary to appoint Bruce W. Elder as a director of the Surviving Bank, to be effective as of 12:01 a.m. on the next business day following the Effective Time, and to cause Mr. Elder to be nominated as a board nominee for re-election by the shareholders at the next annual meeting of shareholders of the Surviving Bank following his appointment to the Board of Directors of the Surviving Bank. It is anticipated that the directors of First South in office immediately prior to the Effective Time, other than Mr. Elder, shall serve as the Surviving Bank’s Eastern North Carolina Advisory Board and shall be entitled to receive a fee of $500.00 for each advisory board meeting attended. The Surviving Bank’s Eastern North Carolina Advisory Board is expected to meet no less than three times per year.

ARTICLE II

TREATMENT OF SHARES

2.1        Treatment of Shares

At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof (a) each share of First South common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and (b) the shares of CresCom common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unchanged after the Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.

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ARTICLE III

CONDITIONS PRECEDENT

3.1        Conditions

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Agreement shall have been ratified and confirmed by the written consent of the sole shareholder of each of CresCom and First South in lieu of a meeting of shareholders, provided that such action by written consent is authorized under the applicable Articles of Incorporation or Bylaws or otherwise provided by law. Alternatively, the Agreement may be ratified and confirmed by resolution of the board of directors of the sole shareholder of each of CresCom and First South.

(b) Regulatory Approvals. The parties shall have received all consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including, but not limited to, the consents, approvals and permissions of all regulatory authorities which are necessary to the carrying out of the Merger described in this Agreement.

(c) No Injunctions or Restraints. There shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger.

(d) Parent Merger. The Parent Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement.

ARTICLE IV

TERMINATION AND AMENDMENT

4.1        Termination

Notwithstanding the approval of this Agreement by the shareholders of CresCom or First South, this Agreement shall terminate forthwith prior to the Effective Time in the event the Parent Merger Agreement is terminated as therein provided. This Agreement may also be terminated by mutual written consent of the parties hereto.

4.2        Amendment

This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

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ARTICLE V

MISCELLANEOUS

5.1       Representations and Warranties

Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

5.2        Further Assurances

If, at any time, the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of First South or otherwise carry out the provisions hereof, the proper officers and directors of First South, as of the Effective Date, and thereafter the officers of the surviving entity acting on behalf of First South, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

5.3        Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina without regard to any applicable conflicts of law, except to the extent federal law may be applicable.

5.4        Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.

5.5        Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

A-4

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement of Merger to be executed by its duly authorized officers, all as of the date first set forth above.

CRESCOM BANK

By:
David L. Morrow
President and Chief Executive Officer

FIRST SOUTH BANK

By:
Bruce W. Elder
President and Chief Executive Officer

[Signature page to the Bank Agreement of Merger]

A-5

EXHIBIT A

Articles of Incorporation of CresCom Bank

(TO BE INSERTED AT EXECUTION)

A-6

Exhibit B

Form of Non-Employee Director Non-Competition Agreement

NON-EMPLOYEE DIRECTOR NON-COMPETITION AGREEMENT

THIS NON-EMPLOYEE DIRECTOR NON-COMPETITION AGREEMENT (the “Agreement”) is entered into as of ____________, 2017, between Carolina Financial Corporation (“Carolina Financial”), a corporation organized under the laws of the State of Delaware and the holding company of CresCom Bank (“CresCom”), with its principal offices at 288 Meeting Street, Charleston, South Carolina 29401, and the undersigned director (“Director”) of First South Bancorp (“First South”), a corporation organized under the laws of the Commonwealth of Virginia and the holding company for First South Bank (the “Bank” and, together with the First South, “First South”), with its principal office at 1311 Carolina Avenue, Washington, North Carolina, and shall become effective on the Effective Time of the Merger provided in the Merger Agreement (as defined below), between Carolina Financial and First South.

WHEREAS, the Boards of Directors of Carolina Financial and First South have determined that the acquisition of First South by Carolina Financial (the “Merger”) pursuant to that Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) is in the best interests of the stockholders of Carolina Financial and the shareholders of First South and is consistent with, and in furtherance of, their respective business strategies; and

WHEREAS, the parties hereto acknowledge that Director, as a director of First South and Bank, occupies a unique position of trust and confidence with respect to First South, is receiving Merger Consideration pursuant to the terms and conditions of the Merger Agreement; and

WHEREAS, the parties further acknowledge that, by virtue of this position, the Director has acquired significant knowledge relating to the business of First South; and

WHEREAS, following the Merger, Director may join the Eastern North Carolina Board of CresCom Bank; and

WHEREAS, the Board of Directors of Carolina Financial has determined that it is in the best interests of Carolina Financial and its shareholders to protect the business and goodwill associated with the business of First South by strengthening restrictions on the Director’s ability to enter into certain competitive business activities following the completion of the Merger; and

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by First South, as a condition and inducement to the willingness of Carolina Financial to enter into the Merger Agreement and complete the Merger, Director will enter into and perform this Agreement; and

WHEREAS, the Director has agreed to accept such limitations on his ability to compete with Carolina Financial or CresCom following the Merger as an inducement for Carolina Financial to execute the Merger Agreement;

NOW, THEREFORE, IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

B-1

1.       Certain Definitions.

(a)       “Affiliated Company” means any company or entity controlled by, controlling or under common control with Carolina Financial or First South, including, respectively, CresCom Bank and First South Bank.

(b)       “Confidential Information” means all information regarding First South, Carolina Financial, and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by First South, Carolina Financial or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by First South, Carolina Financial or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons), and that is the subject of reasonable efforts to keep it confidential, and/or where such information is subject to limitations on disclosure or use by applicable Laws. “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of First South, Carolina Financial or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of First South, Carolina Financial or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any other federal, state or local law. “Confidential Information” shall not include information that (a) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of First South or Carolina Financial or their respective Affiliated Companies or any duty owed to any of them; (b) was rightfully in the possession of a person or entity prior to receipt of such Confidential Information, directly or indirectly, from the Director; or (c) is independently developed by a person or entity without reference to or use of Confidential Information.

(c)       Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.       Nondisclosure of Confidential Information.

(a)       Nondisclosure of Confidential Information. Director hereby agrees that until the later of two years following the Effective Time of the Merger or one year following the termination of service as an advisory director of CresCom (if applicable), Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or authorize or direct others to use any such Confidential Information, directly or indirectly, without the prior express written consent of the Carolina Financial’s Chief Executive Officer, which consent may be withheld in the sole discretion of Carolina Financial’s Chief Executive Officer; provided that Director shall keep the Confidential Information of third parties (such as customers) for an indefinite period of time. If required to disclose such information by law, Director shall use reasonable efforts to protect and preserve the confidentiality of such information. Director also acknowledges and agrees that trading in Carolina Financial or First South securities using Confidential Information or non-public information may violate federal and state securities laws and, if and so long as Director is a member of the Eastern North Carolina Board of CresCom Bank or otherwise possesses material non-public information about Carolina Financial, agrees to comply with such securities laws and Carolina Financial’s policies regarding insider trading in effect from time to time.

B-2

(b)       Enforceability of Covenants. Director and Carolina Financial agree that Director’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of First South and Carolina Financial to perform their obligations under any provision of this Agreement or other agreements with Director shall not constitute a defense to, or waiver of the enforceability of, these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to First South, Carolina Financial, or any Affiliated Company under federal, state or local law.

3.       Nonrecruitment and Nonsolicitation Covenants.

(a)       Nonrecruitment of Employees. Director hereby agrees that until the later of two years following the Effective Time of the Merger or one year following the termination of service as an advisory director of CresCom (if applicable), Director shall not, without the prior written consent of Carolina Financial’s Chief Executive Officer, which consent may be withheld at the sole discretion of Carolina Financial’s Chief Executive Officer, directly or indirectly, on behalf of himself or any other Person, solicit or recruit for employment or encourage to leave employment with Carolina Financial or any of Carolina Financial’s Affiliated Companies, any employee of Carolina Financial or of any Carolina Financial’s Affiliated Companies with whom Director worked during Director’s services as a director of First South or any First South Affiliated Company and who performed services for First South, Carolina Financial, or any of their Affiliated Companies’ customers and who has not thereafter ceased to be employed by First South, Carolina Financial or any of their Affiliated Companies for a period of not less than one year, except pursuant to a general solicitation that is not directed specifically to any such employees.

(b)       Nonsolicitation of Customers. Director hereby agrees that until the later of two years following the Effective Time of the Merger or one year following the termination of service as an advisory director of CresCom (if applicable), Director shall not, without the prior written consent of Carolina Financial’s Chief Executive Officer, which consent may be withheld at the sole discretion of Carolina Financial’s Chief Executive Officer, directly or indirectly, on behalf of himself or any other Person, solicit or attempt to solicit for the purpose of providing any Business Activities (as defined in Section 3(c)) any customer of the First South, Carolina Financial or any of their Affiliated Companies with whom Director had material contact on behalf of First South or Bank in the course of Director’s service as a director of First South or Bank.

(c)       Noncompetition. Director hereby agrees that until the later of two years following the Effective Time of the Merger or one year following the termination of service as an advisory director of CresCom (if applicable), Director shall not, without the prior written consent of Carolina Financial’s Chief Executive Officer, which consent shall not be unreasonably withheld by Carolina Financial, engage or participate in, or prepare or apply to commence, any Business Activities with, for or on behalf of any Person (including, without limitation, any new financial institution) as a director, consultant, officer, employee, agent or shareholder that competes in the Restricted Area with Carolina Financial or any Carolina Financial Affiliated Company with respect to Business Activities. For purposes of this Section 3, “Business Activities” shall be any of the business activities conducted by Carolina Financial, First South or any of their Affiliated Companies as of the effective time of the Merger, which the parties agree include the offering of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit. For purposes of this Section 3(c), the “Restricted Area” shall be defined as within 50 miles of any branch office of CresCom located in North Carolina. Director agrees that the Restricted Area is narrowly tailored to protect CresCom’s interest in customer relationships and goodwill, all of which are being acquired based on the Director’s acknowledgement of the marketplace. Nothing in this Section 3(c) shall prohibit Director from acquiring or holding, for investment purposes only, less than 5% of the outstanding securities of any corporation which may compete directly or indirectly with First South, Carolina Financial or any of their Affiliated Companies or preclude Director from continuing any Business Activities conducted as of the date hereof.

B-3

(d)       Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Carolina Financial and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of First South and Bank that are derived from the acquisition of First South by Carolina Financial. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of First South and Bank and, if applicable after the Effective Time, as an advisory director of CresCom, involves information relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Carolina Financial agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Carolina Financial to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Carolina Financial agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Carolina Financial and its Affiliated Companies and that Carolina Financial will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in the State of South Carolina without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

4.       Successors.

(a)       This Agreement is personal to Director and is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b)       This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, Carolina Financial and any of its Affiliated Companies and their successors and assigns.

5.       Miscellaneous.

(a)       Waiver. Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

B-4

(b)       Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina.

(d)       Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Carolina Financial:	Carolina Financial Corporation
288 Meeting Street
Charleston, South Carolina 29401
Attention: Chief Executive Officer

To Director:	See signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e)       Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f)       Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Carolina Financial and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

(g)       Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

[Signature page follows]

B-5

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

CAROLINA FINANCIAL corporation

By:
Name:
Title:

DIRECTOR

Address:

[Signature page to Non-Employee Director Non-Competition Agreement]

B-6

Exhibit C

Form of Shareholder Support Agreement

SHAREHOLDER SUPPORT AGREEMENT

THIS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of _____________, 2017, by and among Carolina Financial Corporation, a Delaware corporation (“Carolina Financial”), First South Bancorp, Inc., a Virginia corporation (“First South”), and the undersigned shareholder of First South (the “Shareholder”).

The Shareholder desires that Carolina Financial and First South enter into an Agreement and Plan of Merger, dated as of the date hereof, between Carolina Financial and First South (as the same may be amended or supplemented, the “Merger Agreement”). The Merger Agreement provides for the acquisition of First South by Carolina Financial pursuant to a merger (the “Merger”). The transactions described in the Merger Agreement are subject to the approvals of the shareholders of First South, the stockholders of Carolina Financial, the FDIC, and the South Carolina Board of Financial Institutions, and other applicable regulatory authorities, as well as to the satisfaction of certain other conditions described in the Merger Agreement.

The Shareholder and First South are executing this Agreement as an inducement and condition to Carolina Financial entering into, executing, and performing the Merger Agreement and the transactions (the “Transactions”) contemplated therein, including, without limitation, the Merger. Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

NOW, THEREFORE, in consideration of the execution and delivery by Carolina Financial of the Merger Agreement and the mutual covenants, conditions, and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.       Representations and Warranties. The Shareholder represents and warrants to Carolina Financial as follows:

      (a)      The Shareholder has sole voting power over the number of shares, including First South Options (the “Solely-Owned Shares”) and shared voting authority over the number of shares, if any, including First South Options (the “Co-Owned Shares” and together with the Solely-Owned Shares, the “Shareholder’s Shares”), of First South Common Stock set forth below such Shareholder’s name on the signature page hereof; provided, however, that the Shareholder’s Shares shall not include, and this Agreement shall not apply with respect to, any shares over which the Shareholder has or shares voting power solely in a fiduciary capacity on behalf of any Person other than First South (“Fiduciary Shares”). Except for the Shareholder’s Shares and the Fiduciary Shares, the Shareholder does not have voting power over any shares of First South Common Stock.

      (b)      This Agreement has been duly authorized, executed, and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

      (c)      None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in subsection 1(d) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, arbitral award or holding, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

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      (d)      The Shareholder’s Shares and any certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, Liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a “Lien”), except for (i) any Liens arising hereunder, (ii) Liens, if any, which have been disclosed on Exhibit A hereto, and (iii) the rights of any co-owner of Co-Owned Shares.

      (e)      Except for First South’s engagement of Raymond James & Associates, Inc., as First South’s investment banker in connection with the Transactions, no broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

      (f)      The Shareholder understands and acknowledges that Carolina Financial is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 2 of this Agreement is granted in consideration for the execution and delivery of the Merger Agreement by Carolina Financial.

2.       Voting Agreements. The Shareholder agrees with, and covenants to, Carolina Financial as follows:

      (a)      At any meeting of shareholders of First South called to vote upon the Merger Agreement and/or the Transactions or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and/or the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Solely-Owned Shares which are outstanding, and shall use Shareholder’s best efforts to cause to be voted all of the Co-Owned Shares which are outstanding, in favor of the execution and delivery by First South of the Merger Agreement, and the approval of the terms thereof and each of the Transactions. The Shareholder shall not grant any proxies for the Shareholder’s Shares to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement and the Transactions.

      (b)      At any meeting of First South’s shareholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) the Solely-Owned Shares, and shall use Shareholder’s best efforts to cause to be voted the Co-Owned Shares, against (i) any Acquisition Proposal or Acquisition Transaction, or (ii) any amendment of First South’s articles of incorporation or bylaws or other proposal or transaction involving First South, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions (each of the foregoing in clause (i) or (ii) above, a “Competing Transaction”).

3.       Covenants. The Shareholder agrees with, and covenants to, Carolina Financial as follows:

      (a)      The Shareholder shall not, without the prior written consent of Carolina Financial, which Carolina Financial shall not unreasonably withhold, (i) exercise any First South Options, (ii) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, hypothecation or other disposition or transfer of the Shareholder’s Shares or any interest therein), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, except to Carolina Financial pursuant to the Merger Agreement; (iii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, except to Carolina Financial, (iv) grant any proxy, written consent, power of attorney or other authorization in or with respect to Shareholder’s Shares or the right to vote or provide a written consent or waiver with respect to Shareholders’ Shares, except for those consistent with this Agreement, or (v) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares; provided, that the Shareholder may enter into agreements for the cancellation or cash out of First South Options as contemplated by the Merger Agreement; and provided, further, that the Shareholder may Transfer any of Shareholder’s Shares (a) by will or pursuant to the laws of descent and distribution, or (b) to any family member of Shareholder or charitable institution, provided further, that such transferee shall, prior to such Transfer, become a party to this Agreement subject to its terms and obligations to the same extent as the Shareholder, by executing and delivering to Carolina Financial a counterpart to this Agreement in form and substance satisfactory to Carolina Financial. First South agrees with, and covenants to, Carolina Financial that First South shall not register the transfer of any certificate representing any of the Shareholder’s Shares, including any additional shares of First South Common Stock acquired by the Shareholder and pursuant to any First South Options, unless such transfer is made to Carolina Financial or otherwise in compliance with this Agreement.

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      (b)      The Shareholder’s Shares shall, pursuant to the terms of the Merger Agreement, be exchanged for an amount of shares of Carolina Financial Common Stock into which each such share of First South Common Stock shall be converted (the “Per Share Purchase Price” as defined in Article 3 of the Merger Agreement).

      (c)      Except as specifically permitted by Section 7.3 of the Merger Agreement solely in such Shareholder’s capacity as an officer or director of First South, the Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal, Acquisition Transaction or Competing Transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, Acquisition Transaction or Competing Transaction, other than the Merger and the other Transactions contemplated by the Merger Agreement and other than any Transfer expressly permitted by the provisos to Section 3(a) of this Agreement.

4.       No Prior Proxies. The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder’s Shares other than to Carolina Financial are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

5.       Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s interest in the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of First South affecting the First South Common Stock, or the acquisition of additional shares of First South Common Stock (including pursuant to the exercise or exchange of any First South Options) or other voting securities of First South by any shareholder, the number of shares of First South Common Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of First South Common Stock or other voting securities of First South issued to or acquired by the Shareholder.

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6.       Further Assurances. The Shareholder shall, upon request of Carolina Financial and at Carolina Financial’s reasonable expense, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Carolina Financial to be necessary or desirable to carry out the provisions hereof and to vest in Carolina Financial the power to vote the Shareholder’s Shares as contemplated by Section 2 of this Agreement and the other irrevocable proxies provided therein.

7.       Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (x) the Effective Time of the Merger, (y) the date upon which the Merger Agreement is terminated in accordance with its terms, or (z) an Adverse Recommendation Change, in which event the provisions of this Agreement shall terminate.

8.       Miscellaneous.

      (a)      Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

      (b)      All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Carolina Financial or First South, to the addresses set forth in Section 10.8 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

      (c)      The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      (d)      This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement. A facsimile signature shall constitute an original signature and shall have the same force and effect as an original manual signature for all purposes.

      (e)      This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, but shall not modify or supersede any other Agreement entered into as part of the Merger Agreement or thereafter.

      (f)      This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina, without regard to the applicable conflicts of laws principles thereof.

      (g)      This Agreement shall be binding upon and inure to the benefit of Carolina Financial, First South and the Shareholder, and their respective successors, assigns, heirs and personal and legal representatives, provided the Shareholder may not transfer or assign any rights or interests in the Shareholder’s Shares, except to Carolina Financial or as expressly permitted by this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by First South or the Shareholder without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.

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      (h)      The Shareholder agrees that irreparable damage would occur and that Carolina Financial would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Shareholder acknowledges and agrees that any breach or threatened breach of this Agreement will result in irreparable damage to Carolina Financial and its subsidiaries and that Carolina Financial and any of its Subsidiaries shall be entitled to exercise all rights and remedies, including one or more temporary restraining orders and/or injunctions and other equitable relief, including specific performance, to prevent breaches or threatened breaches by the Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of South Carolina without the necessity of posting any bond or security (all of which are waived by the Shareholder), and to exercise all other rights and remedies at law or in equity, including, without limitation, the right to damages. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any federal court located in the State of South Carolina or any South Carolina state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

      (i)      If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

      (j)       No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Shareholder Support Agreement as of the day and year first above written.

CAROLINA FINANCIAL CORPORATION

By:
Name:
Title:

FIRST SOUTH BANCORP, Inc.

By:
Name:
Title:

“SHAREHOLDER”

Name:

Address:

Number of Shares of First South Common Stock and Capacity of Ownership:

Number of First South Options and Capacity of Ownership:

[Signature page to Shareholder Support Agreement]

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Exhibit A

Liens on Shareholder’s Shares

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Exhibit D

Form of Claims Letter

CLAIMS LETTER

______________, 2017

Carolina Financial Corporation

288 Meeting Street

Charleston, South Carolina 29401

RE:	Agreement and Plan of Merger, dated _____________, 2017 (the “Merger Agreement”) by and among Carolina Financial Corporation (“Carolina Financial”) and First South Bancorp (“First South”)

Ladies and Gentlemen:

This letter is delivered pursuant to Section 8.2(e) of the Merger Agreement.

In my capacity as an officer or a director of First South and of First South Bank, and as of the date of this letter, I do not, to the best of my knowledge, have any claims, and I am not aware of any facts or circumstances that I believe would reasonably be expected to give rise to any claim, for indemnification under First South’s Articles of Incorporation or Bylaws as existing on the date hereof or as may be afforded by the laws of the Commonwealth of Virginia or the United States, or under First South Bank’s Articles of Incorporation or Bylaws as existing on the date hereof or as may be afforded by the laws of the State of North Carolina.

Very truly yours,

Signature of Officer or Director

Name of Officer or Director

Position with First South and/or First South Bank

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Exhibit E

Form of CresCom Bank Merger / Cash Retention Bonus Agreement

First South Bank

CresCom Bank Merger / Cash Retention Bonus Agreement

This CresCom Bank Merger / Cash Retention Bonus Agreement (the “Agreement”) is made this ___ day of __________, 2017, by and between First South Bank, a North Carolina state bank, and ___________________________, an individual resident of North Carolina and employed by First South Bank (the “Employee”).

WHEREAS, the Bank’s parent holding company, First South Bancorp, has entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Carolina Financial Corporation (“Carolina Financial”) that contemplates, among other transactions, the merger of First South Bank with and into Carolina Financial’s wholly-owned bank subsidiary, CresCom Bank (the “Transaction”); and

WHEREAS, the Employee presently serves as _________________________________ of First South Bank, and in recognition of the Employee’s important value to First South Bank and in order to induce the Employee to remain employed by First South Bank through the Effective Date of the Transactions (as defined in the Merger Agreement) and by CresCom Bank, as the successor by merger to First South Bank, through the 180th day following the Effective Date of the Transactions, to assist First South Bank, First South Bancorp, Carolina Financial Corporation, and CresCom Bank with successfully executing the Transaction, First South Bank desires to award the Employee a Retention Bonus (as defined below) under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                   Retention Bonus Award. The Retention Bonus shall be equal to $_____________ (the “Retention Bonus”) and shall be paid by CresCom Bank, as successor by merger to First South Bank (hereinafter, the “Bank”), in two installments. Unless this Agreement is previously terminated in accordance with paragraph 2 below, (i) one-half of the Retention Bonus shall be paid on the first payroll payment date of the Bank that occurs after the 90th day following the Effective Date of the Merger (as defined in the Merger Agreement) if the Employee is employed by the Bank on the Effective Date, and (ii) the other half of the Retention Bonus shall be paid on the first payroll payment date of the Bank that occurs after the 180th day following the Effective Date if the Employee is employed by the Bank on the 180th day following the Effective Date.

2.                   Forfeiture Events. If the Employee’s employment with the Bank is terminated by the Employee for any reason prior to the earlier of (i) the Effective Date of the Merger or (ii) the 180th day following the Effective Date, any unpaid installment of the Retention Bonus shall be forfeited.

3.                   Taxes. The Bank shall withhold from each payment of the Retention Bonus such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation. To the extent not otherwise withheld from regular base salary, the Bank may withhold from any payment of the Retention Bonus any contributions to benefits or other payroll deductions or reductions as may be required by law or in accordance with the applicable plan or policy of the Bank.

4.                   Assignment. The Employee may not assign this Agreement or any rights under it to anyone else. The Bank has a right to refuse to pay anyone other than the Employee or, in the event of the Employee’s death, the Employee’s estate. This Agreement shall inure to the benefit of and be binding upon the Bank and its successors and assigns. This Agreement shall not be terminated by any merger or consolidation, including the Transaction, whether or not the Bank is the consolidated or surviving depository institution or corporation or by transfer of all or substantially all of the assets of the Bank to another such institution or corporation if there is a surviving or resulting institution or corporation in such transfer.

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5.                   No Guarantee of Employment. The Retention Bonus is not an offer or guarantee of continued employment with any of the Bank, and/or any of its parents, subsidiaries or affiliates.

6.                   Law and Compliance. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of North Carolina. This Agreement is intended to be exempt from Internal Revenue Code Section 409A under the short term deferral provisions of Treas. Reg. Section 1.409A-1(b)(4) and shall be interpreted to the extent possible consistent with such exemption. Each payment made under Sections 3 and 4 shall be treated as a “separate payment”, as defined in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Code Section 409A.

7.                   Amendment. This Agreement may only be amended by a writing signed by both parties. Upon the earlier of the forfeiture of any right to a Retention Bonus payment or the payment of all Retention Bonus amounts due to the Employee, this Agreement will end.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

FIRST SOUTH BANK

By:
Name:
Title:

EMPLOYEE

Name:

[Signature page to CresCom Bank Merger / Cash Retention Bonus Agreement]

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Exhibit F

Form of CresCom Bank Merger / Cash and Stock Retention Bonus Agreement

First South Bank

CresCom Bank Merger / Cash and Stock Retention Bonus Agreement

This CresCom Bank Merger / Cash and Stock Retention Bonus Agreement (the “Agreement”) is made this ___ day of __________, 2017, by and between First South Bank, a North Carolina state bank, ___________________________, an individual resident of North Carolina and employed by First South Bank (the “Employee”), and Carolina Financial Corporation, a Delaware corporation and parent holding company for CresCom Bank (“Carolina Financial”).

WHEREAS, First South Bank’s parent holding company, First South Bancorp, has entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Carolina Financial that contemplates, among other transactions, the merger of First South Bank with and into Carolina Financial’s wholly-owned bank subsidiary, CresCom Bank (the “Transaction”); and

WHEREAS, the Employee presently serves as _________________________________ of First South Bank, and in recognition of the Employee’s important value to First South Bank and in order to induce the Employee to remain employed by First South Bank through the Effective Date of the Transactions (as defined in the Merger Agreement) and by CresCom Bank, as the successor by merger to First South Bank, through the third anniversary of the Effective Date of the Transactions, to assist First South Bank, First South Bancorp, Carolina Financial Corporation, and CresCom Bank with successfully executing the Transaction, First South Bank desires to award the Employee a Cash Retention Bonus (as defined below), and Carolina Financial desires to grant the Equity Retention Bonus (as defined below), under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                   Retention Bonus Award.

(a)       The Cash Retention Bonus shall be equal to $_____________ (the “Cash Retention Bonus”) and shall be paid by CresCom Bank, as successor by merger to First South Bank (hereinafter, the “Bank”), in two installments. Unless this Agreement is previously terminated in accordance with paragraph 2 below, (i) one-half of the Cash Retention Bonus shall be paid on the first payroll payment date of the Bank that occurs after the 90th day following the Effective Date of the Merger (as defined in the Merger Agreement) if the Employee is employed by the Bank on the Effective Date, and (ii) the other half of the Cash Retention Bonus shall be paid on the first payroll payment date of the Bank that occurs after the 180th day following the Effective Date if the Employee is employed by the Bank on the 180th day following the Effective Date.

(b)       The Equity Retention Bonus shall be equal to _________________ shares of restricted common stock, par value $0.01 per share, of Carolina Financial (the “Equity Retention Bonus,” and together with the Cash Retention Bonus, the “Retention Bonus”). Assuming the Employee is employed by the Bank on the Effective Date, the Equity Retention Bonus shall be issued by Carolina Financial within 45 days following the Effective Date pursuant to the terms of the Carolina Financial Corporation 2013 Equity Incentive Plan, including the form of restricted stock award agreement attached thereto. Unless this Agreement is previously terminated in accordance with paragraph 2 below, the Equity Retention Bonus shall vest (i.e., the restrictions shall lapse) on the third anniversary of the Effective Date, provided that the Employee has provided continuous employment to the bank through such vesting date.

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2.                   Forfeiture Events.

(a)       If the Employee’s employment with the Bank is terminated by the Employee for any reason prior to the earlier of (i) the Effective Date of the Merger or (ii) the 180th day following the Effective Date, any unpaid installment of the Cash Retention Bonus shall be forfeited.

(b)       If the Employee’s employment with the Bank is terminated by the Employee for any reason prior to the third anniversary following the Effective Date, the Equity Retention Bonus shall be forfeited.

3.                   Taxes. The Bank shall withhold from each payment of the Cash Retention Bonus, or from the shares of the Equity Retention Bonus (unless Employee shall have previously made a valid Section 83(b) election), such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation. To the extent not otherwise withheld from regular base salary, the Bank may withhold from any payment of the Cash Retention Bonus or the issuance of shares of the Equity Retention Bonus, any contributions to benefits or other payroll deductions or reductions as may be required by law or in accordance with the applicable plan or policy of the Bank.

4.                   Assignment. The Employee may not assign this Agreement or any rights under it to anyone else. The Bank has a right to refuse to pay anyone other than the Employee or, in the event of the Employee’s death, the Employee’s estate. This Agreement shall inure to the benefit of and be binding upon the Bank and its successors and assigns. This Agreement shall not be terminated by any merger or consolidation, including the Transaction, whether or not the Bank is the consolidated or surviving depository institution or corporation or by transfer of all or substantially all of the assets of the Bank to another such institution or corporation if there is a surviving or resulting institution or corporation in such transfer.

5.                   No Guarantee of Employment. The Retention Bonus is not an offer or guarantee of continued employment with any of the Bank, and/or any of its parents, subsidiaries or affiliates.

6.                   Law and Compliance. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of North Carolina. This Agreement is intended to be exempt from Internal Revenue Code Section 409A under the short term deferral provisions of Treas. Reg. Section 1.409A-1(b)(4) and shall be interpreted to the extent possible consistent with such exemption. Each payment made under Sections 3 and 4 shall be treated as a “separate payment”, as defined in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Code Section 409A.

7.                   Amendment. This Agreement may only be amended by a writing signed by both parties. Upon the earlier of the forfeiture of any right to a Retention Bonus payment or the payment of all Retention Bonus amounts due to the Employee, this Agreement will end.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

FIRST SOUTH BANK

By:
Name:
Title:

EMPLOYEE

Name:

CAROLINA FINANCIAL CORPORATION

By:
Name:
Title:

[Signature page to CresCom Bank Merger / Cash and Stock Retention Bonus Agreement]

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Exhibit G

Form of Stock Option Cash-Out Agreement

STOCK OPTION Cash-Out AGREEMENT

This STOCK OPTION Cash-Out AGREEMENT (this “Agreement”) is made and entered into as of ___________, 2017, by and between the undersigned individual optionee (the “Optionee”) and First South Bancorp, Inc. (the “Company”), a Virginia corporation and bank holding company of First South Bank (the “Bank”).

Recitals

A.       The Company has granted the Optionee the option to purchase shares in the Company pursuant to the terms of certain stock options granted under the ________________ Plan as identified on Table A on the signature page hereto (collectively, the “Stock Option(s)”).

B.       The Company and Carolina Financial Corporation (“Carolina Financial”) have made and entered into that certain Agreement and Plan of Merger, dated as of June 9, 2017 (the “Merger Agreement”), providing for the acquisition of the Company by Carolina Financial pursuant to the merger of Company with and into the Carolina Financial (the “Merger”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

C.       The Company is offering a cash payment to the Optionee, in exchange for the Optionee’s agreement to terminate the Stock Option, effective immediately prior to the Merger.

D.       In connection with the transactions contemplated in the Merger Agreement, the Optionee and the Company now desire to terminate the Stock Option, effective immediately prior to the effective time of the Merger (the “Effective Time”).

Section 1 Agreements

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.1       Stock Options. The Optionee acknowledges and agrees that: (a) the Company granted the Optionee the Stock Option identified on Table A on the signature page hereto providing for the right to purchase up to the number of shares of the Company’s common stock identified on such table (the “Option Shares”) at the price per share identified on such table (the “Exercise Price”); (b) as of the date of this Agreement, the Optionee has not exercised the right to purchase any of the Option Shares, and agrees that he or she will not, after the date of this Agreement, exercise the right to purchase any of the Option Shares; and (c) the Optionee has no other rights or interests in any other options or warrants with respect to the securities of the Company (other than warrants, if any, with respect to which the Optionee is contemporaneously entering into a similar agreement with the Company to cash-out and terminate as of the Effective Date). As of the Effective Date, the Stock Option shall terminate in its entirety and shall thereafter be null and void, and the Optionee shall have no interests or rights thereunder on or after the Effective Date.

1.2       Payment. In consideration for the cancellation of the Stock Option, the Optionee shall be entitled to, with respect to all Stock Options having an Exercise Price less than the per share value of the Merger Consideration, a lump sum cash payment from the Company in an amount equal to (x) the number of such Option Shares, multiplied by (y) the per share value of the Merger Consideration minus the Exercise Price. The payments provided in this Section 1.2 shall be made within twenty (20) business days after the Effective Time.

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1.3       Withholding Taxes. The Optionee acknowledges that the payments set forth in Section 1.2 are considered to be compensation to the Optionee and will be paid net of any federal, state or local income tax withholding or other employment-related tax (the “Withholding Taxes”). The determination of the Withholding Taxes shall be made by the Company in good faith and shall be binding upon the Optionee.

1.4       Effect on Employment and Other Compensation. No provision of this Agreement shall affect in any way any right the Company may otherwise have to terminate the employment or adjust the compensation of the Optionee at any time.

SECTION 2 REPRESENTATIONS AND WARRANTIES

The Optionee represents and warrants to the Company the following:

2.1       Ownership. The Optionee is the owner and holder of the Stock Option and, as of the Effective Time, will sell and deliver the original Stock Option to the Company free and clear of any pledges, liens, or security interests.

2.2       Execution and Delivery; Enforceability. This Agreement has been duly executed and delivered by the Optionee and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes the legal, valid and binding obligation of the Optionee, enforceable in accordance with its terms.

2.3       No Conflicts. The execution, delivery and performance of this Agreement by the Optionee will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under, (i) the Organizational Documents of the Optionee, (ii) any Law or Order to which the Optionee is subject or (iii) any Contract to which the Optionee is a party that is material to the financial condition, results of operations, or conduct of the business of the Optionee.

SECTION 3 GENERAL PROVISIONS

3.1       Release. Upon the full payment of all consideration due to the Optionee pursuant to this Agreement, the Optionee, on the Optionee’s own behalf and that of the Optionee’s heirs, executors, attorneys, administrators, successors, and assigns, knowingly and voluntarily releases and forever discharges the Company, and its past, current and future affiliates, assigns, successors, directors and officers, of and from any claim, known or unknown, the Optionee had, now has or may have as of the date of this Agreement by reason of any matter or claim under the terms of the Stock Option or this Agreement.

3.2       Governing Law. This Agreement shall be construed in accordance with the laws of the State of North Carolina, without regard to the conflict of law provisions of any jurisdiction.

3.3       Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Optionee and the respective successors and permitted assigns of the Company and the Optionee.

3.4       Potential Termination. If the Merger Agreement is terminated prior to the Merger, then this Agreement shall automatically terminate and the Stock Option Agreements indentified on Table A shall continue in full force and effect pursuant to their terms.

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In Witness Whereof, this Agreement has been duly executed as of the date first written above.

Optionee Name:	FIRST SOUTH BANCORP, INC. By: Name: Title:

TABLE A

Stock Option Date of Grant	Number of Option Shares	Exercise Price Per Share

[Signature page to Stock Option Cash-Out Agreement]

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Exhibit H

Form of Employment Agreement for Bruce W. Elder

CRESCOM BANK

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) dated as of ____________, 2017, is made by and between CRESCOM BANK (the “Bank”), a South Carolina state bank and wholly owned subsidiary of Carolina Financial Corporation, a Delaware corporation (the “Company”), and BRUCE W. ELDER (the “Executive”). This Agreement shall take effect on the date of the consummation of the Merger referenced below (the “Effective Date”), provided Executive has timely executed and not revoked the Settlement Agreement and Release of Claims attached hereto as Exhibit A. Upon their effectiveness, this Agreement and the Settlement Agreement and Release of Claims shall constitute the entire agreement between the parties hereto and supersede all prior agreements, any understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, specifically including the Employment Agreement between First South Bancorp, Inc., its wholly-owned subsidiary First South Bank, and the Executive dated June 28, 2012 (the “Prior Employment Agreement”). If the Merger does not occur, or if Executive fails to timely execute or revokes the Settlement Agreement, this Agreement shall be null and void ab initio.

WHEREAS, as of the date hereof, the Company entered into an Agreement and Plan of Merger with First South Bancorp, Inc., pursuant to which First South Bancorp, Inc. will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, the Executive presently serves as President and Chief Executive Officer of First South Bancorp, Inc. and First South Bank and will continue to do so on behalf of both entities until the Effective Date of the Merger;

WHEREAS, the Executive has significant and valuable institutional knowledge of First South Bancorp, Inc.’s and First South Bank’s business, customers, and employees, and upon consummation of the Merger, the Bank desires for the Executive to serve the Bank on the terms and conditions hereinafter set forth;

WHEREAS, the Executives desires to accept such engagement, upon consummation of the Merger, on the terms and conditions provided herein; and

WHEREAS, the payments and other benefits provided under this Agreement are specifically conditioned upon the Executive entering into the Settlement Agreement and Release of Claims attached hereto as Exhibit A and shall be paid at the times described herein provided that the Executive’s Settlement Agreement and Release of Claims is effective at such time (signed, returned, and the revocation period has expired).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.        POSITION AND RESPONSIBILITIES

During the term of his employment hereunder, Executive agrees to serve in the position of President of North Carolina Banking (the “Office”) of the Bank. Executive shall report to the President and Chief Executive Officer of the Bank.

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2.        TERM AND DUTIES

The term of Executive’s employment under this Agreement shall begin as of the Effective Date and, unless otherwise terminated as described in Sections 6 or 7 hereof, shall continue for a period of 24 full calendar months. Commencing on the first anniversary date of the Effective Date, and continuing at each anniversary date thereafter, the Agreement shall renew for an additional year such that the remaining term shall be 24 full calendar months unless either party provides notice at least 30 days prior to the anniversary date of their intention that the Agreement shall not renew, in which event this Agreement shall expire at the end of the then-current term. Prior to each notice period for nonrenewal, the President and Chief Executive Officer of the Bank will conduct a comprehensive performance evaluation and review of the Executive for purposes of determining whether to extend the Agreement. If the Executive continues to provide services to the Bank as an employee following the expiration of this term, such post-expiration employment shall be deemed to be performed on an “at-will” basis and either party may thereafter terminate such employment with or without notice and for any or no reason and without any payment obligations determined by reference to this Agreement.

During the term of this Agreement, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation, and management of the Bank provided, however, that, with the approval of the Board of Directors of the Bank (the “Board”), as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve (however, in the case of positions held at the date of execution of this Agreement, no further written approval is necessary, provided that written approval was previously received), on the boards of directors of, and hold any other offices or positions in, business companies or business organizations, which, in such Board’s judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive’s duties pursuant to this Agreement (it being understood that membership in social, religious, charitable or similar organizations does not require Board approval pursuant to this Section 2).

3.        COMPENSATION AND REIMBURSEMENT

(a)        The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2. The Bank shall pay Executive a salary at a rate of not less than $270,000 per year (“Base Salary”). Such Base Salary shall be payable in accordance with the Bank’s customary payroll practices. For purposes of this Agreement, “customary payroll practices” shall mean no less frequently than monthly. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually and any change to Executive’s Base Salary shall become the “Base Salary” for purposes of this Agreement. In addition to the Base Salary provided in this Section 3(a), the Bank shall provide Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank.

(b)       Executive will be eligible to participate in or receive benefits under any employee benefit plans, including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its similarly-situated senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be eligible to participate in incentive compensation and bonuses as provided in any plan of the Bank in which Executive is eligible to participate made available to similarly situated senior executives and key management employees, governed by and payable in accordance with the terms of such plan. Executive will be eligible each year to receive a cash bonus of between 25%-50% of his Base Salary if the Executive and the Bank achieve certain performance levels established from time to time by the Board. The bonuses to which Executive will be entitled under this paragraph will be paid to Executive within two and one-half months following the end of said periods, provided Executive remains employed with the Bank at such time of payment and provided, however, that if the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank’s capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Bank is in capital compliance. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under Sections 3(a) and 3(b) of this Agreement.

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(c)        Within 30 days of the Effective Date, the Company shall issue to the Executive $500,000 in shares of restricted common stock of the Company. The number of such restricted shares shall be determined based on the fair market value of the Company’s common stock on the date of issuance. These shares shall be issued in accordance with the Carolina Financial Corporation 2013 Equity Incentive Plan and vest in accordance with the following vesting schedule: 20% of such shares on the first anniversary of the Effective Date, 20% of such shares on the second anniversary of the Effective Date, 20% of such shares on the third anniversary of the Effective Date, 20% of such shares on the fourth anniversary of the Effective Date, and 20% of such shares on the fifth anniversary of the Effective Date.

(d)       In addition to the Base Salary provided for by Section 3(a), the Bank shall pay or reimburse Executive for all reasonable expenses incurred by Executive performing his obligations under this Agreement in accordance with the Bank’s reimbursement policy, but in any event no later than March 15 of the year immediately following the year in which the expenses were incurred.

4.        PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

The provisions of this Section 4 shall in all respects be subject to the terms and conditions stated in Sections 8, 9 and 14.

(a)        The provisions of this Section 4 shall apply upon the occurrence of an Event of Termination (as defined herein) during the Executive’s term of employment under this Agreement. As used in this Agreement, an “Event of Termination” shall mean the termination by the Bank of Executive’s employment hereunder for any reason other than (A) following a Change in Control, as defined in Section 5(a) hereof, (B) voluntary resignation or Disability, as defined in Section 6 hereof, or the death of Executive, or (C) Termination for Cause as defined in Section 7 hereof.

(b)         (i)       Upon the occurrence of an Event of Termination, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, all Base Salary through the date of termination as well as a lump sum amount equal to two times the Executive’s Base Salary (as defined in Section 3(a) above) at the rate in effect on his Date of Termination and the Executive will be entitled to all benefits for which he is eligible under the Salary Continuation Agreement between First South Bank and the Executive dated June 3, 2014, as amended March 29, 2016 and any retirement plan of the Bank, if any, to which Executive is party or in which he participated immediately prior to his Termination; provided however, that if the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank’s capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Bank is in capital compliance.

(ii)        Upon the occurrence of an Event of Termination, subject to compliance with the requirements of Section 9(c), all payments shall be made in a lump sum within 60 days after the Date of Termination, provided however if the Executive is a “specified employee,” then, if required to avoid penalties under Code Section 409A, such payment shall be delayed as described in Section 20 hereof. Such payment(s) shall not be reduced in the event the Executive obtains other employment following termination of employment. Notwithstanding anything herein to the contrary, in the event of an Event of Termination within one year following a Change in Control, as defined in Section 5 hereof, any payments to the Executive under this Agreement shall be made solely in accordance with Section 5 hereof.

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(c)        For purposes of this Agreement, “Event of Termination” or “termination of employment” shall be construed to require a “Separation from Service” in accordance with Code Section 409A and the Treasury Regulations promulgated thereunder, such that the Bank and the Executive reasonably anticipate that the level of bona fide services the Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

5.        CHANGE IN CONTROL

(a)        The term “Change in Control” means (1) an event of a nature that (i) results in a change in control of the Company within the meaning of the applicable federal and state statutes governing the acquisition of control of the Company, and applicable regulations promulgated thereunder as in effect on the date hereof, or (ii) would be required to be reported in response to Item 5.01 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), assuming such provisions apply to the Company; (2) any person (as the term is used in Sections l3(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 25% or more of the Company’s outstanding securities; (3) individuals who are members of Incumbent Board (as defined below) cease for any reason to constitute at least a majority thereof; (4) a reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or a similar transaction in which the Company is not the resulting entity; or (5) a proxy statement is distributed that solicits proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan are exchanged for or converted into cash or property or securities not issued by the Company. The term “Change in Control” shall not include an acquisition of securities by an employee benefit plan of the Company, the acquisition of securities of the Company by the Bank in connection with a stock offering of the Company, or any transaction that does not constitute a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code. In the application of the applicable statutes to a determination of a Change in Control, determinations shall be made by the Board of Directors. For purposes of this section 5(a), “Incumbent Board” means the Board of Directors of the Company on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

(b)        Upon the effective date of a Change in Control during the term of this Agreement, in lieu of any benefits payable under Section 4, the Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, shall be entitled to a lump sum payment in an amount equal to two times of the Executive’s Base Salary (as defined in Section 3(a) above) at the rate in effect immediately preceding such Change in Control and all benefits for which he is eligible under the Salary Continuation Agreement between First South Bank and the Executive dated June 3, 2014, as amended March 29, 2016, and any retirement plan of the Bank, if any, to which the Executive is a party or in which he participated immediately prior to the Change in Control. The payment to which Executive may be entitled under this Section 5(b) shall be made within 60 days after the effective date of the Change in Control, unless Code Section 409A requires a delay in such payment as described in Section 20 herein due to Executive’s status as a “specified employee” within the meaning of Code Section 409A. Provided further that the payments of this Section 5(b) shall in all respects be subject to the requirements and conditions stated in Sections 9 and 14.

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(c)       If the payments pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Bank, would constitute a “parachute payment” under Section 280G of the Code, then the payments payable by the Bank pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments payable by the Bank under Section 5 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Bank and paid by the Bank. Such counsel shall promptly prepare the foregoing opinion, but in no event later than 30 days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.

6.        TERMINATION UPON VOLUNTARY RESIGNATION, DISABILITY, OR DEATH

(a)        This Agreement shall be automatically terminated upon Executive’s voluntary resignation from employment during the term of this Agreement. In such event, no amounts or benefits shall be due to Executive under this Agreement for any period following the date of Executive’s resignation, but Executive shall be entitled to all benefits for which he is eligible under the Salary Continuation Agreement between First South Bank and the Executive dated June 3, 2014, as amended March 29, 2016 (the “SERP”) and any retirement plan of the Bank, if any, to which Executive is a party or in which he participated immediately prior to his Date of Termination.

(b)        This Agreement shall be terminated upon termination of Executive’s employment for Disability during the term of this Agreement. “Disability” shall mean as defined in the applicable long-term disability plan maintained by the Bank, or if no such plan applies, which would qualify Executive for disability benefits under the federal social security system. Upon termination of Executive’s employment based on Disability, no amounts or benefits shall be due to Executive under this Agreement, but Executive shall be entitled to all benefits for which he is eligible under the SERP and any applicable long-term disability plan maintained by the Bank. Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period that Executive is incapable of performing his duties hereunder by reason of temporary disability, provided that such compensation is paid pursuant to the regular payroll practice of the Bank and for a term that does not exceed six months and Executive is not receiving full payment of his Base Salary under any applicable plan maintained by the Bank.

(c)        This Agreement shall be terminated upon termination of Executive’s employment upon his death during the term of this Agreement. In the event of Executive’s death during the term of the Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall not have the right to receive compensation or other benefits for any period following the date of Executive’s death, but Executive shall be entitled to all benefits for which he is eligible under the SERP.

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7.        TERMINATION FOR CAUSE

This Agreement shall be terminated upon termination of Executive’s employment upon his Termination for Cause by the Bank during the term of this Agreement. The term “Termination for Cause” shall mean termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations, regulations that do not adversely affect the Bank or its employees, or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the financial institutions industry. For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Bank. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination, as specified in Section 8(c) hereof. A Notice of Termination shall be issued pursuant to a resolution, duly adopted by the affirmative vote of not less than a majority of the members of the Board, at a meeting of the Board called and held for that purpose (after reasonable notice, in writing, to Executive), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. In the event of Termination for Cause, the Executive shall be immediately suspended from the performance of his duties hereunder. The Executive shall not have the right to receive compensation or other benefits for any period following his Termination for Cause, except that the Executive is entitled to all benefits for which he is entitled under the Salary Continuation Agreement between First South Bank and the Executive dated June 3, 2014, as amended March 29, 2016, and except as provided in Section 8(c) hereof.

8.        NOTICE

(a)       Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)        “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, 30 days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such 30 day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination.

(c)        If, within 30 days after any Notice of Termination for Cause is given, the Executive notifies the Bank that a dispute exists concerning the termination, the Executive shall be entitled to an opportunity, together with counsel, to a hearing before the Board within 30 days of notifying the Board of such dispute. Any adverse determination by the Board following such hearing may be submitted by the Executive to binding arbitration pursuant to Section 19 hereof. In the event that it is determined by the Board or pursuant to arbitration that “cause” for termination did not exist or such dispute is otherwise decided in Executive’s favor, the Executive shall be entitled to receive all compensation and benefits which should have been paid under either Section 4 or 5, with interest at the prime rate on such cash payments that should have been made during such period, and the Executive shall be reinstated to his position and duties hereunder.

9.        POST-TERMINATION OBLIGATIONS

(a)        All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 9 during the term of this Agreement and, with respect to paragraph (b) of this Section 9, for one full year after the expiration or termination hereof.

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(b)        Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party, except for litigation between the Bank or the Company and the Executive.

(c)       In addition, within 60 days of termination of the Executive’s employment, and as a condition to Bank’s obligation to pay any amounts under Sections 4 or 5, the Executive shall execute, and not timely revoke during any revocation period provided pursuant to such release, a release and waiver of claims reasonably satisfactory to the Bank. (For purposes of clarification, the execution of a release and waiver shall not be a condition to the provision of COBRA benefits.) In most instances, payment will be made, or in the case of installment payments, will begin as soon as practicable after such release is effective. If the 60-day period spans two calendar years, such severance payment will be made as soon as possible in the subsequent taxable year.

10.       RESTRICTIVE COVENANTS

(a)       During the term of this Agreement and, except when termination of this Agreement is due to the Bank’s nonrenewal of this Agreement, continuing for a period of two years following the term of this Agreement (the “Restricted Period”), Executive agrees that he shall not, without the written consent of the Board, become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, partner or trustee of any bank or bank holding company, savings bank, savings and loan association, savings and loan holding company, credit union, mortgage or loan broker or any other entity competing with the Bank or its affiliates (a “Competing Business”), anywhere within 50 miles of any branch office of the Bank located in North Carolina (the “Territory”). As President of North Carolina Banking, the Executive stipulates and agrees that the Territory fairly represents the North Carolina market for the Bank over which he shall have executive management authority as of the Effective Date and, as such, is narrowly tailored to protect the Bank’s legitimate business interests in light of and following the Merger.

(b)       During the Restricted Period, Executive agrees that he shall not, without the written consent of the Board, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business, any employee of or consultant to the Bank or any of its affiliates, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

(c)       During the Restricted Period, Executive agrees that he shall not, without the written consent of the Board, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Bank or any of its affiliates at any time during the 12 months prior to the date of termination and with whom the Executive has had Material Contact. For purposes of this Section 10(c), the term “Material Contact” means contact between Executive and each customer: (i) with whom or which the Executive dealt on behalf of the Bank, (ii) whose dealings with the Bank were coordinated or supervised by Executive, or (c) about whom Executive obtained confidential information in the ordinary course of business as a result of his employment with the Bank. The parties agree that solicitation of such a customer to acquire stock in a Competing Business during the Restricted Period would be a violation of this Section 10(c).

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(d)       During the Restricted Period, the Executive agrees that he shall not, without the written consent of the Board, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, use or disclose any Confidential Information of the Bank. For purposes of this Section 10(d), the term Confidential Information means shall mean all competitively sensitive information of importance to and kept in confidence by the Bank, which becomes known to Executive through his with the Bank. Executive agrees that Confidential Information includes, but is not limited to, the following: the identity of customers and prospects, their specific requirements, and the names, electronic mail addresses, physical addresses, facsimile numbers and telephone numbers of individual contacts; prices, renewal dates and other detailed terms of customer and supplier contracts and proposals; pricing policies, methods of delivering services and products, marketing and sales strategies, product know-how, product technology and product development strategies; employment and payroll records; forecasts, budgets and other non-public financial information; historical financial information; product performance information, product technical information and product know-how; and expansion plans, management policies and other business strategies and policies. Confidential Information also includes any information described in this paragraph which the Bank obtains from another party and treats as proprietary or confidential, whether or not owned or developed by the Bank.

(e)       The Executive Agrees that nothing set forth in Section 10(d) above shall be deemed to constitute a waiver by the Bank of trade secret protections under applicable law(s) or limit the rights of the Bank to enforce its rights under any such laws, nor does it limit any legal obligations of (or waive any rights against) the Employee with respect to customer or other third party information.

(f)       Executive acknowledges that all Confidential Information shall remain the exclusive property of the Bank. Upon the termination of employment with the Bank, the Executive agrees to immediately deliver to the Bank all records, calculations, memoranda, papers, data, lists, and documents of any description which refer to or relate in any way to such Confidential Information and to return to the Bank any of its equipment and property which may then be in Executive’s possession or under his control.

11.        EFFECT ON PRIOR AGREEMENTS

This Agreement, the Settlement Agreement, and the SERP contain the entire understanding between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, specifically including the Prior Employment Agreement. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

12.        NO ATTACHMENT

(a)        Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)        This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

13.        MODIFICATION AND WAIVER

(a)        This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

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(b)        No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

14.        COMPLIANCE WITH REGULATORY RESTRICTIONS

(a)       Notwithstanding anything to the contrary herein, any incentive payments to Executive shall be limited to the extent required under the Dodd–Frank Wall Street Reform and Consumer Protection Act (the “Act”), including, but not limited to, clawbacks for such incentive payments as required by the Act. Executive agrees to such amendments, agreements, or waivers that are required by the Act or requested by the Bank to comply with the terms of the Act.

(b)       Notwithstanding anything to the contrary herein, and in addition to any restrictions stated above, any compensation or other benefits paid to the Executive shall be limited to the extent required by any federal or state regulatory agency having authority over the Bank. The Executive agrees that compliance by the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Executive are limited, shall not be a breach of this Agreement by the Bank.

15.       WITHHOLDING

The Bank may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

16.        SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.        HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.        GOVERNING LAW

This Agreement shall be governed by the laws of the State of North Carolina but only to the extent not superseded by federal law.

19.        INJUNCTIVE RELIEF AND ARBITRATION

(a)                The Executive stipulates and agrees that any breach or threatened breach of any covenant contained in Section 10 of this Agreement would result in irreparable harm to the Bank. Accordingly, the Executive stipulates and agrees that the Bank shall be entitled to seek immediate, temporary and permanent injunctive relief to prevent any such breach or threatened breach of any covenant set forth in Section 10, without posting of bond, as well as an award of all costs and reasonable attorneys’ fees incurred by the Bank, and that such relief will be in addition to all other available legal or equitable remedies.

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(b)       Apart from the Bank’s right to seek injunctive relief pursuant to Section 19(a) above, any dispute or controversy arising under or related in any way to this Agreement or Executive’s employment with the Bank shall be settled exclusively by arbitration conducted pursuant to the Federal Arbitration Act (“FAA”), conducted before a panel of three arbitrators sitting in a location mutually agreed upon by the Bank and the Executive that is within 25 miles from the headquarters location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. The Executive will select one arbitrator, the Bank will select one arbitrator, and the third arbitrator shall be mutually agreed upon by legal counsel for both the Executive and the Bank. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Executive and Bank agrees that this Agreement relates to and affects interstate commerce within the meaning of the FAA.

20.       COMPLIANCE WITH CODE SECTION 409A

All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Sections 3, 4, and 5 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments under Sections 3, 4, and 5 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). Each payment made under Sections 3, 4, and 5 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Section 409A of the Code. Further, notwithstanding anything to the contrary, all severance payments payable under the provisions of Sections 4 and 5 shall be paid to Executive no later than the last day of the second calendar year following the calendar year in which occurs the date of Executive’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Bank does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. In addition, if the Executive is a “specified employee” (as defined in Treasury Regulation §1.409A-1(i)), then, if required to avoid penalties under Code Section 409A, any payment hereunder shall be delayed until the first day of the seventh month following the Executive’s Date of Termination.

21.        SUCCESSOR TO THE BANK

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

(Signatures appear on following page)

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SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, on the day and date first above written. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

ATTEST:	CRESCOM BANK

Name: Jerold L. Rexroad
Title: Chief Executive Officer

WITNESS:	EXECUTIVE

Bruce W. Elder

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EXHIBIT A

Settlement Agreement and Release of Claims

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SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS

This Settlement Agreement and Release of Claims (the “Agreement”) is made and entered into by and between Bruce W. Elder (“Employee”) and Carolina Financial Corporation (the “Company”), as well as any affiliated or related entities, subsidiaries, or divisions, and the shareholders, directors, officers, employees, and agents thereof (collectively referred to as “Employer”). The term “Employer” also includes First South (defined below), its affiliated or related entities, subsidiaries, or divisions, and the shareholders, directors, officers, employees, and agents thereof.

THE PARTIES acknowledge the following:

WHEREAS, on _____________, 2017, the Company entered into an Agreement and Plan of Merger with First South Bancorp, Inc. (“First South”), a Virginia corporation, pursuant to which First South will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, Employee was employed by First South and First South Bank, a wholly-owned subsidiary of First South until _____________________ when the Merger was effective, pursuant to that certain Employment Agreement, dated June 28, 2012, by and between the Employee, First South and First South Bank (the “Prior Employment Agreement”). His employment with CresCom Bank, a wholly-owned subsidiary of the Company (the “Bank”), continued following the Merger effective date (the “Effective Date”) pursuant to the terms of the employment agreement between the Employee and the Bank dated as of ______________, 2017 (the “Employment Agreement”);

WHEREAS, in addition to the Prior Employment Agreement, the Employee and First South Bank entered in a Salary Continuation Agreement, dated June 3, 2014 as amended March 29, 2016 (the “SERP”);

WHEREAS, the Merger constitutes a change in control for purposes of Article 5 of the Prior Employment Agreement and Section 2.4 of the SERP; and

WHEREAS, Employee desires to receive pay and benefits provided pursuant to this Agreement, and Employer is willing to provide this pay and benefits to Employee on the condition that Employee enters into this Agreement.

THEREFORE, in consideration of the mutual agreements and promises set forth within this Agreement, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer agree as follows:

1.       Definition of Employee.

Unless the context plainly requires otherwise, the term “Employee” includes the Employee executing this Agreement, as well as the Employee’s agents, attorneys, spouse, heirs, dependents, executors, administrator, guarantees, successors and assigns.

2.       Change in Control Payments.

a.                   Change in Control Payment. In consideration of Employee’s agreements and promises set forth below, and in full and complete satisfaction of the Employer’s obligations under the Prior Employment Agreement, Employer shall pay a lump sum cash amount of ______________________ Dollars ($________), less applicable deductions and withholdings, to Employee on the [_______ day following the Effective Date], provided (x) Employee has executed and not revoked this Agreement, and (y) Employee remained employed through the Effective Date. [Employee acknowledges that this amount payable pursuant to Article 5 of the Employment Agreement has been reduced to avoid excise tax liability under Section 4999 of the Internal Revenue Code and Employee agrees to such reduction.]

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b.                  Effect of Change in Control Payments. Employee agrees that the above payment does not constitute compensation for purposes of calculating the amount of any benefits Employee may be entitled to under the terms of any pension or other benefit plan of Employer, or for the purpose of accruing any benefit, receiving any allocation of any contribution, or having the right to defer any income in any employee pension or benefit plan. In addition, Employee and Employer agree that the above payment does not constitute compensation for purposes of calculating the amount of any benefits Employee may be entitled to under the terms of the SERP and that the SERP shall remain in full force and effect.

3.       Legal Obligations.

Except as otherwise provided herein, Employee shall be solely responsible for any and all federal and state tax liability or consequences (including, but not limited to, taxes, contributions, withholdings, fines, penalties, and interest) which could arise as a result of the change in control payments to Employee pursuant to this Agreement.

4.       No Admission of Liability.

By entering into this Agreement, Employer does not admit any wrongdoing or that it has breached any obligation with respect to Employee’s employment.

5.       Release and Covenant Not To Sue.

a.       In exchange for Employer’s agreement to provide the above-referenced change in control payment, Employee releases and discharges Employer from any and all claims, demands, and liabilities that Employee has ever had or now may have against Employer or Employer’s officers, directors, or employees, both known and unknown, including, but not limited to, any and all claims, demands, and liabilities based on Employee’s employment with Employer through the date of this Agreement. Further, Employee promises not to file or consent to the filing of any lawsuit, complaint, or action against Employer, or Employer’s officers, directors, or employees arising out of or in any way related to his employment with Employer through the date of this Agreement.

This release and covenant not to sue includes, but is not limited to, a release of any and all rights or claims Employee may have in any way related to his employment with Employer through the date of this Agreement under any federal, state, or local laws, ordinances, or regulations including, but not limited to: any claims of age discrimination under the Age Discrimination in Employment Act of 1967; claims under Title VII of the Civil Rights Act of 1964; Section 1981 of the Civil Rights Act of 1866; the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act (ERISA); the Consolidated Budget Reconciliation Act (COBRA); the Equal Pay Act of 1963; the Pregnancy Discrimination Act; any and all state laws addressing the rights of employees and the payment of wages; and all amendments to these Acts. This release also includes a release of any claims for breach of express or implied contract, intentional or negligent infliction of emotional distress, libel, slander, as well as any other claims, whether in tort, contract or equity, under state or federal statutory or common law. Employee further agrees that in the event that any person or entity should file a lawsuit, complaint, or action on Employee’s behalf, Employee hereby waives and forfeits any right to recovery under such claims and will exercise every good faith effort to have such claims dismissed.

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b.       Notwithstanding any other provision contained herein, the foregoing release and covenant not to sue does not apply to any amounts owed to the Executive pursuant to the SERP, nor does Employee waive any rights or claims that might arise as a result of any conduct that occurs after the date this Agreement is signed by the parties, nor shall this Agreement be interpreted to provide that Employee has entered into any covenant or promise that would be invalid under applicable federal or state law.

6.       No Prior Assignment.

Employee further warrants and covenants, recognizing that the truth of this warranty and covenant is material to the above consideration having passed, that Employee has not assigned, transferred or conveyed at any time to any individual or entity any alleged rights, claims or causes of action against Employer.

7.       Non-disparagement.

Employee shall not (except as required by law) communicate to anyone, whether verbally, in writing, or in any other manner, any statement that is intended to cause or that reasonably would be expected to cause a person to whom it is communicated to have a lowered opinion of Employer, including a lowered opinion of any services provided by Employer. Except as required by law, Employer shall instruct its named executive officers and board of directors not to communicate to anyone, whether verbally, in writing, or in any other manner, any statement that is intended to cause or that reasonably would be expected to cause a person to whom it is communicated to have a lowered opinion of Employee.

8.       Performance.

Employer’s obligation to perform under this Agreement is conditioned upon Employee’s agreements and promises to Employer as set forth herein. In the event Employee breaches any such agreements or promises or causes any such agreements or promises to be breached, Employer’s obligations to perform under this Agreement shall automatically terminate and Employer shall have no further obligation to Employee.

9.       Successors and Assigns.

The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Company is a party, or any assignee of all or substantially all of the Company’s business and properties. Employee’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

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10.       Governing Law and Forum Selection.

This Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Charleston, South Carolina. The parties consent and waive any objection to the jurisdiction or venue of such courts.

11.       Entire Agreement; Modification.

This Agreement, the Employment Agreement, and the SERP constitute the entire understanding of the parties, and no representation, promise, or inducement not included herein shall be binding upon the parties. Employee affirms that the only consideration for the signing of this Agreement is the terms set forth above and that no other promises or assurances of any kind have been made to Employee by Employer or any other entity or person as an inducement for Employee to sign this Agreement. This Agreement may not be changed orally but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

12.       Validity.

The provisions of this Agreement shall be deemed severable and that the invalidity or unenforceability of any section of this Agreement, or any portion or provision thereof, shall not affect the validity or enforceability of the other portions or provisions. Any such provision deemed to be unenforceable shall be stricken and the remaining provisions shall be appropriately limited and given effect to the extent they may be enforceable.

13.       Older Workers Benefit Protection Act.

Employee acknowledges that it is the mutual intent of the parties that the full release contained in this Agreement fully complies with the Older Workers Benefit Protection Act. Accordingly, this Agreement requires, and Employee acknowledges and agrees that: (a) the consideration provided to Employee under this Agreement exceeds the nature and scope of any consideration to which Employee would otherwise have been legally entitled to receive absent Employee’s execution of this Agreement; (b) execution of this Agreement and the full release herein, which specifically includes a waiver of any claims under the Age Discrimination in Employment Act of 1967, is Employee’s knowing and voluntary act; (c) Employee is hereby advised to consult with an attorney prior to executing this Agreement; (d) Employee has twenty-one (21) calendar days within which to consider this Agreement and Employee’s signature on this Agreement prior to the expiration of this twenty-one (21) day period (should Employee choose not to take the full period offered) constitutes an irrevocable waiver of said period or its remainder; (e) in the event Employee signs this Agreement, Employee has another seven (7) calendar days to revoke it by delivering a written notice of revocation to the individual addressee identified in the Notice provision below (Section 15), and this Agreement does not become effective until the expiration of this seven-day period; (f) Employee has read and fully understands the terms of this Agreement; and (g) nothing contained in this Agreement purports to release any of Employee’s rights or claims under the Age Discrimination in Employment Act that may arise from acts occurring after the date of the execution of this Agreement.

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14.       Notice.

All communications or notices required or permitted by this Agreement shall be made by Employee to Employer in writing and shall be delivered and addressed as follows:

Carolina Financial Corporation

288 Meeting Street

Charleston, SC 29401

Attn: SVP - Human Resources

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PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

YOU AGREE THAT YOU RECEIVED VALUABLE CONSIDERATION IN EXCHANGE FOR ENTERING INTO THIS AGREEMENT AND THAT THE EMPLOYER ADVISED YOU IN WRITING TO CONSULT AN ATTORNEY OR SOMEONE YOU TRUST PRIOR TO SIGNING THIS AGREEMENT. YOU PROMISE THAT NO REPRESENTATIONS OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH HEREIN, AND THAT YOU HAVE SIGNED THE SAME KNOWINGLY AND VOLUNTARILY.

YOU HAVE BEEN PROVIDED AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT AND WAIVE AND RELEASE ALL CLAIMS AND RIGHTS INCLUDING, BUT NOT LIMITED TO, THOSE ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. YOU SHALL HAVE SEVEN (7) DAYS WITHIN WHICH TO REVOKE THIS AGREEMENT AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THAT REVOCATION PERIOD HAS EXPIRED. ANY SUCH REVOCATION MUST BE IN WRITING AND RECEIVED BY THE EMPLOYER, IN ACCORDANCE WITH THE NOTICE PROVISIONS SET FORTH IN SECTION 15 HEREIN, PRIOR TO THE END OF THE REVOCATION PERIOD.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed on the date first above written.

As To Employee:

Date	Employee Name

Date	Witness Signature

For Employer:	CAROLINA FINANCIAL CORPORATION

By:
Date	Name:	Jerold L. Rexroad
	Title:	President and Chief Executive Officer

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Exhibit I

Form of Employment Agreement for Cornelius F. Sullivan

CRESCOM BANK

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) dated as of ____________, 2017, is made by and between CRESCOM BANK (the “Bank”), a South Carolina state bank and wholly owned subsidiary of Carolina Financial Corporation, a Delaware corporation (the “Company”), and CORNELIUS F. SULLIVAN III (the “Executive”). This Agreement shall take effect on the date of the consummation of the Merger referenced below (the “Effective Date”). Upon its effectiveness, this Agreement shall constitute the entire agreement between the parties hereto and supersede all prior agreements, any understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. If the Merger does not occur, this Agreement shall be null and void ab initio.

WHEREAS, as of the date hereof, the Company entered into an Agreement and Plan of Merger with First South Bancorp, Inc., pursuant to which First South Bancorp, Inc. will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, the Executive presently serves as Senior Vice President and Area Executive of First South Bancorp, Inc. and First South Bank and will continue to do so on behalf of both entities until the Effective Date of the Merger;

WHEREAS, the Executive has significant and valuable institutional knowledge of First South Bancorp, Inc.’s and First South Bank’s business, customers, and employees, and upon consummation of the Merger, the Bank desires for the Executive to serve the Bank on the terms and conditions hereinafter set forth; and

WHEREAS, the Executives desires to accept such engagement, upon consummation of the Merger, on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.        POSITION AND RESPONSIBILITIES

During the term of his employment hereunder, Executive agrees to serve in the position of Senior Vice President and Raleigh Area Executive (the “Office”) of the Bank. Executive shall report to the North Carolina Banking President.

2.        TERM AND DUTIES

The term of Executive’s employment under this Agreement shall begin as of the Effective Date and, unless otherwise terminated as described in Sections 6 or 7 hereof, shall continue for a period of 24 full calendar months. Commencing on the first anniversary Effective Date, and continuing at each anniversary date thereafter, the Agreement shall renew for an additional year such that the remaining term shall be 24 full calendar months unless either party provides notice at least 30 days prior to the anniversary date of their intention that the Agreement shall not renew, in which event this Agreement shall expire at the end of the then-current term. Prior to each notice period for nonrenewal, the President and Chief Executive Officer of the Bank will conduct a comprehensive performance evaluation and review of the Executive for purposes of determining whether to extend the Agreement. If the Executive continues to provide services to the Bank as an employee following the expiration of this term, such post-expiration employment shall be deemed to be performed on an “at-will” basis and either party may thereafter terminate such employment with or without notice and for any or no reason and without any payment obligations determined by reference to this Agreement.

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During the term of this Agreement, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation, and management of the Bank provided, however, that, with the approval of the Board of Directors of the Bank (the “Board”), as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve (however, in the case of positions held at the date of execution of this Agreement, no further written approval is necessary, provided that written approval was previously received), on the boards of directors of, and hold any other offices or positions in, business companies or business organizations, which, in such Board’s judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive’s duties pursuant to this Agreement (it being understood that membership in social, religious, charitable or similar organizations does not require Board approval pursuant to this Section 2).

3.        COMPENSATION AND REIMBURSEMENT

(a)        The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2. The Bank shall pay Executive a salary at a rate of not less than $190,000 per year (“Base Salary”). Such Base Salary shall be payable in accordance with the Bank’s customary payroll practices. For purposes of this Agreement, “customary payroll practices” shall mean no less frequently than monthly. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually and any change to Executive’s Base Salary shall become the “Base Salary” for purposes of this Agreement. In addition to the Base Salary provided in this Section 3(a), the Bank shall provide Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank.

(b)       Executive will be eligible to participate in or receive benefits under any employee benefit plans, including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its similarly-situated senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be eligible to participate in incentive compensation and bonuses as provided in any plan of the Bank in which Executive is eligible to participate, made available to similarly situated senior executives and key management employees, governed by and payable in accordance with the terms of such plan. Executive will be eligible each year to receive a cash bonus of up to $45,000 if the Executive and the Bank achieve certain performance levels established from time to time by the Board. The bonuses to which Executive will be entitled under this paragraph will be paid to Executive within two and one-half months following the end of said periods, provided Executive remains employed with the Bank at such time of payment and provided, however, that if the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank’s capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Bank is in capital compliance. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under Sections 3(a) and 3(b) of this Agreement.

(c)        Within 30 days of the Effective Date, the Company shall issue to the Executive $100,000 in shares of restricted common stock of the Company. The number of such restricted shares shall be determined based on the fair market value of the Company’s common stock on the date of issuance. These shares shall be issued in accordance with the Carolina Financial Corporation 2013 Equity Incentive Plan and vest in accordance with the following vesting schedule: 25% of such shares on the first anniversary of the Effective Date, 25% of such shares on the second anniversary of the Effective Date, and 50% of such shares on the third anniversary of the Effective Date.

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(d)       Within 30 days of the Effective Date, the Company shall grant to the Executive an option to purchase a number of shares of common stock of the Company equal to $100,000 based upon the fair market value of the Company’s common stock on the date of grant. The stock option shall be issued in accordance with the Carolina Financial Corporation 2013 Equity Incentive Plan, and the award agreement for the stock option shall provide that all of the shares subject to the option will vest on the third anniversary of the Effective Date, but only if the Executive remains employed by the Bank on such date, and shall contain other customary terms and conditions. Any options or similar awards shall be issued to the Executive at an exercise price of not less than the current fair market value of the Company’s common stock (as determined in compliance with Treasury Regulation § 1.409A-1(b)(5)(iv)) as of the date of grant, and the number of shares subject to such grant shall be fixed on the date of grant.

(e)       In addition to the Base Salary provided for by Section 3(a), the Bank shall pay or reimburse Executive for all reasonable expenses incurred by Executive performing his obligations under this Agreement in accordance with the Bank’s reimbursement policy, but in any event no later than March 15 of the year immediately following the year in which the expenses were incurred.

4.        PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

The provisions of this Section 4 shall in all respects be subject to the terms and conditions stated in Sections 8, 9 and 14.

(a)        The provisions of this Section 4 shall apply upon the occurrence of an Event of Termination (as defined herein) during the Executive’s term of employment under this Agreement. As used in this Agreement, an “Event of Termination” shall mean the termination by the Bank of Executive’s employment hereunder for any reason other than (A) following a Change in Control, as defined in Section 5(a) hereof, (B) voluntary resignation or Disability, as defined in Section 6 hereof, or the death of Executive, or (C) Termination for Cause as defined in Section 7 hereof.

(b)          (i)       Upon the occurrence of an Event of Termination, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, all Base Salary through the date of termination as well as a lump sum amount equal to two times the Executive’s Base Salary (as defined in Section 3(a) above) at the rate in effect on his Date of Termination; provided however, that if the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank’s capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Bank is in capital compliance.

(ii)        Upon the occurrence of an Event of Termination, subject to compliance with the requirements of Section 9(c), all payments shall be made in a lump sum within 60 days after the Date of Termination, provided however if the Executive is a “specified employee,” then, if required to avoid penalties under Code Section 409A, such payment shall be delayed as described in Section 20 hereof. Such payment(s) shall not be reduced in the event the Executive obtains other employment following termination of employment. Notwithstanding anything herein to the contrary, in the event of an Event of Termination within one year following a Change in Control, as defined in Section 5 hereof, any payments to the Executive under this Agreement shall be made solely in accordance with Section 5 hereof.

(c)        For purposes of this Agreement, “Event of Termination” or “termination of employment” shall be construed to require a “Separation from Service” in accordance with Code Section 409A and the Treasury Regulations promulgated thereunder, such that the Bank and the Executive reasonably anticipate that the level of bona fide services the Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

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5.        CHANGE IN CONTROL

(a)        The term “Change in Control” means (1) an event of a nature that (i) results in a change in control of the Company within the meaning of the applicable federal and state statutes governing the acquisition of control of the Company, and applicable regulations promulgated thereunder as in effect on the date hereof, or (ii) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), assuming such provisions apply to the Company; (2) any person (as the term is used in Sections l3(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 25% or more of the Company’s outstanding securities; (3) individuals who are members of Incumbent Board (as defined below) cease for any reason to constitute at least a majority thereof; (4) a reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or a similar transaction in which the Company is not the resulting entity; or (5) a proxy statement is distributed that solicits proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan are exchanged for or converted into cash or property or securities not issued by the Company. The term “Change in Control” shall not include an acquisition of securities by an employee benefit plan of the Company, the acquisition of securities of the Company by the Bank in connection with a stock offering of the Company, or any transaction that does not constitute a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code. In the application of the applicable statutes to a determination of a Change in Control, determinations shall be made by the Board of Directors. For purposes of this section 5(a), “Incumbent Board” means the Board of Directors of the Company on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

(b)        Upon the effective date of a Change in Control during the term of this Agreement, in lieu of any benefits payable under Section 4, the Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, shall be entitled to a lump sum payment in an amount equal to two times of the Executive’s Base Salary (as defined in Section 3(a) above) at the rate in effect immediately preceding such Change in Control. The payment to which Executive may be entitled under this Section 5(b) shall be made within 60 days after the effective date of the Change in Control, unless Code Section 409A requires a delay in such payment as described in Section 20 herein due to Executive’s status as a “specified employee” within the meaning of Code Section 409A. Provided further that the payments of this Section 5(b) shall in all respects be subject to the requirements and conditions stated in Sections 9 and 14.

(c)       If the payments pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Bank, would constitute a “parachute payment” under Section 280G of the Code, then the payments payable by the Bank pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments payable by the Bank under Section 5 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Bank and paid by the Bank. Such counsel shall promptly prepare the foregoing opinion, but in no event later than 30 days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.

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6.        TERMINATION UPON VOLUNTARY RESIGNATION, DISABILITY OR DEATH

(a)        This Agreement shall be automatically terminated upon Executive’s voluntary resignation from employment during the term of this Agreement. In such event, no amounts or benefits shall be due to Executive under this Agreement for any period following the date of Executive’s resignation, but Executive shall be entitled to all benefits under any retirement plan of the Bank, if any, to which Executive is a party or in which he participated immediately prior to his Date of Termination.

(b)        This Agreement shall be terminated upon termination of Executive’s employment for Disability during the term of this Agreement. “Disability” shall mean as defined in the applicable long-term disability plan maintained by the Bank, or if no such plan applies, which would qualify Executive for disability benefits under the federal social security system. Upon termination of Executive’s employment based on Disability, no amounts or benefits shall be due to Executive under this Agreement, but Executive shall be entitled to all benefits for which he is eligible under any applicable long-term disability plan maintained by the Bank. Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period that Executive is incapable of performing his duties hereunder by reason of temporary disability, provided that such compensation is paid pursuant to the regular payroll practice of the Bank and for a term that does not exceed six months and Executive is not receiving full payment of his Base Salary under any applicable plan maintained by the Bank.

(c)        This Agreement shall be terminated upon termination of Executive’s employment upon his death during the term of this Agreement. In the event of Executive’s death during the term of the Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall not have the right to receive compensation or other benefits for any period following the date of Executive’s death.

7.        TERMINATION FOR CAUSE

This Agreement shall be terminated upon termination of Executive’s employment upon his Termination for Cause by the Bank during the term of this Agreement. The term “Termination for Cause” shall mean termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations, regulations that do not adversely affect the Bank or its employees, or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the financial institutions industry. For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Bank. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination, as specified in Section 8(c) hereof. A Notice of Termination shall be issued pursuant to a resolution, duly adopted by the affirmative vote of not less than a majority of the members of the Board, at a meeting of the Board called and held for that purpose (after reasonable notice, in writing, to Executive), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. In the event of Termination for Cause, the Executive shall be immediately suspended from the performance of his duties hereunder. The Executive shall not have the right to receive compensation or other benefits for any period following his Termination for Cause, except as provided in Section 8(c) hereof.

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8.        NOTICE

(a)       Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)        “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, 30 days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such 30 day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination.

(c)        If, within 30 days after any Notice of Termination for Cause is given, the Executive notifies the Bank that a dispute exists concerning the termination, the Executive shall be entitled to an opportunity, together with counsel, to a hearing before the Board within 30 days of notifying the Board of such dispute. Any adverse determination by the Board following such hearing may be submitted by the Executive to binding arbitration pursuant to Section 19 hereof. In the event that it is determined by the Board or pursuant to arbitration that “cause” for termination did not exist or such dispute is otherwise decided in Executive’s favor, the Executive shall be entitled to receive all compensation and benefits which should have been paid under either Section 4 or 5, with interest at the prime rate on such cash payments that should have been made during such period, and the Executive shall be reinstated to his position and duties hereunder.

9.        POST-TERMINATION OBLIGATIONS

(a)        All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 9 during the term of this Agreement and, with respect to paragraph (b) of this Section 9, for one full year after the expiration or termination hereof.

(b)        Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party, except for litigation between the Bank or the Company and the Executive.

(c)       In addition, within 60 days of termination of the Executive’s employment, and as a condition to Bank’s obligation to pay any amounts under Sections 4 or 5, the Executive shall execute, and not timely revoke during any revocation period provided pursuant to such release, a release and waiver of claims reasonably satisfactory to the Bank. (For purposes of clarification, the execution of a release and waiver shall not be a condition to the provision of COBRA benefits.) In most instances, payment will be made, or in the case of installment payments, will begin as soon as practicable after such release is effective. If the 60-day period spans two calendar years, such severance payment will be made as soon as possible in the subsequent taxable year.

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10.       RESTRICTIVE COVENANTS

(a)                During the term of this Agreement and, except as provided below, continuing for a period of two years following the termination of this Agreement (the “Restricted Period”), Executive agrees that he shall not, without the written consent of the Board, become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, partner or trustee of any bank or bank holding company, savings bank, savings and loan association, savings and loan holding company, credit union, mortgage or loan broker or any other entity competing with the Bank or its affiliates (a “Competing Business”), anywhere within 50 miles of any branch office of the Bank located in North Carolina (the “Territory”).

(i)	Following termination of this Agreement due to the Executive’s nonrenewal of this Agreement pursuant to Section 2 hereof, the Restricted Period shall continue only through the term of this Agreement.

(ii)	Following termination of this Agreement by the Executive by his voluntary resignation pursuant to Section 6(a) hereof after the third anniversary date of this Agreement, the Restricted Period shall continue only for one year from the date of termination.

(b)       During the Restricted Period, Executive agrees that he shall not, without the written consent of the Board, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business, any employee of or consultant to the Bank or any of its affiliates, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

(c)       During the Restricted Period, Executive agrees that he shall not, without the written consent of the Board, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Bank or any of its affiliates at any time during the 12 months prior to the date of termination and with whom the Executive has had Material Contact. For purposes of this Section 10(c), the term “Material Contact” means contact between Executive and each customer: (i) with whom or which the Executive dealt on behalf of the Bank, (ii) whose dealings with the Bank were coordinated or supervised by Executive, or (c) about whom Executive obtained confidential information in the ordinary course of business as a result of his employment with the Bank. The parties agree that solicitation of such a customer to acquire stock in a Competing Business during the Restricted Period would be a violation of this Section 10(c).

(d)       During the Restricted Period, the Executive agrees that he shall not, without the written consent of the Board, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, use or disclose any Confidential Information of the Bank. For purposes of this Section 10(d), the term Confidential Information means shall mean all competitively sensitive information of importance to and kept in confidence by the Bank, which becomes known to Executive through his with the Bank. Executive agrees that Confidential Information includes, but is not limited to, the following: the identity of customers and prospects, their specific requirements, and the names, electronic mail addresses, physical addresses, facsimile numbers and telephone numbers of individual contacts; prices, renewal dates and other detailed terms of customer and supplier contracts and proposals; pricing policies, methods of delivering services and products, marketing and sales strategies, product know-how, product technology and product development strategies; employment and payroll records; forecasts, budgets and other non-public financial information; historical financial information; product performance information, product technical information and product know-how; and expansion plans, management policies and other business strategies and policies. Confidential Information also includes any information described in this paragraph which the Bank obtains from another party and treats as proprietary or confidential, whether or not owned or developed by the Bank.

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(e)       The Executive Agrees that nothing set forth in Section 10(d) above shall be deemed to constitute a waiver by the Bank of trade secret protections under applicable law(s) or limit the rights of the Bank to enforce its rights under any such laws, nor does it limit any legal obligations of (or waive any rights against) the Employee with respect to customer or other third party information.

(f)       Executive acknowledges that all Confidential Information shall remain the exclusive property of the Bank. Upon the termination of employment with the Bank, the Executive agrees to immediately deliver to the Bank all records, calculations, memoranda, papers, data, lists, and documents of any description which refer to or relate in any way to such Confidential Information and to return to the Bank any of its equipment and property which may then be in Executive’s possession or under his control.

11.        EFFECT ON PRIOR AGREEMENTS

This Agreement contains the entire understanding between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

12.        NO ATTACHMENT

(a)        Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)        This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

13.        MODIFICATION AND WAIVER

(a)        This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)        No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

14.        COMPLIANCE WITH REGULATORY RESTRICTIONS

(a)       Notwithstanding anything to the contrary herein, any incentive payments to Executive shall be limited to the extent required under the Dodd–Frank Wall Street Reform and Consumer Protection Act (the “Act”), including, but not limited to, clawbacks for such incentive payments as required by the Act. Executive agrees to such amendments, agreements, or waivers that are required by the Act or requested by the Bank to comply with the terms of the Act.

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(b)       Notwithstanding anything to the contrary herein, and in addition to any restrictions stated above, any compensation or other benefits paid to the Executive shall be limited to the extent required by any federal or state regulatory agency having authority over the Bank. The Executive agrees that compliance by the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Executive are limited, shall not be a breach of this Agreement by the Bank.

15.       WITHHOLDING

The Bank may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

16.        SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.        HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.        GOVERNING LAW

This Agreement shall be governed by the laws of the State of North Carolina but only to the extent not superseded by federal law.

19.        INJUNCTIVE RELIEF AND ARBITRATION

(b)                The Executive stipulates and agrees that any breach or threatened breach of any covenant contained in Section 10 of this Agreement would result in irreparable harm to the Bank. Accordingly, the Executive stipulates and agrees that the Bank shall be entitled to seek immediate, temporary and permanent injunctive relief to prevent any such breach or threatened breach of any covenant set forth in Section 10, without posting of bond, as well as an award of all costs and reasonable attorneys’ fees incurred by the Bank, and that such relief will be in addition to all other available legal or equitable remedies.

(b)       Apart from the Bank’s right to seek injunctive relief pursuant to Section 19(a) above, any dispute or controversy arising under or related in any way to this Agreement or Executive’s employment with the Bank shall be settled exclusively by arbitration conducted pursuant to the Federal Arbitration Act (“FAA”), conducted before a panel of three arbitrators sitting in a location mutually agreed upon by the Bank and the Executive that is within 25 miles from the headquarters location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. The Executive will select one arbitrator, the Bank will select one arbitrator, and the third arbitrator shall be mutually agreed upon by legal counsel for both the Executive and the Bank. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Executive and Bank agrees that this Agreement relates to and affects interstate commerce within the meaning of the FAA.

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20.       COMPLIANCE WITH CODE SECTION 409A

      All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Sections 3, 4, and 5 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments under Sections 3, 4, and 5 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). Each payment made under Sections 3, 4, and 5 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Section 409A of the Code. Further, notwithstanding anything to the contrary, all severance payments payable under the provisions of Sections 4 and 5 shall be paid to Executive no later than the last day of the second calendar year following the calendar year in which occurs the date of Executive’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Bank does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation.

In addition, if the Executive is a “specified employee” (as defined in Treasury Regulation §1.409A-1(i)), then, if required to avoid penalties under Code Section 409A, any payment hereunder shall be delayed until the first day of the seventh month following the Executive’s Date of Termination.

21.        SUCCESSOR TO THE BANK

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

(Signatures appear on following page)

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SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, on the day and date first above written. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

ATTEST:	CRESCOM BANK

Name: Jerold L. Rexroad
Title: Chief Executive Officer

WITNESS:	EXECUTIVE

Cornelius F. Sullivan, III

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